EXHIBIT 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of July 25, 2005

Amended and Restated as of March 11, 2009

among

ARBY'S RESTAURANT GROUP, INC.

as Arby’s Opco Borrower

WENDY'S INTERNATIONAL, INC.

as WII Co-Borrower

WENDY'S INTERNATIONAL HOLDINGS, LLC

as Ultimate Parent Co-Borrower

ARBY'S RESTAURANT HOLDINGS, LLC

as Holdco Co-Borrower

TRIARC RESTAURANT HOLDINGS, LLC

as Parent

and

THE LENDERS AND ISSUERS PARTY HERETO

and

CITICORP NORTH AMERICA, INC.

as Administrative Agent and Collateral Agent

and

BANK OF AMERICA, N.A.

and

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

as Co-Syndication Agents

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

SUNTRUST BANK

and

GE CAPITAL FRANCHISE FINANCE CORPORATION

as Co-Documentation Agents

CITIGROUP GLOBAL MARKETS INC.,

BANC OF AMERICA SECURITIES LLC

and

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

as Joint Lead Arrangers and Joint Book-Running Managers

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1	Defined Terms	2
Section 1.2	Computation of Time Periods	51
Section 1.3	Accounting Terms and Principles	51
Section 1.4	Resolution of Drafting Ambiguities	52
Section 1.5	Certain Terms	52
Section 1.6	Effect upon Original Credit Agreement.	53

ARTICLE II

THE FACILITIES

Section 2.1	The Commitments	54
Section 2.2	Borrowing Procedures	54
Section 2.3	Swing Loans	56
Section 2.4	Letters of Credit	56
Section 2.5	Termination of the Commitments	64
Section 2.6	Repayment of Loans	64
Section 2.7	Evidence of Debt	65
Section 2.8	Optional Prepayments	66
Section 2.9	Mandatory Prepayments	67
Section 2.10	Interest	69
Section 2.11	Conversion/Continuation Option	70
Section 2.12	Fees	70
Section 2.13	Payments and Computations	71
Section 2.14	Special Provisions Governing Eurodollar Rate Loans	73
Section 2.15	Capital Adequacy	75
Section 2.16	Increased Costs	75
Section 2.17	Taxes	76
Section 2.18	Substitution of Lenders	79
Section 2.19	Facilities Increase	80
Section 2.20	Defaulting Lender	82

ARTICLE III

CONDITIONS

Section 3.1	Conditions Precedent to Initial Loans and Letters of Credit	83
Section 3.2	Conditions Precedent to Each Loan and Letter of Credit	88
Section 3.3	Determinations of Initial Borrowing Conditions	89

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Page

Section 3.4	Conditions to Effectiveness.	89
Section 3.5	Additional Conditions Precedent Relating to Defaulting Lender or Potential Defaulting Lender	89

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1	Corporate Existence; Compliance with Law	90
Section 4.2	Corporate Power; Authorization; Enforceable Obligations	91
Section 4.3	Ownership of Ultimate Parent Co-Borrower; Subsidiaries	92
Section 4.4	Financial Statements	93
Section 4.5	Material Adverse Change	93
Section 4.6	Solvency	94
Section 4.7	Litigation	94
Section 4.8	Taxes	95
Section 4.9	Full Disclosure	95
Section 4.10	Margin Regulations	95
Section 4.11	No Burdensome Restrictions; No Defaults	95
Section 4.12	Investment Company Act; Public Utility Holding Company Act	96
Section 4.13	Use of Proceeds	96
Section 4.14	Insurance	96
Section 4.15	Labor Matters	96
Section 4.16	ERISA	97
Section 4.17	Environmental Matters	97
Section 4.18	Intellectual Property	98
Section 4.19	Title; Real Property	99
Section 4.20	Closing Date Related Documents	100
Section 4.21	Collateral Documents	101
Section 4.22	Regulation H	102
Section 4.23	Original Credit Agreement	102

ARTICLE V

FINANCIAL COVENANTS

Section 5.1	Maximum Leverage Ratio	102
Section 5.2	Maximum Lease Adjusted Leverage Ratio	103
Section 5.3	Minimum Interest Coverage Ratio	103
Section 5.4	Maximum Capital Expenditures	104

ARTICLE VI

REPORTING COVENANTS

Section 6.1	Financial Statements	105
Section 6.2	Default Notices	108

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Page

Section 6.3	Litigation	108
Section 6.4	Asset Sales	109
Section 6.5	Notices Under Closing Date Related Documents	109
Section 6.6	SEC Filings; Press Releases	109
Section 6.7	Labor Relations	109
Section 6.8	Insurance	109
Section 6.9	ERISA Matters	110
Section 6.10	Environmental Matters	110
Section 6.11	Property Loss Event	111
Section 6.12	Other Information	111
Section 6.13	New Entities’ Sales and Cash Flow	112

ARTICLE VII

AFFIRMATIVE COVENANTS

Section 7.1	Preservation of Corporate Existence, Etc.	112
Section 7.2	Compliance with Laws, Etc.	112
Section 7.3	Conduct of Business	112
Section 7.4	Payment of Taxes, Etc.	113
Section 7.5	Maintenance of Insurance	113
Section 7.6	Access	114
Section 7.7	Keeping of Books	114
Section 7.8	Maintenance of Properties, Etc.	114
Section 7.9	Application of Proceeds	114
Section 7.10	Environmental	115
Section 7.11	Additional Collateral and Guaranties	115
Section 7.12	Control Accounts; Approved Deposit Accounts	119
Section 7.13	Real Property	120
Section 7.14	Interest Rate Contracts	120
Section 7.15	Post-Closing Deliveries	120
Section 7.16	Further Assurances	120
Section 7.17	Maintenance of Ratings	121
Section 7.18	Refinancing	121
Section 7.19	Unrestricted Subsidiaries’ Financial Statements	122
Section 7.20	Mortgages	122

ARTICLE VIII

NEGATIVE COVENANTS

Section 8.1	Indebtedness	124
Section 8.2	Liens, Etc.	126
Section 8.3	Investments	128
Section 8.4	Sale of Assets	129
Section 8.5	Restricted Payments	133

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Page

Section 8.6	Prepayment and Cancellation of Indebtedness	132
Section 8.7	Restriction on Fundamental Changes; Permitted Acquisitions	133
Section 8.8	Change in Nature of Business	133
Section 8.9	Transactions with Affiliates	134
Section 8.10	Limitations on Restrictions on Subsidiary Distributions; No New Negative Pledge	136
Section 8.11	Modification of Constituent Documents	137
Section 8.12	Modification of Closing Date Related Documents	137
Section 8.13	Modification of Subordinated Debt Documents and Management Agreement	137
Section 8.15	Accounting Changes; Fiscal Year	138
Section 8.15	Margin Regulations	138
Section 8.16	No Speculative Transactions	139
Section 8.17	Compliance with ERISA	139
Section 8.18	Limitation on Issuance of Stock	139
Section 8.19	Maintenance of Corporate Separation	140
Section 8.20	Pledge of WNAP Interests; Oldemark Assets	140
Section 8.21	No Liens in Reliance on Indenture Threshold Amount	140
Section 8.22	Underwriting of Insurance Policies	140

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1	Events of Default	141
Section 9.2	Remedies	143
Section 9.3	Actions in Respect of Letters of Credit	144
Section 9.4	Rescission	144

ARTICLE X

THE AGENTS

Section 10.1	Authorization and Action	144
Section 10.2	Agents’ Reliance, Etc.	145
Section 10.3	Posting of Approved Electronic Communications	146
Section 10.4	Each Agent Individually	147
Section 10.5	Lender Credit Decision	147
Section 10.6	Indemnification	147
Section 10.7	Successor Administrative Agent and Collateral Agent	148
Section 10.8	Concerning the Collateral and the Collateral Documents	149
Section 10.9	Collateral Matters Relating to Related Obligations	150
Section 10.10	Withholding Tax	152

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Page

ARTICLE XI

MISCELLANEOUS

Section 11.1	Amendments, Waivers, Etc.	151
Section 11.2	Successors and Assigns	154
Section 11.3	Costs and Expenses	158
Section 11.4	Indemnities	159
Section 11.5	Limitation of Liability	161
Section 11.6	Right of Setoff	162
Section 11.7	Sharing of Payments, Etc.	162
Section 11.8	Notices, Etc.	163
Section 11.9	No Waiver; Remedies	164
Section 11.10	Binding Effect	164
Section 11.11	Governing Law	165
Section 11.12	Submission to Jurisdiction; Service of Process	165
Section 11.13	Waiver of Jury Trial	165
Section 11.14	Marshaling; Payments Set Aside	165
Section 11.15	Section Titles	166
Section 11.16	Execution in Counterparts	166
Section 11.17	Entire Agreement	166
Section 11.18	Confidentiality	166
Section 11.19	USA PATRIOT Act Notice	167
Section 11.20	Joint and Several Liability	167
Section 11.21	Interest Rate Limitation.	167

SCHEDULES

Schedule 1.1(a)	-	Restricted Entities
Schedule 1.1(b)	-	Excepted Guarantors
Schedule 2.4	-	Existing Letters of Credit
Schedule 3.1(d)(ii)	-	Payoff Letters, Part I
Schedule 3.1(d)(iii)	-	Payoff Letters, Part II
Schedule 3.1(j)	-	Sources and Uses
Schedule 4.2	-	Consents
Schedule 4.3(a)	-	Ownership of Loan Parties
Schedule 4.3(b)	-	Contractual Obligations Restricting Transfer
Schedule 4.7	-	Litigation
Schedule 4.8(b)	-	Tax Sharing Agreement
Schedule 4.15	-	Labor Matters
Schedule 4.16	-	List of Plans
Schedule 4.18	-	Intellectual Property
Schedule 4.19(b)	-	Real Property
Schedule 4.19(d)	-	Condemnation Notices
Schedule 4.19(e)	-	Mortgage Filing Offices
Schedule 4.19(f)	-	Existing Mortgage

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Schedule 4.21(a)	-	Financing Statement Filing Offices
Schedule 4.21(b)	-	Copyright Filing Offices
Schedule 7.11(a)	-	Indebtedness to Be Repaid
Schedule 7.15	-	Post-Closing Deliveries
Schedule 7.20	-	Mortgaged Properties
Schedule 8.1(b)	-	Restatement Effective Date Debt
Schedule 8.2	-	Existing Liens
Schedule 8.3	-	Existing Investments
Schedule 8.9(m)	-	Transactions with Affiliates
Schedule 8.10	-	Debt Restrictions

EXHIBITS

Exhibit A	-	Form of Assignment and Assumption
Exhibit B-1	-	Form of Revolving Credit Note
Exhibit B-2	-	Form of Term Note
Exhibit C	-	Form of Notice of Borrowing
Exhibit D	-	Form of Swing Loan Request
Exhibit E	-	Form of Letter of Credit Request
Exhibit F	-	Form of Notice of Conversion or Continuation
Exhibit G	-	Form of Opinion of Counsel for the Loan Parties
Exhibit H	-	Form of Guaranty
Exhibit I	-	Form of Pledge and Security Agreement
Exhibit J-1 -	Form of United States Tax Compliance Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-2 -	Form of United States Tax Compliance Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-3 -	Form of United States Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-4 -	Form of United States Tax Compliance Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K	-	Form of Compliance Certificate
Exhibit L	-	Form of Mortgage

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AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 25, 2005, amended and restated as of March 11, 2009, among ARBY'S RESTAURANT GROUP, INC., a Delaware corporation (“Arby’s Opco Borrower”), WENDY’S INTERNATIONAL HOLDINGS, LLC, a Delaware limited liability company (“Ultimate Parent Co-Borrower”), ARBY'S RESTAURANT HOLDINGS, LLC, a Delaware limited liability company (“Holdco Co-Borrower” and together with Arby’s Opco Borrower, “Term Borrowers”), WENDY’S INTERNATIONAL, INC., an Ohio corporation (“WII Co-Borrower” and together with Arby’s Opco Borrower and Ultimate Parent Co-Borrower, “Revolving Borrowers” and together with Ultimate Parent Co-Borrower and Holdco Co-Borrower, “Co-Borrowers” and together with Arby’s Opco Borrower, Ultimate Parent Co-Borrower and Holdco Co-Borrower, “Borrowers”), TRIARC RESTAURANT HOLDINGS, LLC, a Delaware limited liability company (“Parent”), the Lenders (as defined below), the Issuers (as defined below), CITICORP NORTH AMERICA, INC. (“Citicorp”), as administrative agent for the Lenders and the Issuers (in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), BANK OF AMERICA, N.A. (“BofA”) and CREDIT SUISSE, CAYMAN ISLANDS BRANCH (“CS”), as co-syndication agents for the Lenders and the Issuers (in such capacities, the “Syndication Agents”), and WACHOVIA BANK, NATIONAL ASSOCIATION, SUNTRUST BANK AND GE CAPITAL FRANCHISE FINANCE CORPORATION, as co-documentation agents for the Lenders and the Issuers (in such capacities, the “Documentation Agents”).

W I T N E S S E T H:

WHEREAS, Arby’s Opco Borrower acquired on the Initial Closing Date (collectively, the “RTM Acquisitions”), directly or indirectly, (i) all of the outstanding equity interests of RTM Restaurant Group, Inc. (“RTMRG”), a Georgia corporation, from the shareholders thereof pursuant to a merger of Arby’s Acquisition Co., a Georgia corporation and a direct wholly-owned subsidiary of Triarc Companies, Inc. (now known as Wendy’s/Arby’s Group, Inc.) (“Sponsor”), with and into RTMRG, followed immediately thereafter by a merger of RTMRG with and into Arby’s Restaurant, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Sponsor (“Merger Sub”), upon the consummation of which Sponsor will indirectly contribute the outstanding membership interests of Merger Sub to Arby’s Opco Borrower, (ii) through RTMMC Acquisition Sub, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Sponsor (“Acquisition Sub”), substantially all of the assets of RTM Management Company, L.L.C. (“RTMMC”), a Georgia limited liability company, pursuant to an agreement with such limited liability company and the members thereof, upon the consummation of which Sponsor indirectly contributed the outstanding ownership interests in Acquisition Sub to Arbys’ Opco Borrower, and (iii) through Sponsor or its assignee, all of the outstanding membership interests in RTM Acquisition Company, L.L.C. (“RTMAC”), a Georgia limited liability company, from the members of such limited liability company, upon the consummation of which Sponsor contributed, directly or indirectly, such outstanding membership interests to Arby’s Opco Borrower;

WHEREAS, Sponsor, directly or indirectly, paid $129.7 million (the “Cash Investment”) in cash to the Sellers, which cash was used to fund a portion of the purchase price of the RTM Acquisitions on the Initial Closing Date;

WHEREAS, the RTM Refinancing and the ARG Refinancing were consummated on the Initial Closing Date, other than as provided in the definitions thereof;

WHEREAS, Arby’s Opco Borrower and Holdco Co-Borrower requested that the Lenders extend credit in the form of Term Loans on the Initial Closing Date and the Second Closing Date, in an aggregate principal amount not in excess of $620,000,000;

WHEREAS, Revolving Borrowers have requested that the Lenders extend credit in the form of Revolving Loans at any time and from time to time prior to the Revolving Credit Termination Date, in an aggregate principal amount at any time outstanding not in excess of $100,000,000;

WHEREAS, Revolving Borrowers have requested the Issuers to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $50,000,000, to support payment obligations incurred in the ordinary course of business by Ultimate Parent Co-Borrower and its Subsidiaries; and

WHEREAS the Lenders previously extended such credit to Arby’s Opco Borrower and Holdco Co-Borrower and the Issuers were willing to issue letters of credit for the account of Arby’s Opco Borrower on the terms and subject to the conditions set forth in a Credit Agreement dated as of July 25, 2005 (as amended up to, but not including, the date hereof, the “Original Credit Agreement”).

NOW, THEREFORE, the parties hereto agree to amend and restate the Original Credit Agreement as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1	Defined Terms

As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“2011/2014 Indenture” means that certain Indenture, dated as of November 13, 2001, entered into by WII Co-Borrower in connection with the issuance of the 2011 Notes and the 2014 Notes, together with all instruments and other agreements entered into by WII Co-Borrower in connection therewith.

“2011 Notes” means the 6.250% Senior Notes due 2011, issued under the 2011/2014 Indenture.

“2014 Notes” means the 6.20% Senior Notes due 2014, issued under the 2011/2014 Indenture.

“2025 Debentures” means the 7.00% Debentures due 2025, issued under the 2025 Indenture.

“2025 Indenture” means that certain Indenture, dated as of December 14, 1995, entered into by WII Co-Borrower in connection with the issuance of the 2025 Debentures, together with all instruments and other agreements entered into by WII Co-Borrower in connection therewith.

“Acquired Businesses” means RTMRG, RTMAC, RTMMC and the respective Subsidiaries of RTMRG and RTMAC.

“Acquisition Sub” has the meaning specified in the recitals to this Agreement.

“Administrative Agent” has the meaning specified in the preamble to this Agreement, and includes any successor administrative agent.

“Administrative Questionnaire” means, with respect to a Lender, an administrative questionnaire completed by such Lender and provided to (and in a form reasonably satisfactory to) the Administrative Agent.

“Affected Lender” has the meaning specified in Section 2.18(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or that is Controlled by or is under common Control with such Person, and each Person that is the beneficial owner of 10% or more of any class of Voting Stock (or Stock Equivalent of any such class of Voting Stock) of such Person. Each Unrestricted Subsidiary shall be deemed an Affiliate of Ultimate Parent Co-Borrower and its Subsidiaries.

“Agent” means each of the Administrative Agent, each Syndication Agent, the Collateral Agent and each Documentation Agent.

“Agent Affiliate” has the meaning specified in Section 10.3(c).

“Agreement” means this Credit Agreement, as amended, modified or supplemented in accordance herewith.

“Amendment and Restatement Agreement” means the Amendment Agreement, dated as of the date hereof, among the Borrowers, the Administrative Agent and the Requisite Lenders under and as defined in the Original Credit Agreement.

“Anti-Terrorism Law” has the meaning specified in Section 4.1(b).

“Anti-Terrorism Order” has the meaning specified in Section 4.1(b).

“Applicable Lending Office” means, with respect to each Lender, its Domestic Lending Office, in the case of a Base Rate Loan, and its Eurodollar Lending Office, in the case of a Eurodollar Rate Loan.

“Applicable Margin” means the following:

(a)       with respect to (A) Term Loans maintained as Base Rate Loans, a rate equal to 3.00% per annum and (B) Term Loans maintained as Eurodollar Rate Loans, a rate equal to 4.00% per annum; and

(b)       with respect to (A) Revolving Loans maintained as Base Rate Loans and Swing Loans, a rate equal to 3.00% per annum and (B) Revolving Loans maintained as Eurodollar Rate Loans, a rate equal to 4.00% per annum.

“Applicable Unused Commitment Fee Rate” means 0.50% per annum.

“Approved Deposit Account” means a Deposit Account that is the subject of an effective Deposit Account Control Agreement or that is maintained by any Loan Party with a Deposit Account Bank. “Approved Deposit Account” includes all monies on deposit in a Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.

“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to any Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement to the Guaranty, any joinder to the Pledge and Security Agreement and any other written Contractual Obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any Financial Statement, financial and other report, notice, request, certificate and other information material; provided, however, that “Approved Electronic Communications” shall exclude (i) any Notice of Borrowing, Letter of Credit Request, Swing Loan Request, Facilities Increase Notice or Notice of Conversion or Continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.8 and Section 2.9 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III or Section 2.4(a) or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 10.3(a).

“Approved Fund” means, with respect to any Person, any Fund that is administered, advised or managed by such Person, an Affiliate of such Person or by any other entity that also administers, advises or manages such Person or Affiliate.

“Approved Securities Intermediary” means a “securities intermediary” or a “commodity intermediary” (as such terms are defined in the UCC) that is either an Agent or a Revolving Credit Lender party to the Original Credit Agreement on the Initial Closing Date or prior to the Syndication Completion Date (and each Affiliate thereof) or a Revolving Credit Lender party to this Agreement on the Restatement Effective Date (and each Affiliate thereof) or other financial institution that is approved by the Collateral Agent, which approval shall not be unreasonably withheld.

“Arby’s Opco Borrower” has the meaning specified in the preamble to this Agreement.

“ARG Refinancing” means (a) the satisfaction and discharge of the indenture relating to the Securitization Notes on or prior to the Initial Closing Date and (b) the repayment in full of all Indebtedness of Arby’s Opco Borrower and its Subsidiaries (other than the Acquired Businesses) (i) not listed on Schedule 7.11(a) to the Original Credit Agreement, no later than the Second Closing Date and (ii) listed on Schedule 7.11(a) to the Original Credit Agreement, no later than the end of the Refinancing Grace Period (subject to Permitted Non-Compliant Debt remaining outstanding).

“Arranger” means each of CGMI, Banc of America Securities LLC and CS, in its capacity as joint lead arranger and joint book-running manager.

“Asset Sale” has the meaning specified in Section 8.4.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, substantially in the form of Exhibit A.

“Available Amount” means, at any time, (a) the sum of (i) if positive, 50% of Consolidated Net Income of Ultimate Parent Co-Borrower for the period from the first day of the first Fiscal Quarter beginning after the Restatement Effective Date through the last day of the most recently ended Fiscal Quarter or Fiscal Year for which Financial Statements have been delivered pursuant to Section 6.1(a) or (b) and (ii) the amount of Designated Net Cash Proceeds received from all Equity Issuances after the first day of the first Fiscal Quarter beginning after the Restatement Effective Date, minus (b) 100% of the deficit, if any, reflected in Consolidated Net Income of Ultimate Parent Co-Borrower for the period referred to in clause (a)(i) above, minus (c) all dividends and distributions made pursuant to Section 8.5(d)(ii) and Investments outstanding pursuant to Section 8.3(k)(ii) in each case on or after the Restatement Effective Date.

“Available Credit” means, at any date, (a) the then effective Revolving Credit Commitments minus (b) the aggregate Revolving Credit Outstandings on such date, after giving effect to any substantially contemporaneous repayment of any Loan or Reimbursement Obligation on such date.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the higher of the following:

(a)       the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate; and

(b)	the Federal Funds Rate plus 0.50% per annum.

Notwithstanding the foregoing, at no time shall the Base Rate be less than 3.75%.

“Base Rate Loan” means any Swing Loan or any other Loan during any period in which it bears interest based on the Base Rate.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“BofA” has the meaning specified in the preamble to this Agreement.

“Borrowers” has the meaning specified in the preamble to this Agreement.

“Borrower’s Accountants” means Deloitte & Touche LLP or other independent nationally recognized public accountants acceptable to the Administrative Agent, which acceptance shall not be unreasonably withheld.

“Borrowing” means a Revolving Credit Borrowing or a Term Loan Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, a day on which dealings in Dollar deposits are also carried on in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the aggregate of amounts that would be reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person and its Subsidiaries (other than Unrestricted Subsidiaries), excluding (i) any portion of such additions attributable solely to Permitted Acquisitions, (ii) expenditures to the extent financed with Designated Net Cash Proceeds of Equity Issuances, (iii) any such additions constituting Permitted Reinvestments and (iv) expenditures to the extent financed with Capital Leases and, without duplication, any portion of such additions attributable solely to Capital Leases.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as capitalized liability on a balance sheet of such Person prepared in accordance with GAAP, including, without limitation, financing obligations that are capitalized.

“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all Consolidated obligations of such Person or any of its Subsidiaries (other than Unrestricted Subsidiaries) under Capital Leases determined in accordance with GAAP.

“Cash Collateral Account” means any Deposit Account or Securities Account that is (a) established by the Collateral Agent from time to time in its sole reasonable discretion to receive cash and Cash Equivalents (or purchase cash or Cash Equivalents with funds received)

 from the Loan Parties or Persons acting on their behalf pursuant to the Loan Documents, (b) with such depositaries and securities intermediaries as the Collateral Agent may determine in its sole discretion, (c) in the name of the Collateral Agent (although such account may also have words referring to any Loan Party and the account’s purpose), (d) under the control of the Collateral Agent and (e) in the case of a Securities Account, with respect to which the Collateral Agent shall be the Entitlement Holder and the only Person authorized to give Entitlement Orders with respect thereto.

“Cash Collateralize” means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).

“Cash Equivalents” means each of the following:

(a)       securities issued or fully guaranteed or insured by the United States federal government or any agency thereof;

(b)       certificates of deposit, overnight bank deposits and bankers’ acceptances of any commercial bank organized under the laws of the United States, any state thereof or the District of Columbia that, at the time of acquisition, is rated at least “A-2” by S&P or “P-2” by Moody’s;

(c)       repurchase obligations with a term of not more than seven days with respect to securities of the types described in clause (a) or (b) above and with a Lender or any Affiliate or Approved Fund thereof or a financial institution having total assets exceeding $5,000,000,000;

(d)       commercial paper of an issuer incorporated in a state of the United States rated at least “A-1” by S&P or “P-1” by Moody’s;

(e)       marketable direct obligations issued by any state of the United States or any political subdivision thereof or any public instrumentality thereof that, at the time of acquisition, has one of the two highest ratings obtainable from either Moody’s or S&P;

(f)        to the extent invested in by Subsidiaries of Ultimate Parent Co-Borrower that are not Domestic Subsidiaries, certificates of deposit, overnight bank deposits and bankers’ acceptances (or similar instruments) of commercial banks organized under the laws of the same country as such Subsidiary and having combined capital and surplus of not less than $500,000,000 (or the equivalent thereof in other currencies); and

(g)       shares of any money market fund that (A) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a) through (e) (or in the case of investments by Subsidiaries of Ultimate Parent Co-Borrower that are not Domestic Subsidiaries, (a) through (f)) above, (B) has net assets exceeding $500,000,000 and (C) is rated at least “A-1” by S&P or “P-1” by Moody’s;

provided,however, that (x) the maturities of all obligations of the type specified in clauses (a) through (e) above shall not exceed the lesser of the time specified in such clauses and 360 days and (y) ”Cash Equivalents” shall not include Securities of Sponsor, Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent, Arby’s Opco Borrower, their respective Subsidiaries and any Affiliate or Approved Fund of any of the foregoing.

“Cash Interest Expense” means, with respect to any Person for any period, the Interest Expense of such Person for such period less the sum of, without duplication and in each case determined on a Consolidated basis for such Person and its Subsidiaries (other than Unrestricted Subsidiaries) and included in such sum only to the extent included in the calculation of Interest Expense, (a) the Non-Cash Interest Expense of such Person for such period, (b) any fees (including underwriting fees) and expenses paid by such Person or its Consolidated Subsidiaries (other than Unrestricted Subsidiaries) during such period in connection with the consummation of the RTM Acquisitions, (c)  any upfront fees and other cash payments made during such period by Arby’s Opco Borrower and/or a Co-Borrower as a condition to the execution of any Interest Rate Contract Arby’s Opco Borrower and/or a Co-Borrower are required to enter into pursuant to Section 7.14 to other parties to such Interest Rate Contract as consideration required by such other parties to enter into such Interest Rate Contract, (d) any fees paid during such period by or on behalf of Arby’s Opco Borrower and/or a Co-Borrower to any Agent pursuant to any Fee Letter, (e) any Consolidated net cash gain of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) under Interest Rate Contracts for such period, (f) any Consolidated interest income of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) for such period, (g) any fees (including underwriting fees) and expenses paid by such Person or its Consolidated Subsidiaries (other than Unrestricted Subsidiaries) during such period in connection with the consummation of any Permitted Acquisition or Sale of Business, and (h) interest expense in respect of the Securitization Notes.

Notwithstanding anything in the foregoing to the contrary, it is agreed that Cash Interest Expense of Arby’s Opco Borrower shall be (a) with respect to the four Fiscal Quarter period ending on October 2, 2005, Cash Interest Expense of Arby’s Opco Borrower for the Fiscal Quarter ending on such date, multiplied by four, (b) with respect to the four Fiscal Quarter period ending on January 1, 2006, Cash Interest Expense of Arby’s Opco Borrower for the Fiscal Quarter ending on such date and the immediately preceding Fiscal Quarter multiplied by two and (c) with respect to the four Fiscal Quarter period ending April 2, 2006, Cash Interest Expense of Arby’s Opco Borrower for the Fiscal Quarter ending on such date and the immediately preceding two Fiscal Quarters multiplied by one and one-third; provided that each such amount shall be determined on a Pro Forma Basis.

“Cash Investment” has the meaning specified in the recitals to this Agreement.

“Cash Investment Document” means each agreement, document, power of attorney and certificate executed in connection with the Cash Investment.

“Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided by any Lender or any Affiliate thereof in connection with this Agreement or any Loan Document, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“CERCLA” means the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CGMI” means Citigroup Global Markets Inc.

“Change of Control” means the occurrence of any event, transaction or occurrence as a result of which any of the following occurs:

(a)       prior to the completion of any initial public offering of the Stock of Ultimate Parent Co-Borrower, Sponsor and Related Persons, shall cease to, directly or indirectly, beneficially own and control in the aggregate (i) more than 50% of the Voting Stock of Ultimate Parent Co-Borrower, on a fully diluted basis, or (ii) at least a percentage of the outstanding Voting Stock of Ultimate Parent Co-Borrower necessary to elect at any time a majority of the Board of Directors (or similar governing body) of Ultimate Parent Co-Borrower;

(b)       on and after completion of any such initial public offering, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding, voting or disposing of Securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act) other than Sponsor or any Related Person shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, except that each Person will be deemed to have “beneficial ownership” of all Stock and Stock Equivalents that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than the greater of (x) 30% of the then outstanding Voting Stock of Ultimate Parent Co-Borrower and (y) the Voting Stock of Ultimate Parent Co-Borrower owned, directly or indirectly, by Sponsor and Related Persons in the aggregate;

(c)       during any period of 12 consecutive calendar months, individuals who, at the beginning of such period, constituted the Board of Directors of Ultimate Parent Co-Borrower (together with any new directors nominated by Ultimate Parent Co-Borrower and directors whose election by the Board of Directors of Ultimate Parent Co-Borrower or whose nomination for election by the members of Ultimate Parent Co-Borrower was approved by a vote of at least a majority of the Board of Directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the Board of Directors then in office;

(d)       Ultimate Parent Co-Borrower shall cease to own and control, directly or through one or more Wholly-Owned Subsidiaries, all of the economic and voting rights associated with all of the outstanding Stock of Holdco Co-Borrower, Parent, Arby’s Opco Borrower or WII Co-Borrower; or

(e)       any “Change of Control” under and as defined in, or any term of similar import under, any Subordinated Debt Document relating to Indebtedness in an aggregate principal amount in excess of $25,000,000.

“Change of Law” has the meaning specified in Section 2.16.

“Charges” has the meaning specified in Section 11.21.

“Citibank” means Citibank, N.A., a national banking association.

“Citicorp” has the meaning specified in the preamble to this Agreement.

“Closing Date Collateral” means the Collateral other than any Collateral or Mortgaged Property in which, pursuant to the terms of the Pledge and Security Agreement, a security interest in favor of the Collateral Agent is not granted or meant to be granted on or prior to the Initial Closing Date.

“Closing Date Related Document” means each RTM Acquisition Agreement and each other document executed pursuant thereto and each Cash Investment Document.

“Co-Borrowers” has the meaning specified in the preamble to this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any Collateral Document.

“Collateral Agent” has the meaning specified in the preamble to this Agreement, and includes any successor collateral agent.

“Collateral Coverage Ratio” has the meaning specified in Section 7.11(f).

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, the Deposit Account Control Agreements, the Securities Account Control Agreements and any other document executed and delivered by a Loan Party granting a Lien on any of its property to secure payment of the Secured Obligations.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Credit Commitment and Term Loan Commitment, if any, and “Commitments” means the aggregate Revolving Credit Commitments and Term Loan Commitments of all Lenders.

“Commodity Account” has the meaning given to such term in the UCC.

“Compliance Certificate” has the meaning specified in Section 6.1(c).

“Consolidated” means, with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) in accordance with GAAP.

“Consolidated Current Assets” means, with respect to any Person at any date, the total Consolidated current assets (other than cash and Cash Equivalents) of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) at such date.

“Consolidated Current Liabilities” means, with respect to any Person at any date, all liabilities of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) at such date that should be classified as current liabilities on a Consolidated balance sheet of such Person and its Subsidiaries (other than Unrestricted Subsidiaries).

“Consolidated EBITDAR” means, with respect to any Person for any period, the sum of (a) the Consolidated EBITDA of such Person, plus (b) Consolidated Rental Expense of such Person for such period, all as determined in accordance with GAAP. Notwithstanding anything in the foregoing to the contrary, it is agreed that the Consolidated EBITDAR for Arby’s Opco Borrower for the Fiscal Quarters ended January 2, 2005, April 3, 2005, and July 3, 2005 is $60,267,000, $58,015,000 and $64,893,000, respectively.

“Consolidated Net Income” means, for any Person for any period, the Consolidated net income (or loss) of such Person and its Subsidiaries (other than Unrestricted Subsidiaries other than to the extent the net income of such Unrestricted Subsidiary is received by a Restricted Subsidiary in cash as a dividend or distribution) for such period determined in accordance with GAAP; provided,however, that (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third party (which interest does not cause the net income of such other Person to be Consolidated into the net income of such Person) shall be included only to the extent of the amount of dividends or distributions actually paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation, (c) extraordinary gains and losses and any increase or decrease to net income that is required to be recorded because of the adoption of new accounting policies, practices or standards required by GAAP shall be excluded, (d) gains and losses from businesses reflected on the Financial Statements of such Person as discontinued operations shall be excluded and (e) non-cash impairment charges pursuant to GAAP (i) of up to $460.1 million in the aggregate in respect of Fiscal Year 2008 related to company-owned restaurants of Holdco Co-Borrower and its Subsidiaries and (ii) after Fiscal Year 2008, if related to the goodwill or other long-lived assets of WII Co-Borrower and its Subsidiaries (any such charges pursuant to this clause (e), the “Write-Off”), shall be excluded.

“Consolidated Net Tangible Assets” means, with respect to any Person, such Person’s net assets minus goodwill and other intangible assets, all as determined in accordance with GAAP on a Consolidated basis.

“Consolidated Rental Expense” means, with respect to any Person for any period, (a) all rental expense of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) during such period (determined on a Consolidated basis in accordance with GAAP) incurred under any rental agreements or leases of Real Property, including space leases and ground leases, other than obligations in respect of any Capital Leases and Synthetic Lease Obligations, minus (b) rental income received by such Person and its Subsidiaries (other than Unrestricted Subsidiaries) during such period (determined on a Consolidated basis in accordance with GAAP) from franchisees or third parties pursuant to (i) subleases to such franchisees or third parties and (ii) leases that have been assigned to such franchisees or third parties in which such Person or any of its Subsidiaries (other than Unrestricted Subsidiaries) remains liable for the payment of rent.

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws, operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and obligations of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.

“Contaminant” means any material, substance or waste, including, without limitation, any petroleum or petroleum-derived substance or waste, asbestos, asbestos-containing materials, PCB, PCB-containing materials or equipment, urea formaldehyde, mold and radon, that can give rise to liability, or is regulated, pursuant to Environmental Laws.

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Account” means a Securities Account or Commodity Account that is the subject of an effective Securities Account Control Agreement and that is maintained by any Loan Party with an Approved Securities Intermediary. “Control Account” includes all Financial Assets held in a Securities Account or a Commodity Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.

“Corporate Chart” means a corporate organizational chart, list or other similar document in each case in form reasonably acceptable to the Administrative Agent and setting forth, for each Person that is a Loan Party, that is subject to Section 7.11 or that is a Subsidiary of any of them, (a) the full legal name of such Person, (b) the jurisdiction of organization, the organizational number (if any) and, in the case of Persons that are Loan Parties or direct Subsidiaries of Loan Parties only, the tax identification number (if any) of such Person, (c) in the case of entities that are Loan Parties or direct Subsidiaries of Loan Parties only, the location of such Person’s chief executive office (or sole place of business) and (d) in the case of entities that are Loan Parties or direct Subsidiaries of Loan Parties only, the number of shares of each class of such Person’s Stock authorized (if applicable), the number outstanding as of the date of delivery and the number and percentage of such outstanding shares for each such class owned (directly or indirectly) by any Loan Party or any Subsidiary of any Loan Party.

“CS” has the meaning specified in the preamble to this Agreement.

“Customary Permitted Liens” means, with respect to any Person, any of the following Liens, in each case as long as no such Lien secures any Indebtedness for borrowed money:

(a)       Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not overdue by more than 30 days or that can be paid without penalty or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(b)       (i) Liens of landlords arising by statute or otherwise, and (ii) liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law (including, as applicable, under Article 2 of the Uniform Commercial Code of any state of the United States or the District of Columbia and similar laws), created in the ordinary course of business for amounts not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings, if any, and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(c)       pledges and cash deposits made in the ordinary course of business in connection with workers’ compensation, unemployment or other insurance obligations or other types of social security benefits or similar legal obligations or to secure the performance of bids, statutory obligations, public obligations to any Governmental Authority, tenders, sales, contracts (other than for the repayment of borrowed money) and surety, customs or performance bonds;

(d)       encumbrances arising by reason of zoning restrictions, easements, licenses, building codes, land-use restrictions, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of Real Property, and encroachments and other survey defects and imperfections in title, not materially detracting from the value of such Real Property (as then used or proposed to be used) or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such Real Property;

(e)       Liens arising under, or consisting of, leases or subleases of Real Property permitted under this Agreement;

(f)        Liens, pledges and cash deposits to secure any appeal bond with respect to any judgment or order (or similar process) or Liens otherwise granted as part of such judgment or order (or similar process), in each case to the extent no Event of Default exists as a result of such Lien, judgment or order;

(g)       rights of setoff, banker’s liens and similar rights in favor of a banking institution that arise as a matter of law, encumber deposits and are within the general parameters customary in the banking industry;

(h)        Liens that might be deemed to exist on the assets subject to a repurchase agreement constituting a Cash Equivalent permitted hereunder, if such Liens are deemed to exist solely because of the existence of such repurchase agreement;

(i)        Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business in accordance with the past practices;

(j)       the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods; and

(k)        in the case of leased Real Property, Liens to which the fee interest (or any superior interest) in such Real Property is subject.

“Debt Issuance” means the incurrence of Indebtedness of the type specified in clause (a) or (b) of the definition of Indebtedness by Ultimate Parent Co-Borrower or any Restricted Subsidiary.

“Default” means any event that, with the passing of applicable grace periods or the giving of notice or both, would become an Event of Default if not cured or waived.

“Defaulting Lender” means, at any time, any Non-Funding Lender and any Lender as to which the Administrative Agent has notified any Borrower that (i) such Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any Funding Obligation hereunder, or has defaulted on its funding obligations under any other loan agreement or credit agreement, (ii) such Lender has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its Funding Obligations hereunder, or (iii) a Lender Insolvency Event has occurred and is continuing with respect to such Lender. Any determination that a Lender is a Defaulting Lender under clauses (i) through (iii) above will be made by the Administrative Agent in its sole discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to any Borrower provided for in this definition.

“Deposit Account” has the meaning given to such term in the UCC.

“Deposit Account Bank” means (a) each Agent and each Revolving Credit Lender party to the Original Credit Agreement on the Initial Closing Date or prior to the Syndication Completion Date (and each Affiliate thereof), (b) each Revolving Credit Lender party to this Agreement on the Restatement Effective Date (and each Affiliate thereof) and (c) each other financial institution approved by the Collateral Agent, which approval shall not be unreasonably withheld.

“Deposit Account Control Agreement” has the meaning specified in the Pledge and Security Agreement.

“Designated Net Cash Proceeds” means (a) for purposes of the definition of Available Amount, the portion of the Net Cash Proceeds of an Equity Issuance that Ultimate Parent Co-Borrower designates as being applied to the Available Amount (and not being applied to Capital Expenditures) and (b) for purposes of the definition of Capital Expenditures, the portion of the Net Cash Proceeds of an Equity Issuance that a Borrower designates as being applied to Capital Expenditures (and not being applied to the Available Amount); provided that in each case such designation shall be evidenced by a certificate of a Responsible Officer of a Borrower delivered no later than five days after the time of such Equity Issuance.

“Disclosure Documents” means, collectively, the lenders presentation and related materials prepared in connection with the amendment and restatement of the Facilities.

“Disqualified Stock” means any Stock of any Person that, by its terms (or by the terms of any Security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise, (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become redeemable or repurchasable at the option of the holder thereof, in whole or in part, or (c) is Indebtedness or is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock, in each of clauses (a), (b) and (c) coming due sooner than 180 days after the Term Loan Maturity Date; provided that only the portion of Stock which so matures or is so mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, that any Stock that would constitute “Disqualified Stock” solely because the holders thereof have the right to require the issuer thereof (or any of its Subsidiaries) to repurchase such Stock upon the occurrence of a change of control or asset sale shall not constitute Disqualified Stock if the terms of such Stock (and all such Securities into which it is convertible or for which it is exchangeable) provide that none of Parent or its Subsidiaries may repurchase or redeem any such Stock (or any such Securities into which it is convertible or for which it is exchangeable) pursuant to such provision prior to the payment in full of the Secured Obligations.

“Documentary Letter of Credit” means any Letter of Credit that is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by Ultimate Parent Co-Borrower or any of its Subsidiaries in the ordinary course of its business.

“Documentation Agents” has the meaning specified in the preamble to this Agreement.

“Dollar,” “Dollars” and “$” each mean the lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule II to the Original Credit Agreement or on the Assignment and Assumption by which it became a Lender or such other office of such Lender as such Lender may from time to time specify to a Borrower and the Administrative Agent.

“Domestic Person” means any “United States person” under and as defined in Section 7701(a)(30) of the Code.

“Domestic Subsidiary” means any Subsidiary of Ultimate Parent Co-Borrower (other than Parent, Holdco Co-Borrower, Arby’s Opco Borrower or WII Co-Borrower) organized under the laws of any state of the United States of America or the District of Columbia.

“EBITDA” means, with respect to any Person and its Subsidiaries (other than Unrestricted Subsidiaries) for any period,

(a)        Consolidated Net Income of such Person for such period, plus

(b)       the sum of, in each case to the extent included in the calculation of such Consolidated Net Income as a reduction thereof but without duplication, the following:

(i)     any provision for federal, state, local and foreign income tax, franchise taxes and state single business unitary and similar taxes imposed in lieu of income tax;

(i)     Interest Expense;

(iii)   depreciation and amortization expenses;

(iv)     cash expenses made during such period in connection with any RTM Acquisition or Permitted Acquisition for which such Person or its Consolidated Subsidiaries (other than Unrestricted Subsidiaries) have been reimbursed during such period by third parties that are not Affiliates of such Person or any of its Consolidated Subsidiaries;

 (v)     fees (including underwriting fees) and expenses paid by such Person or its Consolidated Subsidiaries (other than Unrestricted Subsidiaries) during such period in connection with the consummation of the Transactions, including without limitation one time cash costs and expenses incurred in connection with any RTM Acquisition during such period (including without limitation costs and expenses relating to severance, relocation and consulting services);

 (vi)     all other non-cash charges and non-cash losses for such period, including the amount of any compensation deduction as the result of any grant of Stock or Stock Equivalents to employees, officers, directors or consultants (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period);

  (vii)     any portion of the Management Fee paid by or on behalf of, or accrued by, such Person or any of its Consolidated Subsidiaries (other than Unrestricted Subsidiaries) during such period;

(viii)     synergies in connection with the RTM Acquisitions in the amounts of $2,340,000, $1,570,000 and $355,000 for the Fiscal Quarters ending October 2, 2005, January 1, 2006, and April 2, 2006, respectively;

(ix)     fees, expenses and charges paid or incurred in connection with the consummation of the Triarc Acquisition, the Wendy’s Credit Agreement and the closing of this Agreement in respect of Fiscal Year 2008 and Fiscal Year 2009 but only up to an aggregate amount equal to $94,800,000; and

(x)       non-recurring integration costs of $16,200,000 in respect of Fiscal Year 2009 and $5,000,000 in respect of Fiscal Year 2010 incurred in connection with, or resulting from, the consummation of the Triarc Acquisition (including, without limitation, corporate integration costs, severance, relocation and recruiting costs, IT integration costs, and staffing reduction, travel and other costs); and minus

(c)       the sum of, in each case to the extent included in the calculation of such Consolidated Net Income as an increase thereto but without duplication, each of the following:

(i)       any credit for income tax;

(ii)     Consolidated net gains of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) under Interest Rate Contracts for such period;

(iii)    any Consolidated interest income of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) for such period;

(iv)    any aggregate net gain in such period (but not any aggregate net loss) from the sale, exchange or other disposition of capital assets by such Person or any of its Consolidated Subsidiaries (other than Unrestricted Subsidiaries) (other than dispositions of inventory in the ordinary course of business);

(v)     any cash refund of any payment in such period of any item described in clause (b) above which payment or item was added to Consolidated Net Income in the calculation of EBITDA by reason of such clause either in such period or in any prior period; and

(vi)     any other non-cash gains or other items that have been added in determining Consolidated Net Income of such Person for such period, including any reversal of a charge referred to in clause (b)(vi) above by reason of a decrease in the value of any Stock or Stock Equivalent.

Notwithstanding anything in the foregoing to the contrary, it is agreed that EBITDA of Arby’s Opco Borrower for the Fiscal Quarters ending January 2, 2005, April 3, 2005, and July 3, 2005, is $45,176,000, $42,925,000 and $49,803,000, respectively.

“Eligible Assignee” means (a) any Federal Reserve Bank, (b) a Lender or an Affiliate or Approved Fund of any Lender or (c) any other Person (other than a natural Person) approved by the Administrative Agent but excluding any Restricted Entity; provided that the consent of the applicable Borrower to any allocation, transfer or assignment of any Commitment or Loan hereunder shall be deemed definitive evidence that the allocatee, transferee or assignee thereof (as the case may be) was not, at the time of such allocation, transfer or assignment, a Restricted Entity. Notwithstanding the foregoing, the consent of the Administrative Agent shall not be required in connection with any assignment to Sponsor, Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent, Arby’s Opco Borrower or any of their respective Affiliates or Subsidiaries and the respective votes of such entities shall not be considered for the purposes of the definitions of “Requisite Revolving Credit Lenders” and “Requisite Term Loan Lenders.”

“Entitlement Holder” has the meaning given to such term in the UCC.

“Entitlement Order” has the meaning given to such term in the UCC.

“Environment” means ambient air, indoor air, surface water and groundwater (including potable water and navigable water), the land surface or subsurface strata and natural resources.

“Environmental Laws” means all applicable laws (including common law), rules, regulations, codes, ordinances, and binding orders, decrees, judgments, injunctions, agreements or treaties issued, promulgated or entered into by any Governmental Authority relating in any way to the Environment, preservation, restoration or reclamation of natural resources, the management, Release or threatened Release of, or exposure to, any Contaminant or occupational health or safety.

“Environmental Liabilities and Costs” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, penalties, fines, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute and whether arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, in each case relating to any environmental, or occupational health or safety condition or requirement or to any Release or threatened Release.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” has the meaning given to such term in the UCC.

“Equity Issuance” means any capital contribution to Holdco Co-Borrower prior to the Restatement Effective Date and Ultimate Parent Co-Borrower after the Restatement Effective Date from any of its holders of Stock or Stock Equivalents or any issue or sale of any Stock or Stock Equivalent of Holdco Co-Borrower prior to the Restatement Effective Date and Ulti-

mate Parent Co-Borrower after the Restatement Effective Date by such entity to any Person other than any issuance of common Stock of Holdco Co-Borrower prior to the Restatement Effective Date and Ultimate Parent Co-Borrower after the Restatement Effective Date occurring in the ordinary course of business to any director, member of management or employee of Holdco Co-Borrower prior to the Restatement Effective Date and Ultimate Parent Co-Borrower after the Restatement Effective Date or any Subsidiary of the foregoing.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control or treated as a single employer with Ultimate Parent Co-Borrower or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a reportable event described in Section 4043(c) of ERISA or the regulations thereunder with respect to a Title IV Plan (other than an event for which the 30 day notice period is waived by regulation), (b) the withdrawal of Ultimate Parent Co-Borrower, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of Ultimate Parent Co-Borrower, any Subsidiary of Ultimate Parent Co-Borrower or any ERISA Affiliate from any Multiemployer Plan, (d) receipt of notice of reorganization or insolvency of a Multiemployer Plan, (e) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment to a Title IV Plan as a termination under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure of Ultimate Parent Co-Borrower, any Subsidiary of Ultimate Parent Co-Borrower or any ERISA Affiliate to make any contribution required by the Code, ERISA or the terms of a Title IV Plan or Multiemployer Plan to such Plan, (h) the imposition of a lien under Section 412 or 430 of the Code or Section 302 or 303 of ERISA on Ultimate Parent Co-Borrower or any Subsidiary of Ultimate Parent Co-Borrower or any ERISA Affiliate, (i) the substantial cessation of operations as described in Section 4062(e) of ERISA with respect to a Title IV Plan, (j)  the provision of security pursuant to Section 401(a)(29) or 436 of the Code or Section 206 or 307 of ERISA, (k) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or (l) the aggregate unfunded vested benefits (as determined under Section 4006(a)(3)(E)(iii) of ERISA) of all Title IV Plans (disregarding Title IV Plans with no unfunded vested benefits) exceed $50,000,000 and the funded vested benefit percentage of such Title IV Plans is less than 90 percent.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board.

 “Eurodollar Base Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, the rate determined by the Administrative Agent to be the offered rate for deposits in Dollars for the applicable Interest Period appearing on the Dow Jones Markets Telerate

Page 3750 as of 11:00 a.m., London time, on the second full Business Day next preceding the first day of each Interest Period. In the event that such rate does not appear on the Dow Jones Markets Telerate Page 3750 (or otherwise on the Dow Jones Markets screen), the Eurodollar Base Rate for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule II to the Original Credit Agreement or on the Assignment and Assumption by which it became a Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to a Borrower and the Administrative Agent.

“Eurodollar Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, an interest rate per annum obtained by dividing (a) the Eurodollar Base Rate by (b) (i) a percentage equal to 100% minus (ii) the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the Eurodollar Rate is determined) having a term equal to such Interest Period. Notwithstanding the foregoing, at no time shall the Eurodollar Rate be less than 2.75%.

“Eurodollar Rate Loan” means any Loan that, for an Interest Period, bears interest based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 9.1.

“Excepted Guarantors” means the Persons listed on Schedule 1.1(b).

“Excess Cash Flow” means, for any period, each calculated on a Consolidated basis, (a) EBITDA of Ultimate Parent Co-Borrower for such period plus (b) the sum of, without duplication, (i) the excess, if any, of the Working Capital of Ultimate Parent Co-Borrower at the beginning of such period over the Working Capital of Ultimate Parent Co-Borrower at the end of such period and (ii) any cash refund of any payment or expense set forth in clause (c) below for which credit was given pursuant to such clause in prior periods minus (c) the sum (without duplication, including duplications that may occur because of the inclusion of any of the following in the calculation of any defined term used below) of all of the following:

(i)     scheduled cash principal payments on the Loans during such period and optional cash principal payments on the Loans during such period (but only, in the case of payment in respect of Revolving Loans, to the extent that the Revolving Credit Commitments are permanently reduced by the amount of such payments);

 (ii)     cash principal payments made by Ultimate Parent Co-Borrower or any Restricted Subsidiary during such period on other Indebtedness to the extent such other Indebtedness and payments are permitted by this Agreement;

(iii)     scheduled cash payments made by Ultimate Parent Co-Borrower or any Restricted Subsidiary on Capital Lease Obligations during such period to the extent such Capital Lease Obligations and payments are permitted by this Agreement;

(iv)     Unfinanced Capital Expenditures made by Ultimate Parent Co-Borrower or any Restricted Subsidiary during such period to the extent permitted by this Agreement;

(v)      cash payments of federal, state, local and foreign income tax, franchise taxes and state single business unitary and similar taxes imposed in lieu of income tax made during such period by Ultimate Parent Co-Borrower or any Restricted Subsidiary;

(vi)     cash Restricted Payments permitted to be made in reliance upon Section 8.5(c);

(vii)    cash Investments made in reliance on Section 8.3;

(viii)   cash payments (other than in respect of taxes, which are governed by clause (v) above) made during such period for any liability which accrual in a prior period did not reduce EBITDA and therefore increased Excess Cash Flow in such prior period (provided there was no other reduction to EBITDA or Excess Cash Flow related to such payment);

(ix)     Cash Interest Expense made during such period (plus, but only to the extent subtracted from Interest Expense in the calculation of Cash Interest Expense, any fees and expenses described in clauses (b), (c), (d) and (g) of the definition of Cash Interest Expense);

(x)     all cash expenses made during such period, to the extent such cash expenses were added back to Consolidated Net Income in the calculation of EBITDA pursuant to clauses (b)(iv), (v) and (vi) of the definition of EBITDA;

(xi)     any portion of the Management Fee paid in cash during such period and permitted by this Agreement;

(xii)   the excess, if any, of the Working Capital of Ultimate Parent Co-Borrower at the end of such period over the Working Capital of Ultimate Parent Co-Borrower at the beginning of such period; and

(xiii)  amounts included in EBITDA during such period pursuant to clauses (b)(viii), (ix) and (x) of the definition thereof.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, in the case of each Lender, each Issuer and each Agent, (a) taxes imposed on or measured by its overall net income (however denominated) and franchise taxes imposed on it (in lieu of net income taxes), and back-up withholding taxes in respect of the foregoing, by a jurisdiction (or any political sub-division thereof) as a result of a present or former connection between such Lender, Issuer or Agent and the jurisdiction (or any political subdivision thereof) of the Governmental Authority imposing such tax (other than a connection that arises from such Lender, Issuer or Agent becoming party to, or having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (b) any branch profits taxes described in Section 884 of the Code or any similar tax imposed by a jurisdiction described in clause (a) above, and (c) in the case of a Non-U.S. Lender, any U.S. federal withholding tax that (i) is imposed on amounts payable to such Lender pursuant to a Requirement of Law that was in effect at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 2.17(a) or (ii) is attributable to such Lender’s failure to comply with Section 2.17(f).

“Facilities” means (a) the Term Loan Facility and (b) the Revolving Credit Facility.

“Facilities Increase” has the meaning specified in Section 2.19(a).

“Facilities Increase Date” has the meaning specified in Section 2.19(a).

“Facilities Increase Notice” means a notice from Arby’s Opco Borrower or a Co-Borrower to the Administrative Agent requesting a Facilities Increase, which may include any proposed term and condition for such proposed Facilities Increase but shall include in any event the amount of such proposed Facilities Increase.

“Fair Market Value” means (a) with respect to any asset or group of assets (other than cash, Cash Equivalents and marketable Securities) of any Loan Party at any date that is the object of a transaction or series of transactions, the value of the consideration obtainable in a sale of such asset at such date or on the date of such transaction or series of transactions assuming a sale by a willing seller to a willing purchaser, neither of which is under pressure or compulsion to complete the transaction and both of which are dealing at arm’s length, having regard to the nature and characteristics of such asset, as reasonably determined by the Board of Directors of such Loan Party (unless such consideration is equal to or less than $10,000,000, as determined by a Responsible Officer of such Loan Party) or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal, (b) with respect to any marketable Security (including Cash Equivalents that constitute marketable Securities) at any date, the closing sale price of such Security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the NASDAQ Stock Market or, if there is no such closing sale price of such Security, the final price for the purchase of such Security at face value quoted on such Business Day by a financial institution of recognized standing regularly dealing in Securities of such type and reasonably se-

lected by the Administrative Agent and (c) with respect to cash or Cash Equivalents not constituting marketable Securities, the stated value thereof.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Fee Letter” means each of (a) the fee letter dated as of May 27, 2005, among Arby’s Opco Borrower, Holdco Co-Borrower, Citicorp, CGMI, BofA, Banc of America Securities LLC and CS, with respect to certain fees to be paid from time to time to the Administrative Agent and the Arrangers, and (b) any additional fee letter entered into as part of a Facilities Increase and executed by, among others, the Administrative Agent.

“Final Maturity Date” shall mean the later of the Term Loan Maturity Date and the maturity date applicable to existing Incremental Term Loans, as of any date of determination.

“Financial Asset” has the meaning given to such term in the UCC.

“Financial Covenant Debt” of any Person means Indebtedness of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) of the type specified in clauses (a), (b), (d), (e), (f), (g) and (h) of the definition of Indebtedness and non-contingent obligations of the type specified in clause (c) of such definition, in each case to the extent each such item would be classified as “indebtedness” on a Consolidated balance sheet of such Person.

“Financial Statements” means the financial statements of Ultimate Parent Co-Borrower delivered in accordance with Section 6.1 (or of such other Borrower called for by such Sections).

“Fiscal Quarter” means each quarterly accounting period of Arby’s Opco Borrower or Ultimate Parent Co-Borrower, as applicable.

“Fiscal Year” means either (a) the 52 or 53 week period, as the case may be, ending on the Sunday closest to December 31 of the corresponding calendar year and beginning on the day following the last day of the previous Fiscal Year or (b) such other fiscal year as may be selected by Ultimate Parent Co-Borrower pursuant to Section 8.14.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Non-Guarantor” means any Non-Guarantor that is not organized under the laws of any state of the United States of America or the District of Columbia.

“Fronting Fee Rate” means 0.125%.

“Fund” shall mean any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Obligation” has the meaning specified in Section 2.2(d).

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank or stock exchange.

“Guarantor” means Parent and each Subsidiary Guarantor, and with respect to the Revolving Credit Facility only, Holdco Co-Borrower, and with respect to the Term Loan Facility only, Ultimate Parent Co-Borrower and WII Co-Borrower.

“Guaranty” means the guaranty, in substantially the form of Exhibit H, executed by the Guarantors.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the Guaranty Obligation is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the pur-

pose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance that Indebtedness of another Person will be paid or discharged, that any agreement relating thereto will be complied with or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported.

“Hedging Contract Obligations” means each liability, amount, obligation, covenant and duty owing by any Loan Party, of every type and description, present or future, arising under each Hedging Contract with any Person that was a Lender or an Affiliate of any such Lender at the time such Person entered into such Hedging Contract, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements and other sums chargeable to any Loan Party in connection therewith.

“Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Holdco Co-Borrower” has the meaning specified in the preamble to this Agreement.

“Immaterial Subsidiaries” means each Subsidiary of WII Co-Borrower (that is not and has never been a Borrower or a Subsidiary of Holdco Co-Borrower) now existing or hereafter acquired or formed and each successor thereto that (a) for the most recent fiscal 9-month period of WII Co-Borrower before the Restatement Effective Date or thereafter for the most recent fiscal year of WII Co-Borrower accounted for less than 5% (excluding any intercompany adjustments) of the consolidated revenues of the WII Co-Borrower or (b) as at the end of such fiscal 9-month period or such fiscal year, as the case may be, was the owner of less than 5% (excluding any intercompany adjustments) of the consolidated assets of WII Co-Borrower as shown on the consolidated financial statements of WII Co-Borrower and its consolidated Subsidiaries for such fiscal 9-month period or for such fiscal year, as the case may be; provided that, notwithstanding the forgoing, none of Scioto Insurance Company, Wendy’s of Denver, Inc., Oldemark LLC or The New Bakery Co of Ohio, Inc. shall be deemed an “Immaterial Subsidiary” and BDJ 7112, LLC shall not be an Immaterial Subsidiary unless designated as an Immaterial Subsidiary by WII Co-Borrower in accordance with this definition; provided, further that if at any time the aggregate amount of either consolidated revenues or consolidated assets (in each case, excluding any intercompany adjustments) of all Immaterial Subsidiaries account for more than 12.5% of the consolidated revenues or consolidated assets (in each case, excluding any intercompany adjustments), respectively, of WII Co-Borrower for or as at the end of the most re-

cent fiscal 9-month period of WII Co-Borrower before the Restatement Effective Date or thereafter for or as at the end of the most recent fiscal year of WII Co-Borrower, then WII Co-Borrower shall designate one or more entities that would otherwise be deemed to be an Immaterial Subsidiary pursuant to this definition to be excluded from the definition of “Immaterial Subsidiary” such that, after giving effect to such designation, the aggregate amount of consolidated revenues and consolidated assets (in each case, excluding any intercompany adjustments) of all Immaterial Subsidiaries do not account for more than 12.5% of the consolidated revenues or consolidated assets (in each case, excluding any intercompany adjustments), respectively, of WII Co-Borrower for and as at the end of the applicable period.

“Increase Joinder” has the meaning given to such term in Section 2.19(c).

“Incremental Term Loan Commitment” has the meaning given to such term in Section 2.19(a).

“Incremental Term Loans” has the meaning given to such term in Section 2.19(c).

“Indebtedness” of any Person means without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments or that bear interest, (c) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances, surety bonds and performance bonds, whether or not matured, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business that are not overdue by more than 90 days, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease Obligations of such Person, (g) all Guaranty Obligations of such Person, (h) all Disqualified Stock of such Person, (i) all payments that such Person would have to make in the event of an early termination on the date Indebtedness of such Person is being determined in respect of Hedging Contracts of such Person, (j) all Synthetic Lease Obligations of such Person and (k) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and general intangibles) owned by such Person, even though such Person has not assumed and is not otherwise liable for the payment of such Indebtedness; provided, however, that Indebtedness shall not include accretion or amortization of original issue discount and accretion of interest paid in kind. The value for purposes of this Agreement of any Indebtedness qualifying as such under clause (k) above (regardless of whether such Indebtedness qualifies as such under any other clause hereof) shall be deemed to be equal to the lesser of (x) the amount of such Indebtedness and (y) the Fair Market Value of the property subject to a Lien securing any of such Indebtedness.

“Indemnified Matter” has the meaning specified in Section 11.4(a).

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 11.4(a).

“Initial Closing Date” means July 25, 2005, the first date on which any Loan was made or any Letter of Credit was Issued or deemed Issued pursuant to Section 2.4(k) of the Original Credit Agreement.

“Intellectual Property” has the meaning specified in the Pledge and Security Agreement.

“Interest Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) Consolidated EBITDA of such Person for such period to (b) Cash Interest Expense of such Person for such period.

“Interest Expense” means, for any Person for any period, Consolidated total interest expense of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) for such period and including, in any event, interest capitalized during such period and net costs under Interest Rate Contracts for such period, and excluding one-time costs associated with the termination or settlement of any Interest Rate Contract.

“Interest Period” means, in the case of any Eurodollar Rate Loan, (a) initially, the period commencing on the date such Eurodollar Rate Loan is made or on the date of conversion of a Base Rate Loan to such Eurodollar Rate Loan and ending one, two, three or six months thereafter (or with the consent of all applicable Lenders, ending nine or twelve months thereafter), as selected by Arby’s Opco Borrower or a Co-Borrower, as applicable, in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.2 or 2.11, and (b) thereafter, if such Loan is continued, in whole or in part, as a Eurodollar Rate Loan pursuant to Section 2.11, a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter (or with the consent of all Lenders, ending nine or twelve months thereafter), as selected by Arby’s Opco Borrower or a Co-Borrower, as applicable, in its Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.11; provided,however, that all of the foregoing provisions relating to Interest Periods in respect of Eurodollar Rate Loans are subject to the following:

(i)     if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)     any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

 (iii)     Arby’s Opco Borrower or any Co-Borrower, as the case may be, may not select any Interest Period that ends after the date of a scheduled principal payment on the Loans as set forth in Article II unless, after giving effect to such selection, the aggregate unpaid principal amount of the Loans for which Interest Periods end after such scheduled principal payment shall be equal to or less than the principal amount to which the Loans are required to be reduced after such scheduled principal payment is made; and

(iv)     there shall be outstanding at any one time no more than ten Interest Periods in the aggregate.

The amendment to the Original Credit Agreement effected pursuant to this Agreement shall not affect any Interest Period for any Loans outstanding on the Restatement Effective Date.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Investment” means, with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b)  any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted) or capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business, and (c) any Guaranty Obligation incurred by such Person in respect of Indebtedness of any other Person. For purposes of Article VIII, the outstanding amount of any Investment made by any Person at any time shall be calculated as the excess of the initial amount of such Investment made by such Person (including the Fair Market Value of all property transferred by such Person as part of such Investment) over the sum of, without duplication, (x) all returns of principal or capital thereof received on or prior to such time by such Person (including all cash dividends, cash distributions and cash repayments of Indebtedness received by such Person) and (y) all liabilities of such Person expressly transferred, prior to such time, in connection with the sale or disposition of such Investment, but only to the extent such Person is fully released from such liabilities by such transfer.

“IRS” means the Internal Revenue Service of the United States or any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue (including any deemed issuance pursuant to Section 2.4(k)), extend the expiry of, renew or increase the maximum face amount (including by deleting or reducing any scheduled decrease in such maximum face amount) of such Letter of Credit. The terms “Issued” and “Issuance” shall have a corresponding meaning.

“Issuer” means, as the context may require, (a) Citibank, N.A., (b) Wachovia Bank, N.A., (c) Bank of America, N.A., (d) each Lender or Affiliate of a Lender that hereafter becomes an Issuer with the approval of the Administrative Agent and the Revolving Borrowers by agreeing pursuant to an agreement with and in form and substance satisfactory to the Administrative Agent and the Revolving Borrowers to be bound by the terms hereof applicable to Issuers or (e) collectively, all of the foregoing; provided, however, that notwithstanding the forego-

ing, no Issuer shall be required to issue any Letter of Credit if, as a result of issuing such Letter of Credit, the face amount of all outstanding Letters of Credit issued by such Issuer would exceed, in the aggregate, $30,000,000.

“Land” of any Person means all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased (including, in respect of the Loan Parties, as reflected in the most recent Financial Statements) by such Person.

“Lease Adjusted Leverage Ratio” means, with respect to any Person as of any date, the ratio of (a) the sum of (i) Consolidated Financial Covenant Debt of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) outstanding as of such date plus (ii) Consolidated Rental Expense for such Person for the last four Fiscal Quarter period ending on or before such date multiplied by eight to (b) Consolidated EBITDAR for such Person and its Subsidiaries (other than Unrestricted Subsidiaries) for the last four Fiscal Quarter period ending on or before such date.

“Leases” means, with respect to any Person, all leases or other instruments creating leasehold estates in Real Property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

“Lender” means the Swing Loan Lender and each other financial institution or other entity that (a) is listed on the signature pages of the Original Credit Agreement as a “Lender,” (b) from time to time becomes a party hereto by execution of an Assignment and Assumption or (c) becomes a party hereto in connection with a Facilities Increase by execution of a joinder agreement in connection with such Facilities Increase.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Letter of Credit” means any letter of credit Issued pursuant to Section 2.4.

“Letter of Credit Obligations” means, at any time, the aggregate of all liabilities at such time of Revolving Borrowers to all Issuers with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) the Reimbursement Obligations at such time and (b) the Letter of Credit Undrawn Amounts at such time.

“Letter of Credit Reimbursement Agreement” has the meaning specified in Section 2.4(a)(v).

“Letter of Credit Request” has the meaning specified in Section 2.4(c).

“Letter of Credit Sublimit” means $50,000,000.

“Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn face amount of all Letters of Credit outstanding at such time.

“Leverage Ratio” means, with respect to any Person as of any date, the ratio of (a) Consolidated Financial Covenant Debt of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) outstanding as of such date to (b) Consolidated EBITDA for such Person and its Subsidiaries (other than Unrestricted Subsidiaries) for the last four Fiscal Quarter period ending on or before such date.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement and the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing.

“Loan” means any loan made by any Lender pursuant to this Agreement.

“Loan Documents” means, collectively, this Agreement, the Notes (if any), the Guaranty, each Fee Letter, each Letter of Credit Reimbursement Agreement, the Collateral Documents and each certificate, agreement or document executed by a Loan Party and delivered to the Collateral Agent or any Lender in connection with or pursuant to any of the foregoing.

“Loan Party” means each of Arby’s Opco Borrower, each Co-Borrower and each Guarantor.

“Management Agreement” means the Corporate Services Agreement, dated as of the Initial Closing Date, between Arby’s Opco Borrower and Sponsor as in effect on the Initial Closing Date and as thereafter amended in compliance with this Agreement.

“Management Fee” means (a) the management fee and other expenses payable by Arby’s Opco Borrower to Sponsor when due pursuant to the Management Agreement, if in effect, or (b) if the Management Agreement has been terminated, the amount of the expenses of Sponsor (or its successor or assignee) attributable to Arby’s Opco Borrower and its Subsidiaries consistent with the terms of the Management Agreement if it were in effect.

“Material Adverse Change” means a material adverse change in any of (a) the business, assets, operations, properties or condition (financial or otherwise) of Ultimate Parent Co-Borrower and its Restricted Subsidiaries taken as a whole, (b) the legality, validity or enforceability of any Loan Document or any material right of an Agent or Lender therein or (c) the ability of any Loan Party to perform its respective obligations under the Loan Documents.

“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.

“Maximum Rate” has the meaning specified in Section 11.21.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of April 23, 2008, among Wendy’s/Arby’s Group, Inc., WII Co-Borrower and Green Merger Sub, Inc., as amended by that certain letter agreement, dated as of August 14, 2008, by and between Wendy’s/Arby’s Group, Inc. and WII Co-Borrower.

“Merger Documentation” means, collectively, the Merger Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Merger Sub” has the meaning specified in the recitals to this Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Properties” means (i) the Scheduled Mortgaged Properties and (ii) each Real Property, if any, which shall be subject to Mortgages delivered after the Restatement Effective Date pursuant to Section 7.11 or 7.20.

“Mortgages” means each of the mortgages and deeds of trust made by any New Entity in favor of, or for the benefit of, the Collateral Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit L (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Ultimate Parent Co-Borrower, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means proceeds received by Holdco Co-Borrower or any of its Restricted Subsidiaries after the Initial Closing Date and prior to the Restatement Effective Date or Ultimate Parent Co-Borrower or any of its Restricted Subsidiaries on or after the Restatement Effective Date in cash or Cash Equivalents from any (a) Asset Sale other than an Asset Sale permitted under clauses (a) through (i) and (m) of Section 8.4, net of (i) the reasonable cash costs of sale, assignment or other disposition (including fees, commission, costs and other expenses), (ii) taxes paid or reasonably estimated to be payable as a result thereof, (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations) secured by the assets subject to such Asset Sale, as long as evidence of each of clauses (i), (ii) and (iii) above is provided to the Administrative Agent to its reasonable satisfaction, and (iv) appropriate amounts provided by the seller as a reserve (but only to the extent such amounts remain set aside as a reserve; provided that in the event that cash or Cash Equivalents are used to satisfy any liabilities associated with any such reserve, the aggregate amount of such cash or Cash Equivalents shall not reduce the amount of such reserve for purposes of this clause (a)(iv)), in accordance with GAAP, against all liabilities associated with the property disposed of in such Asset Sale and retained by Ultimate Parent Co-Borrower or any Restricted Subsidiary after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities relating to environmental matters and liabilities under indemnification provisions associated with such Asset Sale, (b) Property Loss Event, net of costs and expenses incurred in connection with the collection of such proceeds and not including proceeds of business interruption or similar insurance or (c) Debt Issuance other than as permitted under Section 8.1, in each case net of taxes, fees, commis-

sions, indemnities, discounts, placement fees, brokers’, consultants’, investment banking, legal, accounting and other advisors’ fees, expenses and other costs incurred in connection with such transaction as long as evidence of such fees and costs is provided to the Administrative Agent. For the avoidance of doubt, Net Cash Proceeds shall not include any proceeds received in connection with the RTM Acquisitions.

“New Entity” means (i) each Person that becomes a Loan Party on the Restatement Effective Date, (ii) a direct Subsidiary of each Person described in clause (i) that itself becomes a Loan Party after the Restatement Effective Date in accordance with the Loan Documents or (iii) a direct Subsidiary of each Person described in clause (ii) that itself becomes a Loan Party after the Restatement Effective Date in accordance with the Loan Documents.

“New Transactions” means the purchase of 100% of the outstanding membership interests of Holdco Co-Borrower by Ultimate Parent Co-Borrower from Triarc Acquisition, LLC in exchange for 33% of the outstanding membership interests in Ultimate Parent Co-Borrower, the distribution by Triarc Acquisition, LLC of 33% of the outstanding membership interests in Ultimate Parent Co-Borrower to Sponsor, the entrance into and borrowings under this Agreement on the Restatement Effective Date and the repayment and termination of the Wendy’s Credit Agreement. Notwithstanding anything herein to the contrary, the New Transactions shall be permitted by this Agreement.

“Nominal Shares” means (a) for any Subsidiary of Ultimate Parent Co-Borrower that is not a Domestic Subsidiary, nominal issuances of Stock in an aggregate amount not to exceed 1.0% of the Stock and Stock Equivalents of such Subsidiary on a fully diluted basis and (b) in any case, directors’ qualifying shares, in each case to the extent such issuances are required by applicable law.

“Non-Cash Interest Expense” means, with respect to any Person and its Subsidiaries (other than Unrestricted Subsidiaries) for any period, the sum of the following amounts to the extent included in the calculation of Interest Expense of such Person, in each case determined on a Consolidated basis for such Person and its Subsidiaries (other than Unrestricted Subsidiaries), (a) the amount of debt discount and debt issuance costs amortized, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Financial Covenant Debt of such Person, (c) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness and (d) other non-cash interest.

“Non-Consenting Lender” has the meaning specified in Section 11.1(c).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.

“Non-Funding Lender” has the meaning specified in Section 2.2(d).

“Non-Guarantor” means any Subsidiary of any Loan Party that is not a Subsidiary Guarantor or a Borrower, and any Subsidiary thereof.

“Non-Guarantor Investment Amount” means, at any time, the amount by which

(a)       the sum, without duplication, of (i) all Investments (valued as of the date such Investment is made) in all Non-Guarantors made by any Loan Party (including any capital contribution to any Non-Guarantor, all advances made to any Non-Guarantor by any Loan Party, all Guaranty Obligations of any Loan Party of Indebtedness of any Non-Guarantor and all Permitted Acquisitions by Loan Parties of Stock or Stock Equivalents of Non-Guarantors or involving assets located outside the United States to the extent, after giving effect to such Permitted Acquisition, such assets are owned by Non-Guarantors) and (ii) the Fair Market Value, at the time of such transfer, of all property (including cash and Cash Equivalents received by any Non-Guarantor as consideration for Asset Sales by such Non-Guarantor to any Loan Party) transferred to any Non-Guarantor by any Loan Party on or after the Initial Closing Date other than as part of the Transactions, exceeds

(b)       the sum of, without duplication, (i) any return on capital or loan repayment (in the form of cash or Cash Equivalents) with respect to, or net cash proceeds of the sale or other disposition of, such Investment received by any Loan Party from any Non-Guarantor and (ii) the Fair Market Value, at the time of such transfer, of all property (including cash and Cash Equivalents received by any Loan Party as consideration for Asset Sales by any Loan Party to any Non-Guarantor) transferred to any Loan Party by any Non-Guarantor on or after the Initial Closing Date, other than as part of the Transactions.

“Non-Survey Property” has the meaning specified in Section 7.11(f).

“Non-U.S. Lender” means each Lender, Issuer or Agent that is a Non-U.S. Person.

“Non-U.S. Person” means any Person that is not a Domestic Person.

“Note” means any Revolving Credit Note or Term Loan Note.

“Notice of Borrowing” has the meaning specified in Section 2.2(a).

“Notice of Conversion or Continuation” has the meaning specified in Section 2.11(a).

“Obligations” means the Loans, the Letter of Credit Obligations and all other amounts, obligations, covenants and duties owing by Arby’s Opco Borrower or any Co-Borrower (or any amount required to be paid by any Loan Party on behalf of Arby’s Opco Borrower or any Co-Borrower) to any Agent, any Lender, any Issuer, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification or otherwise), present or future, arising under this Agreement or any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit, cash management and other fees, interest (including, without limitation, any interest that accrues after the commencement of any case, proceeding or other action relating to bankruptcy, insolvency, reorganization or similar proceeding of any Loan Party, whether or not a claim for such post-petition interest is allowed in any such proceeding), charges, expenses, attorneys’ fees and disbursements and other sums chargeable to Arby’s Opco Borrower or any Co-Borrower under this Agreement, or any other Loan Document and all obligations of the Borrowers under any Loan Document to provide cash collateral for any Letter of Credit Obligation.

“Original Credit Agreement” has the meaning set forth in the recitals.

“Original Guaranty” means the Guaranty, dated as of July 25, 2005, among the Collateral Agent and each Guarantor that was required to be party thereto on the Initial Closing Date.

“Original Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of July 25, 2005, among the Collateral Agent, Holdco Co-Borrower, Arby’s Opco Borrower and each Guarantor that was required to be party thereto on the Initial Closing Date.

“Other Taxes” has the meaning specified in Section 2.17(b).

“paid in full” and “payment in full” mean, with respect to any Secured Obligation, the occurrence of all of the following: (a) with respect to such Secured Obligations other than (i) contingent indemnification obligations, Hedging Contract Obligations and Cash Management Obligations not then due and payable and (ii) to the extent covered by clause (b) below, obligations with respect to undrawn Letters of Credit, payment in full thereof in cash (or otherwise to the written satisfaction of the Secured Parties owed such Secured Obligations), (b) with respect to any undrawn Letter of Credit, the obligations under which are included in such Secured Obligations, (i) the cancellation thereof and payment in full of all resulting Secured Obligations pursuant to clause (a) above or (ii) the receipt of cash collateral (or a backstop letter of credit in respect thereof on terms acceptable to the applicable Issuer of the Letters of Credit and the Administrative Agent) in an amount at least equal to 102% of the Letter of Credit Obligations for such Letter of Credit and (c) if such Secured Obligations consist of all the Secured Obligations under one or more Facilities, termination of all Commitments and all other obligations of the Secured Parties in respect of such Facilities under the Loan Documents.

“Parent” has the meaning specified in the preamble to this Agreement.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning specified in Section 11.2(d).

“Participant Register” has the meaning specified in Section 11.2(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“PCB” has the meaning specified in Section 4.17(e).

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Acquisition” means any Proposed Acquisition subject to the satisfaction of each of the following conditions:

(a)       the Administrative Agent shall receive at least five Business Days’ (or such other period as may be agreed to by the Administrative Agent in its sole discretion) prior written notice of such Proposed Acquisition, which notice shall include, without limitation, a reasonably detailed description of such Proposed Acquisition and a reasonable estimate of the amount (if any) of any Net Cash Proceeds of any Equity Issuance and/or Debt Issuance proposed to be used to pay for such Permitted Acquisition;

(b)       such Proposed Acquisition shall only involve assets (which may include Stock) comprising a business, or any assets of a business, of the type engaged in by Arby’s Opco Borrower and its Subsidiaries as of the Initial Closing Date or WII Co-Borrower and its Subsidiaries as of the Restatement Effective Date or any other business that is reasonably related, complementary or ancillary thereto (or a reasonable extension or expansion thereof) or otherwise part of the quick service restaurant business;

(c)       such Proposed Acquisition shall be consensual and shall have been approved, if required by applicable Requirements of Law or Contractual Obligations, by the Proposed Acquisition Target’s Board of Directors;

(d)       no additional Indebtedness shall be incurred, assumed or otherwise be reflected on a Consolidated balance sheet of Ultimate Parent Co-Borrower and the Proposed Acquisition Target after giving effect to such Proposed Acquisition, except (i) Loans made hereunder, (ii) ordinary course trade payables and accrued expenses and (iii) Indebtedness permitted under Section 8.1;

(e)       within 30 days after (or such later date as may be agreed to by the Administrative Agent, in its sole discretion) the date of the consummation of such Proposed Acquisition, each applicable Loan Party and any Person that is a Proposed Acquisition Target and its Subsidiaries shall have executed such documents and taken such actions as may be required under Section 7.11;

(f)        any Borrower shall have delivered to the Administrative Agent, at least five Business Days prior to such Proposed Acquisition, such existing financial information, financial analysis, documentation or other existing information relating to such Proposed Acquisition as the Administrative Agent or any Lender shall reasonably request;

(g)       on or prior to the date of the consummation of such Proposed Acquisition, the Administrative Agent shall have received copies of the acquisition agreement and, promptly thereafter (but in any event not later than 15 days after the consummation of such Proposed Acquisition or such later date as may be agreed to by the Administrative Agent in its sole discretion), all related Contractual Obligations, instruments and all opinions, certificates, lien search results and other documents reasonably requested by the Administrative Agent;

(h)       on the date of the consummation of such Proposed Acquisition and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) all representations and warranties contained in Article IV and in the other Loan Documents shall be true and correct in all material respects;

(i)        on the date of the consummation of such Proposed Acquisition and after giving effect thereto, the Leverage Ratio of Ultimate Parent Co-Borrower shall be less than the maximum ratio permitted by Section 5.1 by at least 0.25 to 1.0 on a Pro Forma Basis after giving effect to such Proposed Acquisition and any other transactions to be consummated substantially contemporaneously therewith (with the Leverage Ratio recomputed as of the last day of the most recently ended Fiscal Quarter for which Financial Statements have been delivered pursuant to Section 6.1(a) or (b)); and

(j)        on the date of the consummation of such Proposed Acquisition and after giving effect thereto, Ultimate Parent Co-Borrower shall be in compliance with the covenants in Section 5.2 and Section 5.3 on a Pro Forma Basis (with such covenants recomputed as of the last day of the most recently ended Fiscal Quarter for which Financial Statements have been delivered pursuant to Section 6.1(a) or (b));

provided that in respect of Proposed Acquisitions that are both (x) for consideration not in excess of $5,000,000 individually and (y) for consideration not in excess of $10,000,000 in the aggregate in any Fiscal Year, clauses (a), (f), (g), (h) and (i) above shall not apply, so long as no Event of Default has occurred and is continuing (or will occur and be continuing after giving effect to such Proposed Acquisition) and Ultimate Parent Co-Borrower is in compliance with Section 5.1 on a Pro Forma Basis on the date of the consummation of such Proposed Acquisition and after giving effect thereto and to any other transactions to be consummated substantially contemporaneously therewith (with the Leverage Ratio recomputed as of the last day of the most recently ended Fiscal Quarter for which Financial Statements have been delivered pursuant to Section 6.1(a) or (b)).

“Permitted Debt” means Indebtedness permitted by Section 8.1.

“Permitted Non-Compliant Debt” means Indebtedness listed on Schedule 7.11(a) in an aggregate principal amount not to exceed $7,500,000; provided that such Indebtedness shall constitute Permitted Non-Compliant Debt only if (i) the total Fair Market Value of all Prohibited Assets in respect of such Indebtedness does not exceed $7,500,000 and (ii) to the extent such Indebtedness is owed to General Electric Capital Corporation, General Motors Acceptance Corporation, The Bank of New York or any of their respective Affiliates, no default or event of default has occurred and is continuing under such Indebtedness.

“Permitted Parent Notes” means unsecured notes issued by Parent that (a) have a maturity not earlier than the date that is six months after the Term Loan Maturity Date, (b) do not require any repayments of principal earlier than the date that is six months after the Term Loan Maturity Date, (c) allow for the mandatory prepayments provided hereunder, (d) are on terms and conditions, taken as a whole, customary for high yield notes at the time of issuance and do not contain any financial maintenance covenants and (e) are not guaranteed by any Subsidiaries of Ultimate Parent Co-Borrower, Holdco Co-Borrower, Parent, Arby’s Opco Borrower or WII Co-Borrower.

“Permitted Refinancing” means a replacement, renewal, refinancing or extension of any Indebtedness by the Person that originally incurred such Indebtedness, provided that:

(i)     the principal amount of such Indebtedness (as determined as of the date of the incurrence of the Indebtedness in accordance with GAAP) does not exceed the principal amount of the Indebtedness refinanced thereby on such date plus the amount of accrued and unpaid interest and fees (including call premiums) and expenses incurred in connec-tion with such replacement, renewal, refinancing or extension;

(ii)     the final maturity date of such Indebtedness is not earlier than the final maturity date of the Indebtedness being refinanced and the weighted average life to maturity of such Indebtedness is not less than the weighted average life to maturity of the Indebtedness being refinanced;

(iii)   such Indebtedness is not secured by any assets other than those securing such Indebtedness being replaced, renewed, refinanced or extended on the Restatement Effective Date (and any improvements and accessions to such property and any replacements of or proceeds from any such property) and is not guaranteed by any Loan Party or any Subsidiary of any Loan Party except to the extent such Person guaranteed such Indebtedness being replaced, renewed, refinanced or extended;

(iv)     the covenants and defaults applicable to such Indebtedness, taken as a whole, are, in the reasonable opinion of Administrative Agent, no more restrictive in any material respect than the covenants and defaults, taken as a whole, contained in this Agreement and such Indebtedness and its terms do not conflict with the provisions of this Agreement and is otherwise upon terms (other than with respect to interest and fees) and subject to documentation in form and substance reasonably satisfactory to Administrative Agent;

(v)     if the Indebtedness being refinanced is subordinated in right of payment to the Obligations, such Indebtedness is subordinated in right of payment to the Obligations on terms no less favorable to Lenders as those contained in the documentation governing the Indebtedness being refinanced; and

(vi)    in the case of a refinancing of 2025 Debentures, such Indebtedness has a final maturity date and a weighted average life to maturity that is at least 36 months after the Term Loan Maturity Date.

“Permitted Reinvestment” means, with respect to any Reinvestment Event, (a) (i) the making of a Permitted Acquisition or the acquisition of (or making of Capital Expenditures to finance the acquisition or improvement of), to the extent otherwise permitted hereunder, assets useful in the business of Ultimate Parent Co-Borrower or any Restricted Subsidiary or (ii) any action of the type described in clause (i) above that occurred after the Initial Closing Date and not more than 270 days prior to such Reinvestment Event, if such action is identified as a Permitted Reinvestment in a Reinvestment Notice or (b) if such Reinvestment Event is a Property Loss Event that is a loss or damage, the repair or replacement of such loss or damage; provided that no Permitted Reinvestment may be identified in more than one Reinvestment Notice.

“Permitted Subordinated Debt” means unsecured Indebtedness of a Borrower that (a) is expressly subordinated in right of payment to the Secured Obligations on market terms reasonably deemed customary by the Administrative Agent at the time of incurrence, (b) is on terms and conditions that, taken as a whole, are not significantly less favorable to any Loan Party than those prevailing in the marketplace at the time of issuance, (c) has a maturity not earlier than the date that is six months after the Term Loan Maturity Date, (d) does not require any repayments of principal earlier than the date that is six months after the Term Loan Maturity Date, (e) allows for the mandatory prepayments provided hereunder, (f) is not guaranteed by any Person that is not a Subsidiary Guarantor and is guaranteed only on a basis expressly subordinated (on market terms reasonably deemed customary by the Administrative Agent at the time of incurrence) in right of payment to the Secured Obligations and (g) is otherwise on terms and conditions that are reasonably satisfactory to the Administrative Agent.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity or a Governmental Authority.

“Pledge and Security Agreement” means an agreement, in substantially the form of Exhibit I, executed by each Borrower and each Guarantor.

“Pledged Debt Instruments” has the meaning specified in the Pledge and Security Agreement.

“Pledged Stock” has the meaning specified in the Pledge and Security Agreement.

“Post-Increase Revolving Lenders” has the meaning given to such term in Section 2.19(d).

“Potential Defaulting Lender” means, at any time, a Lender (i) as to which the Administrative Agent has notified a Borrower that an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Lender or (ii) as to which the Administrative Agent, an Issuer or the Swing Loan Lender has in good faith determined and notified a Borrower and (in the case of an Issuer or the Swing Loan Lender) the Administrative Agent that such Lender or its Parent Company or a financial institution affiliate thereof has notified the Administrative Agent, or has stated publicly, that it will not comply with its funding obligations under any other loan agree-

ment or credit agreement or other similar financing agreement. Any determination that a Lender is a Potential Defaulting Lender under any of clauses (i) and (ii) above will be made by the Administrative Agent or, in the case of clause (ii), an Issuer or the Swing Loan Lender, as the case may be, in its sole discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to a Borrower provided for in this definition.

“Pre-Increase Revolving Lenders” has the meaning given to such term in Section 2.19(d).

“Pro Forma Balance Sheet” has the meaning given to such term in Section 3.1(a).

“Pro Forma Basis” means, with respect to any determination for any period, that such determination shall be made giving pro forma effect to (i) each Permitted Acquisition for consideration in excess of $3.0 million (and any related incurrence of Indebtedness) consummated after the first day of such period (and the RTM Acquisitions), (ii) each Sale of Business for gross proceeds in excess of $3.0 million (and any related repayment of Indebtedness) consummated after the first day of such period, (iii) each quick service restaurant location that commenced operations after the first day of such period, in each case together with all transactions relating thereto consummated during such period (including any incurrence, assumption, refinancing or repayment of Indebtedness), (iv) the New Transactions (including the addition of additional obligors hereunder) and (v) to the extent not covered by clauses (i), (ii) and (iii), solely for purposes of determining compliance with Section 8.1(d), (h) or (i), each incurrence and repayment of Indebtedness consummated after the first day of such period under any such Section, as if such acquisition, Sale of Business, commencement of operations, New Transactions, incurrence, repayment and related transactions had been consummated on the first day of such period, in each case based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in detail in the relevant Compliance Certificate, Financial Statements or other document provided to the Administrative Agent or any Lender in connection herewith in accordance with Regulation S-X under the Securities Act, and other cost savings and pro forma adjustments reasonably acceptable to the Administrative Agent. For purposes of the foregoing determination, to the extent historical results for a quick service restaurant location described in clause (iii) above are available for less than a full fiscal year but are available for at least a full fiscal quarter, such results shall be annualized based on the results for the fiscal quarters available (it being understood that if historical results for such location are not available for at least one full fiscal quarter, such results shall not be part of any pro forma calculation).

“Pro Forma Transactions” has the meaning given to such term in Section 3.1(a).

“Products Agreement” means the Letter, dated as of May 16, 2003, between Sponsor and Sybra, Inc.

“Prohibited Assets” are, with respect to any Indebtedness, without duplication (a) the total assets of the Loan Parties and their respective Subsidiaries that are prohibited or restricted by the terms of such Indebtedness from being pledged as security for the Secured Obligations and (b) the total assets of any Loan Parties and any Subsidiaries of any Loan Parties that are prohibited or restricted by the terms of such Indebtedness from becoming party to the Guaranty.

“Projections” means those financial projections dated February 20, 2009 covering Fiscal Years 2009 through 2011 inclusive, delivered to the Lenders by Ultimate Parent Co-Borrower and prepared on a quarterly basis through the end of Fiscal Year 2009.

“Property Loss Event” means (a) any loss of or damage to property of Ultimate Parent Co-Borrower or any Restricted Subsidiary that results in the receipt by Ultimate Parent Co-Borrower or such Subsidiary of proceeds of insurance exceeding $15,000,000 (individually or in the aggregate) or (b) any taking of property of Ultimate Parent Co-Borrower or any Restricted Subsidiary that results in the receipt by such Person of a compensation payment in respect thereof exceeding $15,000,000 (individually or in the aggregate).

“Proposed Acquisition” means (a) the proposed acquisition by any Restricted Subsidiary of Ultimate Parent Co-Borrower of (i) all or substantially all of the assets (or any operating division, ingredient, formula, product line or brand) or Stock of any Person (including rights to a product line) or (ii) one or more existing Arby’s or Wendy’s locations, or (b) the merger of any Person with or into any Restricted Subsidiary of Ultimate Parent Co-Borrower (and, in the case of a merger with a Borrower, with such Borrower being the surviving corporation).

“Proposed Acquisition Target” means any Person or any assets subject to a Proposed Acquisition.

“Purchasing Lender” has the meaning specified in Section 11.7(a).

“Ratable Portion” or (other than in the expression “equally and ratably”) “ratably” means, with respect to any Lender, (a) with respect to the Revolving Credit Facility, the percentage obtained by dividing (i) the Revolving Credit Commitment of such Lender by (ii) the aggregate Revolving Credit Commitments of all Lenders (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to such Lender by the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to all Lenders) and (b) with respect to the Term Loan Facility, the percentage obtained by dividing (i) the Term Loan Commitment of, and Term Loans made by, such Lender by (ii) the aggregate Term Loan Commitments of, and Term Loans made by, all Lenders (or, at any time after the Second Closing Date, the percentage obtained by dividing the outstanding principal amount of such Lender’s Term Loans by the aggregate outstanding principal amount of the Term Loans of all Lenders).

“Real Estate Fair Value” means, with respect to any Real Property, five times the Trailing 12-month Cash Flow of such Real Property.

“Real Property” of any Person means the Land of such Person, together with the right, title and interest of such Person, if any, in and to the streets, the Land lying in the bed of any streets, roads or avenues, opened or proposed, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way apper-

taining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land and any fixtures appurtenant thereto.

“Refinancing Grace Period” has the meaning specified in Section 9.1(e).

“Register” has the meaning specified in Section 2.7(b).

“Reimbursement Date” has the meaning specified in Section 2.4(h).

“Reimbursement Obligations” means, as and when matured, the obligation of Revolving Borrowers to pay, on the date payment is made or scheduled to be made to the beneficiary under each Letter of Credit (or at such other date as may be specified in the applicable Letter of Credit Reimbursement Agreement), all amounts of each draft and other requests for payment drawn under Letters of Credit and all other matured reimbursement or repayment obligations of Revolving Borrowers to any Issuer with respect to amounts drawn under Letters of Credit.

“Reinvestment Deferred Prepayment” means, with respect to any Net Cash Proceeds of any Reinvestment Event, the portion of such Net Cash Proceeds that are subject to a Reinvestment Notice and the receipt of which would otherwise trigger a mandatory prepayment of the Loans, reduction of the Commitments or posting of cash collateral hereunder.

“Reinvestment Event” has the meaning specified in Section 2.9(e).

“Reinvestment Notice” means a written notice executed by a Responsible Officer of a Borrower with respect to a Reinvestment Event stating that no Event of Default has occurred and is continuing and that Ultimate Parent Co-Borrower (directly or indirectly through one of its Restricted Subsidiaries) intends and expects to make Permitted Reinvestments (or identifying previously made Permitted Reinvestments as contemplated by clause (a)(ii) of the definition thereof) in an amount not to exceed the Net Cash Proceeds of such Reinvestment Event.

“Reinvestment Prepayment Amount” means, on any Reinvestment Prepayment Date for any portion of any Reinvestment Deferred Prepayment, such portion of such Reinvestment Deferred Prepayment less any amount expended or required to be expended pursuant to a Contractual Obligation entered into prior to such Reinvestment Prepayment Date to make Permitted Reinvestments using such Net Cash Proceeds.

“Reinvestment Prepayment Date” means, with respect to a portion of the Reinvestment Deferred Prepayment of any Net Cash Proceeds of a Reinvestment Event, the earliest of (a) the date occurring 360 days after such Reinvestment Event, (b) the date that is five Business Days after the date on which a Borrower shall have notified the Administrative Agent of such Borrower’s determination not to make Permitted Reinvestments with such portion of such Reinvestment Deferred Prepayment and (c) the first date after such Reinvestment Event upon which an Event of Default shall have occurred and is continuing.

“Related Obligations” has the meaning specified in Section 10.9.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Related Person” means (a) Nelson Peltz and Peter May, (b) any member of the immediate family (as defined in Item 404 of Regulation S-K under the Securities Act) of an individual referenced in clause (a), (c) any trust solely for the benefit of one or more of the individuals referenced in clause (a) or (b), (d) the estate of any individual referenced in clause (a) or (b), and (e) any entity Controlling, Controlled by or under common Control with any of the Persons referenced in clause (a), (b), (c) or (d).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor Environment, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property.

“Remedial Action” means all actions implemented to (a) clean up, remove, treat or in any other way address any Contaminant in the indoor or outdoor Environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor Environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, treaties, rules and regulations, orders, judgments, decrees and other determinations, concessions, grants, franchises and licenses of or from any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” means, collectively, Revolving Credit Lenders and Term Loan Lenders having (a) before the Revolving Credit Termination Date, more than fifty percent (50%) of the sum of the aggregate Revolving Credit Commitments then outstanding, aggregate Term Loan Commitments then outstanding and aggregate principal amount of Term Loans then outstanding and (b) after the Revolving Credit Termination Date, more than fifty percent (50%) of the sum of the aggregate Revolving Credit Outstandings and the aggregate principal amount of all Term Loan Commitments and Term Loans then outstanding. Neither (i) any Non-Funding Lender, nor (ii) Sponsor, Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent, Arby’s Opco Borrower or any of their respective Affiliates or Subsidiaries, shall be included in the calculation of “Requisite Lenders.”

“Requisite Lien” means a valid and perfected first-priority security interest and lien in favor of the Collateral Agent for the benefit of the Secured Parties and securing the Secured Obligations.

“Requisite Revolving Credit Lenders” means, collectively, Revolving Credit Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Termination Date, more than fifty percent (50%) of the aggregate Revolving Credit Outstandings. A Non-Funding Lender shall not be included in the calculation of “Requisite Revolving Credit Lenders.”

“Requisite Term Loan Lenders” means, collectively, Term Loan Lenders having more than 50% of the aggregate outstanding amount of the Term Loan Commitments and Term Loans then outstanding. A Non-Funding Lender shall not be included in the calculation of “Requisite Term Loan Lenders.”

“Responsible Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person but, in any event, with respect to financial matters, the chief financial officer of such Person.

“Restatement Effective Date” means March 11, 2009.

“Restricted Entities” means (i) those entities listed on Schedule 1.1(a), (ii) any chain restaurant company with franchised and/or company-owned outlets, and (iii) Affiliates of the entities referred to in clauses (i) and (ii) above; provided that for purposes of this definition only, the reference to “10% or more” in the definition of “Affiliate” shall be replaced by “greater than 20%” in determining the Affiliates of the entities referred to in clause (i) above.

“Restricted Payment” means (a) any dividend, distribution or other payment, whether direct or indirect, on account of any Stock or Stock Equivalent of Ultimate Parent Co-Borrower or any Restricted Subsidiary now or hereafter outstanding and (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalent of Ultimate Parent Co-Borrower or any Restricted Subsidiary now or hereafter outstanding. For the avoidance of doubt, (i) payments made on the Initial Closing Date in connection with the Transactions and payments made on the Restatement Effective Date in connection with the New Transactions shall be deemed not to be Restricted Payments and (ii) Restricted Payments made under the Original Credit Agreement prior to the Restatement Effective Date shall not be Restricted Payments under this Agreement.

“Restricted Subsidiary” means each Subsidiary of Ultimate Parent Co-Borrower that is not an Unrestricted Subsidiary.

“Revolving Borrowers” has the meaning specified in the preamble hereto.

“Revolving Credit Borrowing” means a Borrowing consisting of Revolving Loans made on the same day by the Revolving Credit Lenders ratably according to their respective Revolving Credit Commitments.

“Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Revolving Credit Lender to make Revolving Loans and acquire interests in other Revolving Credit Outstandings in an aggregate principal amount outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on Schedule I to the Original Credit Agreement under the caption “Revolving Credit Commitment” (as amended to reflect each Assignment and Assumption executed by such Revolving Credit Lender), as such amount may be reduced pursuant to the Original Credit Agreement or this Agreement, and each additional commitment by such Revolving Credit Lender under the Re-volving Credit Facility that is included as part of any Facilities Increase, as such amount may be reduced pursuant to this Agreement.

volving Credit Facility that is included as part of any Facilities Increase, as such amount may be reduced pursuant to this Agreement.

“Revolving Credit Facility” means the Revolving Credit Commitments and the provisions herein related to the Revolving Loans, Swing Loans and Letters of Credit.

“Revolving Credit Lender” means each Lender that (a) has a Revolving Credit Commitment, (b) holds a Revolving Loan or (c) participates in any Letter of Credit.

“Revolving Credit Note” means a promissory note of either Revolving Borrower payable to the order of any Revolving Credit Lender in a principal amount equal to the amount of such Revolving Credit Lender’s Revolving Credit Commitment evidencing the aggregate Indebtedness of either Revolving Borrower to such Revolving Credit Lender resulting from the Revolving Loans owing to such Revolving Credit Lender.

“Revolving Credit Outstandings” means, at any particular time, the sum of (a) the principal amount of the Revolving Loans outstanding at such time, (b) the Letter of Credit Obligations outstanding at such time and (c) the principal amount of the Swing Loans outstanding at such time.

“Revolving Credit Termination Date” means the earliest of (a) the Scheduled RC Maturity Date, (b) the date of termination of all of the Revolving Credit Commitments pursuant to Section 2.5 and (c) the date on which the Obligations become due and payable pursuant to Section 9.2.

“Revolving Loan” has the meaning specified in Section 2.1(a).

“RTM Acquisition Agreement” means each of (i) the Agreement and Plan of Merger dated as of May 27, 2005 among Sponsor, Arby’s Opco Borrower, Merger Sub, Arby’s Acquisition Co., RTMRG and the RTM Representatives named therein, (ii) the Membership Interest Purchase Agreement dated as of May 27, 2005 among Sponsor, Arby’s Opco Borrower, all the members of RTMAC and the RTM Representatives named therein and (iii) the Asset Purchase Agreement dated as of May 27, 2005 among Sponsor, Arby’s Opco Borrower, Acquisition Sub, RTMMC, all the members of RTMMC and the RTM Representatives named therein.

“RTM Acquisitions” has the meaning specified in the recitals to this Agreement.

“RTM Refinancing” means the repayment in full of all Indebtedness of the Acquired Businesses (i) not listed on Schedule 7.11(a) to the Original Credit Agreement, no later than the Second Closing Date and (ii) listed on Schedule 7.11(a) to the Original Credit Agreement, no later than the end of the Refinancing Grace Period (subject to Permitted Non-Compliant Debt remaining outstanding).

“RTMAC” has the meaning specified in the recitals to this Agreement.

“RTMMC” has the meaning specified in the recitals to this Agreement.

“RTMRG” has the meaning specified in the recitals to this Agreement.

“S&P” means Standard & Poor’s Ratings Group.

“Sale of Business” means the sale of all or substantially all of the Stock of, or all or substantially all of the assets of, any Person or the sale of any division, line of business or quick service restaurant location.

“Sarbanes-Oxley Act” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Scheduled Mortgaged Properties” means the real properties listed on Schedule 7.20.

“Scheduled RC Maturity Date” means July 25, 2011, the sixth anniversary of the Initial Closing Date.

“Second Closing Date” means the first Business Day after the Initial Closing Date.

“Secured Obligations” means the Obligations, the Cash Management Obligations and Hedging Contract Obligations of the Loan Parties and the obligations of the Loan Parties under the Guaranty and the other Loan Documents.

“Secured Parties” means the Lenders, the Issuers, the Collateral Agent and each other holder of any Secured Obligation.

“Securities Account” has the meaning given to such term in the UCC.

“Securities Account Control Agreement” has the meaning specified in the Pledge and Security Agreement.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securitization Notes” mean the 7.44% fixed rate insured notes due December 20, 2020 issued by Arby’s Franchise Trust in an original principal amount of $290,000,000 pursuant to an Indenture dated November 21, 2000, among Arby’s Franchise Trust, as Issuer, BNY Midwest Trust Company, a Bank of New York Company, as Indenture Trustee, and Ambac Assurance Corporation, as Insurer.

“Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe for, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Sellers” means the shareholders and/or members of RTMRG, RTMAC and RTMMC, as the context requires.

“Selling Lender” has the meaning specified in Section 11.7(a).

“Senior Notes” means the 2011 Notes, the 2014 Notes and the 2025 Debentures.

“Senior Note Indentures” means the 2011/2014 Indenture and the 2025 Indenture.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (in each case as interpreted in accordance with fraudulent conveyance, bankruptcy, insolvency and similar laws and other applicable Requirements of Law).

“Sponsor” has the meaning specified in the recitals to this Agreement.

“Sponsor Convertible Notes” means Sponsor’s 5% convertible notes due 2023 and in a principal amount not exceeding the principal amount outstanding on the Restatement Effective Date.

“Sponsor Refinancing Indebtedness” means any Indebtedness incurred by Sponsor to refinance the Sponsor Convertible Notes.

“Standby Letter of Credit” means any Letter of Credit that is not a Documentary Letter of Credit.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not currently convertible, exchangeable or exercisable.

“Subordinated Debt” means, in each case to the extent permitted to be incurred by such Loan Party hereunder, (a) Permitted Subordinated Debt of a Borrower and (b) any other Indebtedness of any Loan Party that is expressly subordinated in right of payment to any of the Secured Obligations and is scheduled to mature not earlier than the date that is six months after the Term Loan Maturity Date.

“Subordinated Debt Document” means any note, indenture or credit agreement related to any Subordinated Debt, and any other agreement, certificate, power of attorney or document related to any of the foregoing.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, directly or indirectly, owned or controlled by such Person or one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Subsidiary of Ultimate Parent Co-Borrower (other than any Borrower) that is party to or that becomes party to the Guaranty. Immaterial Subsidiaries shall not be required to be party to the Guaranty unless they so elect.

“Substitute Institution” has the meaning specified in Section 2.18(a).

“Substitution Notice” has the meaning specified in Section 2.18(a).

“Survey” has the meaning specified in Section 7.20(b).

“Swing Loan” has the meaning specified in Section 2.3(a).

“Swing Loan Exposure” has the meaning specified in Section 2.3(e).

“Swing Loan Lender” means Citicorp or any other Revolving Credit Lender that becomes the Administrative Agent or agrees, with the approval of the Administrative Agent and the Revolving Borrowers, to act as the Swing Loan Lender hereunder, in each case in its capacity as the Swing Loan Lender hereunder.

“Swing Loan Request” has the meaning specified in Section 2.3(b).

“Swing Loan Sublimit” means $20,000,000.

“Syndication Agents” has the meaning specified in the preamble hereto.

“Syndication Completion Date” means the earlier to occur of (a) the 60th day following the Initial Closing Date and (b) the date upon which the Arrangers reasonably determine that the primary syndication of the Loans and Revolving Credit Commitments has been completed (it being agreed that the Arrangers shall promptly provide written notice thereof to the Administrative Agent and Arby’s Opco Borrower).

“Synthetic Lease Obligation” means, with respect to any Person, the monetary obligation of such Person under (a) a so-called synthetic, off-balance-sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that, in each case, do not appear on the balance sheet of such Person but that, upon the insolvency or bankruptcy of such Person, would be characterized as Indebtedness of such Person (without regard to accounting treatment).

“Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

“Tax Return” has the meaning specified in Section 4.8(a).

“Taxes” means (i) all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, and (ii) all transferee, successor, joint and several, contractual or other liability (including, without limitation, liability pursuant to Treas. Reg. Section 1.1502-6 or any similar state, local or foreign provision) in respect of any item described in clause (i), whether disputed or not.

“Term Borrowers” has the meaning specified in the preamble hereto.

“Term Loan” means any loan made to Arby’s Opco Borrower or Holdco Co-Borrower pursuant to Section 2.1(b) of the Original Credit Agreement or an Incremental Term Loan Commitment.

“Term Loan Borrowing” means a borrowing consisting of Term Loans made on the same day by the Term Loan Lenders to the same Borrower.

“Term Loan Commitment” means, with respect to each Term Loan Lender, (a) the commitment of such Lender to make Term Loans to Arby’s Opco Borrower or Holdco Co-Borrower on the Initial Closing Date or the Second Closing Date in an aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I to the Original Credit Agreement under the caption “Term Loan Commitment” (as amended to reflect each Assignment and Assumption executed by such Lender), as such amount may be reduced pursuant to the Original Credit Agreement (including, without limitation, by Section 2.2(f) of the Original Credit Agreement) or this Agreement (including, without limitation, by Section 2.2(f)), and (b) any commitment by such Lender that is included as part of a Facilities Increase to make Term Loans on any Facilities Increase Date, as such amount may be reduced pursuant to this Agreement.

“Term Loan Commitment Termination Date” means, with respect to any term commitment of any Lender or prospective Lender, (a) if such commitment is entered into as part of a Facilities Increase, the earliest of the date agreed by Arby’s Opco Borrower and the Administrative Agent to be the date of termination of the commitments for such Facilities Increase, any termination date expressly set forth in the commitment letter for such commitment and the Facilities Increase Date for such Facilities Increase after the incurrence of any Term Loan on such date and (b) in the case of any other commitment (including any Term Loan Commitment existing on the Initial Closing Date), the Second Closing Date.

“Term Loan Facility” means the Term Loan Commitments and the provisions herein related to the Term Loans.

“Term Loan Lender” means each Lender that has a Term Loan Commitment or that holds a Term Loan.

“Term Loan Maturity Date” means July 25, 2012, the seventh anniversary of the Initial Closing Date.

“Term Loan Note” means a promissory note of Arby’s Opco Borrower payable to the order of any Term Loan Lender in a principal amount equal to the amount of the Term Loan owing to such Lender.

“Title IV Plan” means a pension plan, other than a Multiemployer Plan, covered by Title IV of ERISA and to which Ultimate Parent Co-Borrower, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Title Insurance Company” has the meaning specified in Section 7.20(b).

“Trailing 12-month Cash Flow” means, at any time, with respect to any restaurant sites owned and operated by any New Entity, store-level income (including work opportunity tax credits) generated in the prior 12 month period before the deduction of (i) interest expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, and (v) corporate overhead expenditures, in each case, calculated in a manner consistent with the per site cash flow materials provided to the Administrative Agent prior to the Restatement Effective Date.

“Trailing 12-month Sales” means, at any time, for any restaurant sites owned and operated by any New Entity, net revenue generated for the prior 12 month period.

“Tranche” means, with respect to Term Loans, any Loans subject to identical terms with respect to Applicable Margins and having identical fees, maturity and scheduled repayment and prepayment requirements. All Term Loans made on the Initial Closing Date and the Second Closing Date shall be of a single Tranche.

“Transactions” means the transactions contemplated in connection with the RTM Acquisitions, the Cash Investment, the closing of the Facilities and the Borrowings made on the Initial Closing Date and the Second Closing Date, the RTM Refinancing, the ARG Refinancing and the consummation of the other transactions contemplated by the Closing Date Related Documents.

“Triarc Acquisition” means the acquisition of WII Co-Borrower by Wendy’s/Arby’s Group, Inc. (f/k/a Triarc Companies, Inc.) through the merger of Green Merger Sub, Inc., with and into WII Co-Borrower, with WII Co-Borrower being the surviving corporation and a wholly-owned subsidiary of Wendy’s/Arby’s Group, Inc., in accordance with the Merger Documentation.

“UCC” has the meaning specified in the Pledge and Security Agreement.

“Ultimate Parent Co-Borrower” has the meaning specified in the preamble to this Agreement.

“Unfinanced Capital Expenditures” means, with respect to any Person for any period, the Capital Expenditures of such Person in such period other than the portion of such Capital Expenditures financed with the Net Cash Proceeds of (a) Capital Leases or other Indebtedness (other than Revolving Loans) of Ultimate Parent Co-Borrower or any Restricted Subsidiary, (b) Equity Issuances or (c) Reinvestment Events; provided, however, that (x) in the case of Capital Leases, Indebtedness and Equity Issuances, the incurrence thereof is permitted under this

Agreement and the receipt of such Net Cash Proceeds does not cause a mandatory prepayment of the Obligations pursuant to Section 2.9 and (y) in the case of Reinvestment Events, the financing of Capital Expenditures with the Net Cash Proceeds thereof is a Permitted Reinvestment of such Net Cash Proceeds permitted pursuant to Section 2.9(e).

“Unrestricted Subsidiary” means (i) the Wendy’s National Advertising Program Inc. and 256 Gift Card Inc. and (ii) any other direct or indirect Subsidiary of Ultimate Parent Co-Borrower (other than Parent, Arby’s Opco Borrower, Holdco Co-Borrower or WII Co-Borrower) that, at the time of determination, shall be an Unrestricted Subsidiary (as designated by the Board of Directors of Ultimate Parent Co-Borrower, as provided below). The Board of Directors of Ultimate Parent Co-Borrower may designate any Subsidiary of Ultimate Parent Co-Borrower (including any newly acquired or newly formed Subsidiary at or prior to the time it is so formed or acquired) to be an Unrestricted Subsidiary if (a) no Default or Event of Default has occurred and is continuing or will occur as a consequence thereof, (b) such Subsidiary does not own any Stock (or Stock Equivalents) of, or own or hold any Lien on any property of, Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent, Arby’s Opco Borrower or any of their respective Subsidiaries (other than Unrestricted Subsidiaries), (c) such Subsidiary and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any property of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent, Arby’s Opco Borrower or any of their respective Subsidiaries (other than Unrestricted Subsidiaries) and (d) either (A) at the time of such designation such Subsidiary shall not have more than de minimis assets or (B) Ultimate Parent Co-Borrower shall be permitted to make an Investment in such Subsidiary in an amount equal to the fair market value of the Stock and Stock Equivalents of such Subsidiary held by Ultimate Parent Co-Borrower and its Subsidiaries pursuant to Section 8.3. Any Subsidiary of an Unrestricted Subsidiary shall be an Unrestricted Subsidiary for purposes of this Agreement and the other Loan Documents. The Board of Directors of Ultimate Parent Co-Borrower may redesignate an Unrestricted Subsidiary to be a Restricted Subsidiary if (a) no Default or Event of Default has occurred and is continuing or will occur as a consequence thereof, (b) such Subsidiary is a Wholly-Owned Subsidiary and becomes a party to the Guaranty and the Pledge and Security Agreement, (c) after giving effect to such redesignation and the incurrence of any Indebtedness incurred by such Subsidiary since the last day of the most recently ended Fiscal Quarter for which Financial Statements have been delivered pursuant to Section 6.1(a) or (b), on a Pro Forma Basis, Ultimate Parent Co-Borrower would be in compliance with Sections 5.1, 5.2 and 5.3, and (d) all Indebtedness, Liens and Investments of such Subsidiary outstanding immediately after such designation would, if incurred at such time, have been permitted to be incurred (and shall be deemed to have been incurred) for all purposes of this Agreement. Each such designation shall be evidenced by filing with the Administrative Agent a certified copy of the resolution giving effect to such designation and a certification from a Responsible Officer of Ultimate Parent Co-Borrower stating that such designation complied with the foregoing conditions.

“U.S. Lender” means each Lender, Issuer or Agent that is a Domestic Person.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the Board of Directors of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Wendy’s Credit Agreement” means the Credit Agreement, dated as of January 14, 2009, among Ultimate Parent Co-Borrower, WII Co-Borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties party thereto.

“Wholly-Owned Subsidiary” of any Person means any Subsidiary of such Person, all of the Stock of which (other than Nominal Shares) is owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries of such Person.

“WIH Model” means the Wendy’s International Holdings 2008–2011 Financial Outlook, dated as of February 27, 2009, containing the (i) pro forma covenant analysis, post amendment, (ii) pro forma GAAP income statments, (iii) pro forma operating income statements, (iv) pro forma balance sheet and cash flow statements and (v) pro forma projected consolidated debt balances and interest expenses for Fiscal Year 2009 through Fiscal Year 2011.

“WII Co-Borrower” has the meaning specified in the preamble to this Agreement.

“Withdrawal Liability” means, with respect to Ultimate Parent Co-Borrower or any of its Subsidiaries at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA or for increases in contributions required to be made pursuant to Section 4243 of ERISA.

“WNAP” means Wendy’s National Advertising Program, Inc., an Ohio corporation.

“Working Capital” means, for any Person at any date, the amount, if any, by which the Consolidated Current Assets of such Person at such date exceed the Consolidated Current Liabilities of such Person at such date.

“Write-Off” has the meaning specified in the definition of “Consolidated Net Income.”

Section 1.2	Computation of Time Periods

In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

Section 1.3	Accounting Terms and Principles

(a)       Except as set forth below, all accounting terms not specifically defined herein shall be construed in accordance with GAAP and all accounting determinations required to be made pursuant hereto (including for purpose of measuring compliance with Article V) shall, unless expressly otherwise provided herein, be made in accordance with GAAP.

(b)       If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 6.1 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by Ultimate Parent Co-Borrower or any of its Subsidiaries with the agreement of Borrower’s Accountants and results in a change in any of the calculations required by Article V or VIII that would not have resulted had such accounting change not occurred, the parties hereto agree to enter into negotiations in good faith in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article V or VIII shall be given effect until such provisions are amended to reflect such changes in GAAP.

(c)       For purposes of making all financial calculations to determine compliance with Article V, all components of such calculations (other than Capital Expenditures) shall be determined on a Pro Forma Basis.

Section 1.4	Resolution of Drafting Ambiguities

Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.5	Certain Terms

(a)       The terms “herein,” “hereof,” “hereto” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause of this Agreement.

(b)       Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or subclause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or subclause of this Agreement and (ii) the words “above” and “below,” when following a reference to a clause or a subclause of any Loan Document, refer to a clause or subclause within, respectively, the same Section or clause.

(c)       Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. Unless the prior written consent of the Requisite Lenders or any Agent is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, or unless otherwise provided, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified from time to time.

(d)       References in this Agreement to any Requirement of Law shall be to such Requirement of Law as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative.

(e)       The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

(f)        The terms “Lender,” “Revolving Credit Lender,” “Term Loan Lender,” “Issuer,” “Agent,” “Collateral Agent,” “Administrative Agent,” “Syndication Agents” and “Documentation Agents” include, without limitation, their respective successors.

(g)       Upon the appointment of any successor Administrative Agent pursuant to Section 10.7, references to Citicorp in Section 10.4 and to Citibank in the definitions of Base Rate and Eurodollar Rate shall be deemed to refer to the financial institution then acting as the Administrative Agent or one of its Affiliates if it so designates.

(h)       The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.6	Effect upon Original Credit Agreement.

Upon the satisfaction of the conditions set forth in Section 3.4, (i) this Agreement shall be deemed to amend, restate and supersede the Original Credit Agreement, except that the grants of security interests and Liens under and pursuant to the Loan Documents shall continue unaltered to secure, guarantee, support and otherwise benefit the Obligations under and as defined in the Original Credit Agreement and shall be extended to secure, guarantee, support and otherwise benefit the Obligations as provided herein and in the other Loan Documents and each other Loan Document shall continue in full force and effect in accordance with its terms except as expressly amended thereby or hereby and the parties hereto hereby ratify and confirm the terms thereof as being in full force and effect and unaltered by this Agreement, (ii) for the purposes hereof, all Obligations, including all Loans and Letters of Credit, under the Original Credit Agreement and the other Loan Documents shall continue as outstanding Obligations under this Agreement except as expressly modified by this Agreement and shall be governed in all respects by this Agreement and the other Loan Documents, it being agreed and understood that this Agreement does not constitute a novation, satisfaction, payment or reborrowing of any Obligation under the Original Credit Agreement or any other Loan Document, nor does it operate as a waiver of any right, power or remedy of any Lender under any Loan Document, (iii) all references to the Original Credit Agreement in any Loan Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof and (iv) the Obligations under this Agreement shall continue to be secured by the Collateral Documents.

ARTICLE II

THE FACILITIES

Section 2.1	The Commitments

(a)       Revolving Credit Commitments. On the terms and subject to the conditions contained in this Agreement, each Revolving Credit Lender severally agrees to make loans in Dollars (each a “Revolving Loan”) to any Revolving Borrower from time to time on any

Business Day during the period from the Second Closing Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such loans to all Revolving Borrowers by such Revolving Credit Lender not to exceed such Revolving Credit Lender’s Revolving Credit Commitment; provided, however, that at no time shall any Revolving Credit Lender be obligated to make a Revolving Loan in excess of such Revolving Credit Lender’s Ratable Portion of the Available Credit. Within the limits of the Revolving Credit Commitment of each Revolving Credit Lender, amounts of Revolving Loans repaid may be reborrowed under this Section 2.1. All Revolving Loans shall be joint and several obligations of each Revolving Borrower.

(b)	Term Loan Commitments.

(i)    [RESERVED].

(ii)   Each Lender (or Affiliate or Approved Fund thereof) or Eligible Assignee that has, in its sole discretion, committed to a Facilities Increase shall agree as part of such commitment that, on the Facilities Increase Date for such Facilities Increase of the Term Loan Facility, on the terms and subject to the conditions set forth in its commitment therefor or otherwise agreed to as part of such commitment or set forth in this Agreement as amended in connection with such Facilities Increase, such Lender, Affiliate, Approved Fund or Eligible Assignee shall make a loan in Dollars to Arby’s Opco Borrower and/or any applicable Co-Borrower, as the case may be, in an amount not to exceed such commitment to such Facilities Increase.

(iii)	Amounts of Term Loans prepaid may not be reborrowed.
Section 2.2	Borrowing Procedures

(a)       Each Borrowing shall be made on notice given a Borrower, as the case may be, to the Administrative Agent not later than 12:00 p.m. (New York time) (i) on the date of the proposed Borrowing, which shall be a Business Day, in the case of a Borrowing of Base Rate Loans, and (ii) three Business Days, in the case of a Borrowing of Eurodollar Rate Loans, prior to the date of the proposed Borrowing. Each such notice shall be in substantially the form of Exhibit C (a “Notice of Borrowing”), specifying (A) the date of such proposed Borrowing (which, in the case of a Term Loan Borrowing that is not made as part of a Facilities Increase, shall be the Initial Closing Date or the Second Closing Date and, in the case of any Term Loan Borrowing that is made as part of a Facilities Increase, shall be the Facilities Increase Date for such Facilities Increase), (B) the aggregate amount of such proposed Borrowing, (C) whether any portion of the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, (D) for each Eurodollar Rate Loan, the initial Interest Period or Periods thereof and (E) the applicable Borrowers. Loans shall be made as Base Rate Loans unless, subject to Section 2.14, the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans. Notwithstanding anything to the contrary contained in Section 2.3(a), if any Notice of Borrowing requests a Revolving Credit Borrowing of Base Rate Loans, the Administrative Agent may make a Swing Loan available to the applicable Borrower in an aggregate amount not to exceed such proposed Revolving Credit Borrowing, and the aggregate amount of the corresponding proposed Revolving Credit Borrowing shall be reduced accordingly by the principal amount of such Swing

Loan. Each Borrowing shall be in an aggregate amount of not less than $1,000,000 or an integral multiple of $500,000 in excess thereof.

(b)       The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing and, if Eurodollar Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.14(a). Each Lender shall, before 2:00 p.m. (New York time) on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 11.8(a), in immediately available funds, such Lender’s Ratable Portion of such proposed Borrowing. Upon fulfillment (or due waiver in accordance with Section 11.1) (i) on the Initial Closing Date and Second Closing Date, of the applicable conditions set forth in Section 3.1 and (ii) at any time (including the Initial Closing Date), of the applicable conditions set forth in Section 3.2, and after the Administrative Agent’s receipt of such funds, the Administrative Agent shall make such funds available to Arby’s Opco Borrower and/or the applicable Co-Borrower, as the case may be, subject to Section 2.20.

(c)       Unless the Administrative Agent shall have received notice from a Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing (or any portion thereof), the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to Arby’s Opco Borrower or the applicable Co-Borrower, as the case may be, on such date a corresponding amount, subject to Section 2.20. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent, such Lender and Arby’s Opco Borrower or such Co-Borrower, as the case may be, severally agree to repay to the Administrative Agent forthwith on demand (and, in the case of Arby’s Opco Borrower or a Co-Borrower, within three Business Days after receipt of such demand) such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of Arby’s Opco Borrower or a Co-Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If Arby’s Opco Borrower or a Co-Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to Arby’s Opco Borrower or such Co-Borrower, as the case may be.

(d)       The failure of any Lender to make on the date specified (such Lender being a “Non-Funding Lender”) any Loan or any other payment required to be made by it to any party under any Loan Document (each a “Funding Obligation”), including any payment in respect of its participation in Swing Loans and Letter of Credit Obligations, shall not relieve any other Lender of its obligations to make such Loan or payment on such date but no such other Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan or payment required under this Agreement, except in each case as expressly set forth elsewhere herein.

(e)       Each Loan made on the Initial Closing Date and the Second Closing Date shall initially be a Base Rate Loan.

(f)        Upon the making of a Term Loan by a Term Loan Lender, such Lender’s Term Loan Commitment shall be reduced by an amount equal to the amount of such Term Loan. All Term Loans shall be the joint and several obligations of each Term Borrower.

Section 2.3	Swing Loans

(a)       On the terms and subject to the conditions contained in this Agreement, the Swing Loan Lender shall make, in Dollars, loans (each a “Swing Loan”) otherwise available to any Revolving Borrower under the Revolving Credit Facility from time to time on any Business Day during the period from the Initial Closing Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding (together with the aggregate outstanding principal amount of any other Loan made by the Swing Loan Lender hereunder in its capacity as a Lender or the Swing Loan Lender) not to exceed the Swing Loan Sublimit; provided, however, that at no time shall the Swing Loan Lender make any Swing Loan in excess of the Available Credit. Each Swing Loan shall be a Base Rate Loan and must be paid in full upon any Revolving Credit Borrowing hereunder and shall in any event mature no later than the Revolving Credit Termination Date. Within the limits set forth in the first sentence of this clause (a), amounts of Swing Loans repaid may be reborrowed under this clause (a). All Swing Loans shall be the joint and several obligations of each Revolving Borrower.

(b)       In order to request a Swing Loan, the applicable Revolving Borrower shall telecopy (or forward by electronic mail or similar means) to the Administrative Agent a duly completed request in substantially the form of Exhibit D, setting forth the requested amount and date of such Swing Loan (a “Swing Loan Request”), to be received by the Administrative Agent not later than 1:00 p.m. (New York time) on the day of the proposed borrowing. The Administrative Agent shall promptly notify the Swing Loan Lender of the details of the requested Swing Loan. Subject to the terms of this Agreement, the Swing Loan Lender shall make a Swing Loan available to the Administrative Agent and, in turn, the Administrative Agent shall make such amounts available to the applicable Revolving Borrower on the date of the relevant Swing Loan Request. The Swing Loan Lender shall not make any Swing Loan in the period commencing on the first Business Day after it receives written notice from the Administrative Agent or any Revolving Credit Lender that one or more of the conditions precedent contained in Section 3.2 shall not on such date be satisfied, and ending when such conditions are satisfied. The Swing Loan Lender shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied in connection with the making of any Swing Loan.

(c)       The Swing Loan Lender shall notify the Administrative Agent in writing (which writing may be a telecopy or electronic mail) weekly, by no later than 10:00 a.m. (New York time) on the first Business Day of each week, of the aggregate principal amount of its Swing Loans then outstanding.

(d)       The Swing Loan Lender may demand at any time that each Revolving Credit Lender pay to the Administrative Agent, for the account of the Swing Loan Lender, in the manner provided in clause (e) below, such Revolving Credit Lender’s Ratable Portion of all or a portion of the outstanding Swing Loans, which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount of Swing Loans demanded to be paid.

(e)       (i) The Administrative Agent shall forward each notice referred to in clause (c) above and each demand referred to in clause (d) above to each Revolving Credit Lender on the day such notice or such demand is received by the Administrative Agent (except that any such notice or demand received by the Administrative Agent after 2:00 p.m. (New York time) on any Business Day or any such demand received on a day that is not a Business Day shall not be required to be forwarded to the Revolving Credit Lenders by the Administrative Agent until the next succeeding Business Day), together with a statement prepared by the Administrative Agent specifying the amount of each Revolving Credit Lender’s Ratable Portion of the aggregate principal amount of the Swing Loans (such Lender’s “Swing Loan Exposure”) stated to be outstanding in such notice or demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Section 3.2 and Section 2.1(a) shall have been satisfied (which conditions precedent the Revolving Credit Lenders hereby irrevocably waive), each Revolving Credit Lender shall, before 11:00 a.m. (New York time) on the Business Day next succeeding the date of such Revolving Credit Lender’s receipt of such notice or demand, make available to the Administrative Agent, in immediately available funds, for the account of the Swing Loan Lender, the amount specified in such statement. Upon such payment by a Revolving Credit Lender, such Revolving Credit Lender shall, except as provided in clause (f) below, be deemed to have made a Revolving Loan to the applicable Revolving Borrower. The Administrative Agent shall use such funds to repay the Swing Loans to the Swing Loan Lender. To the extent that any Revolving Credit Lender fails to make such payment available to the Administrative Agent for the account of the Swing Loan Lender, the applicable Revolving Borrower shall repay such Swing Loan within two Business Days after receipt of any demand by the Administrative Agent for such repayment.

(ii)  If any Swing Loan shall remain outstanding at 12:00 p.m. (New York time) on the fifth Business Day following the date on which such Swing Loan is made and if by such time on such fifth Business Day the Administrative Agent shall have received neither (x) a notice of borrowing delivered by the applicable Revolving Borrower pursuant to Section 2.2(a) requesting that Revolving Loans be made pursuant to Section 2.1(a) on the immediately succeeding Business Day in an amount at least equal to the aggregate principal amount of such Swing Loan, nor (y) any other notice reasonably satisfactory to the Administrative Agent indicating the applicable Revolving Borrower’s intent to repay such Swing Loan on the immediately succeeding Business Day with funds obtained from other sources, the Administrative Agent shall be deemed to have received a demand from the Swing Loan Lender pursuant to clause (d) above with respect to the entire outstanding amount of such Swing Loan, and the procedures set forth in clause (e)(i) above shall be followed.

(f)        Upon the occurrence of a Default under Section 9.1(f), each Revolving Credit Lender shall acquire, without recourse or warranty, an undivided participation in each Swing Loan otherwise required to be repaid by such Revolving Credit Lender pursuant to clause (e) above, which participation shall be in a principal amount equal to such Revolving Credit Lender’s Ratable Portion of such Swing Loan, by paying to the Swing Loan Lender on the date on which such Revolving Credit Lender would otherwise have been required to make a payment in respect of such Swing Loan pursuant to clause (e) above, in immediately available funds, an amount equal to such Revolving Credit Lender’s Ratable Portion of such Swing Loan. If all or part of such amount is not in fact made available by such Revolving Credit Lender to the Swing Loan Lender on such date, the Swing Loan Lender shall be entitled to recover any such unpaid amount on demand from such Revolving Credit Lender together with interest accrued from such date at the Federal Funds Rate for the first Business Day after such payment was due and thereafter at the rate of interest then applicable to Base Rate Loans.

(g)       From and after the date on which any Revolving Credit Lender (i) is deemed to have made a Revolving Loan pursuant to clause (e) above with respect to any Swing Loan or (ii) purchases an undivided participation interest in a Swing Loan pursuant to clause (f) above, the Swing Loan Lender shall promptly distribute to such Revolving Credit Lender such Revolving Credit Lender’s Ratable Portion of all payments of principal of and interest received by the Swing Loan Lender on account of such Swing Loan other than those received from a Revolving Credit Lender pursuant to clause (e) or (f) above.

Section 2.4	Letters of Credit

(a)       On the terms and subject to the conditions contained in this Agreement, each Issuer agrees to Issue at the request of any Revolving Borrower and for the account of the Revolving Borrowers jointly and severally one or more Letters of Credit from time to time on any Business Day during the period commencing on the Initial Closing Date and ending on the earlier of the Revolving Credit Termination Date and five Business Days prior to the Scheduled RC Maturity Date; provided, however, that no Issuer shall be under any obligation to Issue (and, upon the occurrence of any of the events described in clauses (ii), (iii), (iv) and (v)(A) below, shall not Issue) any Letter of Credit upon the occurrence of any of the following:

(i)   any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuer from Issuing such Letter of Credit or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the date of the Original Credit Agreement or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuer as of the Initial Closing Date and that such Issuer in good faith deems material to it;

(ii)  such Issuer shall have received any written notice of the type described in clause (d) below;

(iii) after giving effect to the Issuance of such Letter of Credit, the aggregate Revolving Credit Outstandings would exceed the aggregate Revolving Credit Commitments in effect at such time;

(iv) after giving effect to the Issuance of such Letter of Credit, the sum of (i) the Letter of Credit Undrawn Amounts at such time and (ii) the Reimbursement Obligations at such time would exceed the Letter of Credit Sublimit; or

(v)  (A) any fees due in connection with a requested Issuance have not been paid, (B) such Letter of Credit is requested to be Issued in a form that is not acceptable to such Issuer or (C) the Issuer for such Letter of Credit shall not have received, in form and substance reasonably acceptable to it and, if applicable, duly executed by any Revolving Borrower, applications, agreements and other documentation (collectively, a “Letter of Credit Reimbursement Agreement”) such Issuer generally employs in the ordinary course of its business for the Issuance of letters of credit of the type of such Letter of Credit.

None of the Revolving Credit Lenders (other than the Issuers in their capacity as such) shall have any obligation to Issue any Letter of Credit. In addition, no Issuer shall be required to issue any Letter of Credit if, as a result of issuing such Letter of Credit, the face amount of all outstanding Letters of Credit issued by such Issuer would exceed, in the aggregate, $30,000,000.

(b)       In no event shall the expiration date of any Letter of Credit (i) be more than one year after the date of Issuance thereof or (ii) be less than five Business Days prior to the Scheduled RC Maturity Date; provided, however, that any Letter of Credit with a term less than or equal to one year may provide for the renewal thereof for additional periods less than or equal to one year, as long as (x) on or before the expiration of each such term and each such period, the applicable Revolving Borrower and the Issuer of such Letter of Credit shall have the option to prevent such renewal and (y) the Revolving Borrowers shall not permit any such renewal to extend the expiration date of any Letter of Credit beyond the date set forth in clause (ii) above.

(c)       In connection with the Issuance of each Letter of Credit or any amendment thereto or renewal or extension thereof, the applicable Revolving Borrower shall give the relevant Issuer and the Administrative Agent at least two Business Days’ prior written notice, (i) in the case of a new Issuance, in substantially the form of Exhibit E (or in such other written or electronic form as is acceptable to the Issuer) or (ii) in the case of an amendment, extension or renewal, in such written or electronic form as is reasonably acceptable to the Issuer, of the requested amendment, extension or renewal of such Letter of Credit (a “Letter of Credit Request”). Such notice shall be irrevocable and shall specify (v) the Issuer of such Letter of Credit, (w) in the case of an amendment, extension or renewal, the Letter of Credit to be so amended, extended or renewed, (x) the face amount of the Letter of Credit, which shall be in Dollars and shall not be less than $5,000 (as amended, if applicable), (y) the date of the requested Issuance, amendment, renewal or extension, and the date on which such Letter of Credit is to expire (as amended, renewed or extended, if applicable), which date shall be a Business Day, and (z) in the case of an Issuance, the Person for whose benefit the requested Letter of Credit is to be issued and such Person’s primary business address. Such notice, to be effective, must be received by the relevant Issuer and the Administrative Agent not later than 12:00 p.m. (New York time) on the second Business Day prior to the requested Issuance of such Letter of Credit.

(d)       Subject to the satisfaction of the conditions set forth in this Section 2.4, the relevant Issuer shall, on the requested date, Issue a Letter of Credit on behalf of the applica-

ble Revolving Borrower in accordance with such Issuer’s usual and customary business practices. No Issuer shall Issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from any Revolving Credit Lender that one or more of the conditions precedent contained in Section 3.2 or clause (a) above (other than those conditions set forth in clauses (a)(i), (a)(v)(B) and (C) above and, to the extent such clause relates to fees owing to the Issuer of such Letter of Credit and its Affiliates, clause (a)(v)(A) above) are not on such date satisfied or duly waived and ending when such conditions are satisfied or duly waived. No Issuer shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied in connection with the Issuance of any Letter of Credit.

(e)       Each Revolving Borrower agrees that, if requested by the Issuer of any Letter of Credit, it shall execute a Letter of Credit Reimbursement Agreement in respect of any Letter of Credit Issued hereunder regardless of which Revolving Borrower requested such Letter of Credit. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

(f)	Each Issuer shall:

(i)   give the Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing), which writing may be a telecopy or electronic mail, of the Issuance of any Letter of Credit Issued by it, of all drawings under any Letter of Credit Issued by it and of the payment (or the failure to pay when due) by or on behalf of any Revolving Borrower of any Reimbursement Obligation when due (which notice the Administrative Agent shall promptly transmit by telecopy, electronic mail or similar transmission to each Revolving Credit Lender);

(ii)  upon the request of any Revolving Credit Lender, furnish to such Revolving Credit Lender copies of any Letter of Credit Reimbursement Agreement to which such Issuer is a party and such other documentation as may reasonably be requested by such Revolving Credit Lender; and

(iii) no later than 10 Business Days following the last day of each calendar month, provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Revolving Credit Lender requesting the same) and the Revolving Borrowers separate schedules for Documentary Letters of Credit and Standby Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations, in each case outstanding at the end of each month and any information requested by the Revolving Borrowers or the Administrative Agent relating thereto.

(g)       Immediately upon the issuance by an Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender, and each Revolving Credit Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuer, with out recourse or warranty, an undivided interest and participation, to the extent of such Revolving Credit Lender’s Ratable Portion of the Revolving Credit Commitments, in such Letter of Credit and the obligations of the Revolving Borrowers with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

(h)       Each Revolving Borrower agrees to pay to the Issuer of any Letter of Credit the amount of all Reimbursement Obligations owing to such Issuer under any Letter of Credit issued for its account no later than the date that is two Business Days after such Revolving Borrower receives written notice from such Issuer that payment has been made under such Letter of Credit (the “Reimbursement Date”), irrespective of any claim, setoff, defense or other right that such Revolving Borrower may have at any time against such Issuer or any other Person. In the event that any Issuer makes any payment under any Letter of Credit and such Revolving Borrower shall not have repaid such amount to such Issuer pursuant to this clause (h) or any such payment by such Revolving Borrower is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable on demand with interest thereon computed (i) from the date on which such Reimbursement Obligation arose to the Reimbursement Date, at the rate of interest applicable during such period to Revolving Loans that are Base Rate Loans and (ii) from the Reimbursement Date until the date of payment in full, at the rate of interest applicable during such period to past due Revolving Loans that are Base Rate Loans, and such Issuer shall promptly notify the Administrative Agent, which shall promptly notify each Revolving Credit Lender of such failure, and each Revolving Credit Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuer the amount of such Revolving Credit Lender’s Ratable Portion of such payment in immediately available Dollars. If the Administrative Agent so notifies such Revolving Credit Lender prior to 11:00 a.m. (New York time) on any Business Day, such Revolving Credit Lender shall make available to the Administrative Agent for the account of such Issuer its Ratable Portion of the amount of such payment on such Business Day in immediately available funds. Upon such payment by a Revolving Credit Lender, such Revolving Credit Lender shall, except during the continuance of a Default or Event of Default under Section 9.1(f) and notwithstanding whether or not the conditions precedent set forth in Section 3.2 shall have been satisfied (which conditions precedent the Revolving Credit Lenders hereby irrevocably waive), be deemed to have made a Revolving Loan to the applicable Revolving Borrower in the principal amount of such payment. Whenever any Issuer receives from a Revolving Borrower a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuer any payment from a Revolving Credit Lender pursuant to this clause (h), such Issuer shall pay over to the Administrative Agent any amount received in excess of such Reimbursement Obligation and, upon receipt of such amount, the Administrative Agent shall promptly pay over to each Revolving Credit Lender, in immediately available funds, an amount equal to such Revolving Credit Lender’s Ratable Portion of the amount of such payment, adjusted, if necessary, to reflect the respective amounts the Revolving Credit Lenders have paid in respect of such Reimbursement Obligation.

(i)        If and to the extent such Revolving Credit Lender shall not have so made its Ratable Portion of the amount of the payment required by clause (h) above available to the Administrative Agent for the account of such Issuer, such Revolving Credit Lender agrees to pay to the Administrative Agent for the account of such Issuer forthwith on demand any such unpaid amount together with interest thereon, for the first Business Day after payment was first due at the Federal Funds Rate and, thereafter, until such amount is repaid to the Administrative Agent for the account of such Issuer, at a rate per annum equal to the rate applicable to Base Rate Loans under the Revolving Credit Facility.

(j)        Each Revolving Borrower’s obligation to pay each Reimbursement Obligation and the obligations of the Revolving Credit Lenders to make payments to the Administrative Agent for the account of the Issuers with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following:

(i)   any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii)  any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii) the existence of any claim, setoff, defense or other right that such Revolving Borrower, any other party guaranteeing, or otherwise obligated with, such Revolving Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuer, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)  payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi) any other act or omission to act or delay of any kind of the Issuer, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.4, constitute a legal or equitable discharge of such Revolving Borrower’s obligations hereunder.

Any action taken or omitted to be taken by the relevant Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not result in any liability of such Issuer to any Revolving Borrower or any Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the Issuer may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuer.

(k)       (i) Schedule 2.4 to the Original Credit Agreement contains a schedule of certain letters of credit issued prior to the Initial Closing Date by Bank of America, N.A. and Wachovia Bank, N.A., and the Revolving Borrowers hereby assume and undertake to repay all reimbursement and other obligations owing to Bank of America, N.A. and Wachovia Bank, N.A., respectively, in respect of such letters of credit. On the Initial Closing Date (i) such letters of credit, to the extent outstanding, shall be automatically and without further action by the parties thereto converted to Letters of Credit issued pursuant to this Section 2.4 for the account of Arby’s Opco Borrower and subject to the provisions hereof, and for this purpose the fees specified in Section 2.12(b) shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such letters of credit) as if such letters of credit had been issued on the Initial Closing Date, (ii) the issuers of such Letters of Credit shall be deemed to be “Issuers” hereunder for the purpose of maintaining such letters of credit, for purposes of Section 2.17(f) relating to the obligation to provide the appropriate forms, certificates and statements to Arby’s Opco Borrower and the Administrative Agent and updated as required by Section 2.17(f) and for purposes of Section 2.7(b), relating to the entries to be made in the Register, (iii) the face amount of such letters of credit shall be included in the calculation of Letter of Credit Obligations and (iv) all liabilities of Arby’s Opco Borrower with respect to such letters of credit shall constitute Obligations. No letter of credit converted in accordance with this clause (i) shall be amended, extended or renewed without the prior written consent of the Administrative Agent.

(ii)       Schedule 2.4 contains a schedule of certain letters of credit issued on behalf of WII Co-Borrower prior to the Restatement Effective Date by Bank of America, N.A., and the Revolving Borrowers hereby assume and undertake to repay all reimbursement and other obligations owing to Bank of America, N.A. in respect of such letters of credit. On the Restatement Effective Date (i) such letters of credit, to the extent outstanding, shall be automatically and without further action by the parties thereto converted to Letters of Credit issued pursuant to this Section 2.4 for the account of the Revolving Borrowers and subject to the provisions hereof, and for this purpose the fees specified in Section 2.12(b) shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such letters of credit) as if such letters of credit had been issued on the Restatement Effective Date, (ii) the issuers of such Letters of Credit shall be deemed to be “Issuers” hereunder for the purpose of maintaining such letters of credit, for purposes of Section 2.17(f) relating to the obligation to provide the appropriate forms, certificates and statements to the Revolving Borrowers and the Administrative Agent and updated as required by Section 2.17(f) and for purposes of Section 2.7(b), relating to the entries to be made in the Register, (iii) the face amount of such letters of credit shall be included in the calculation of Letter of Credit Obligations and (iv) all liabilities of the Revolving Borrowers with respect to such letters of credit shall constitute Obligations. No letter of credit converted in accordance with this clause (ii) shall be amended, extended or renewed (other than in accordance with the express terms of such Letter of Credit) without the prior written consent of the Administrative Agent.

(l)        Replacement of Issuer. An Issuer may be replaced at any time by written agreement among the Revolving Borrowers, the Administrative Agent, the replaced Issuer and the successor Issuer. The Administrative Agent shall notify the Lenders of any such replacement of an Issuer. At the time any such replacement shall become effective, the Revolving Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuer pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuer shall have all the rights and obligations of the replaced Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuer” shall be deemed to refer to such successor and any other previous and/or current Issuers, as the context shall require. After the replacement of an Issuer hereunder, the replaced Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

Section 2.5	Termination of the Commitments

(a)       Any Revolving Borrower may, upon at least three Business Days’ prior notice to the Administrative Agent, terminate in whole or reduce in part ratably the unused portions of the respective Revolving Credit Commitments of the Revolving Credit Lenders, and any Term Borrower may, prior to the Term Loan Commitment Termination Date for the Term Loan Commitments in any Tranche, upon at least three Business Days’ prior notice to the Administrative Agent, terminate the unused portions of such Term Loan Commitments of the Term Loan Lenders in such Tranche; provided, however, that each partial reduction shall be in an aggregate amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof and need not be ratable among the Facilities.

(b)       Then current Revolving Credit Commitments shall be reduced on each date on which a prepayment of Revolving Loans or Swing Loans is made (or would be required to be made had the outstanding Revolving Loans and Swing Loans equaled the Revolving Credit Commitments then in effect) pursuant to Section 2.9(a)(i) from the proceeds of any Asset Sale or Property Loss Event, in each case in the amount of such prepayment (or of the prepayment that would have been required) (and the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by its Ratable Portion of such amount).

(c)       Any unused Term Loan Commitment shall terminate on the Term Loan Commitment Termination Date for such Term Loan Commitment.

Section 2.6	Repayment of Loans

(a)       The Revolving Borrowers promise to repay the entire unpaid principal amount of the Revolving Loans and the Swing Loans on the Scheduled RC Maturity Date or earlier, if otherwise required by the terms hereof.

(b)       Arby’s Opco Borrower and Holdco Co-Borrower promise to repay (i) $1,550,000 in principal amount of the Term Loans on March 31, June 30, September 30 and December 31 of each calendar year, commencing on September 30, 2005, and ending with June 30, 2011, and (ii) $145,700,000 in principal amount of the Term Loans on each of Septem-

ber 30, 2011, December 31, 2011, March 31, 2012 and the Term Loan Maturity Date (or, in each case, in advance of such dates through the application of optional or mandatory prepayments to the extent provided hereunder pursuant to Section 2.8 or Section 2.9); provided that if any such date is not a Business Day, such repayment shall be made on the next succeeding Business Day. The amortization for any Incremental Term Loans shall be as set forth on the relevant Facilities Increase Notice, subject to the provisions of Section 2.19(c).

Section 2.7	Evidence of Debt

(a)       Each Lender shall maintain in accordance with its usual practice accounts evidencing Indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)       (i) The Administrative Agent, acting as agent the Borrowers solely for this purpose and for tax purposes, shall establish and maintain at its address referred to in Section 11.8(a) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the Administrative Agent’s, each Lender’s and each Issuer’s interest in each Loan, each Letter of Credit and each Reimbursement Obligation, and in the right to receive any payments hereunder and any assignment of any such interest or rights. In addition, the Administrative Agent, acting as agent of the Borrowers solely for this purpose and for tax purposes, shall establish and maintain accounts in the Register in accordance with its usual practice in which it shall record (i) the names and addresses of the Lenders and the Issuers, (ii) the Commitments of each Lender from time to time, (iii) the amount and Borrower of each Loan made and, if a Eurodollar Rate Loan, the Interest Period applicable thereto, (iv) the amount of any principal or interest due and payable, and paid, by a Borrower to, or for the account of, each Lender hereunder, (v) the amount that is due and payable, and paid, by or on behalf of the Revolving Borrowers to, or for the account of, each Issuer, including the amount of Letter Credit Obligations (specifying the amount of any Reimbursement Obligations) due and payable to an Issuer, and (vi) the amount of any sum received by the Administrative Agent hereunder or under any Loan Document from any Loan Party, whether such sum constitutes principal or interest (and the type of Loan to which it applies), fees, expenses or other amounts due under the Loan Documents and each Lender’s and Issuer’s, as the case may be, share thereof, if applicable.

(ii)  Notwithstanding anything to the contrary contained in this Agreement, the Loans (including the Notes evidencing such Loans) and the Reimbursement Obligations are registered obligations and the right, title and interest of the Lenders and the Issuers and their assignees in and to such Loans or Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register. A Note shall only evidence the Lender’s or a registered assignee’s right, title and interest in and to the related Loan, and in no event is any such Note to be considered a bearer instrument or obligation. This Section 2.7(b) and Section 11.2(c) shall be construed so that the Loans and Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any successor provisions of the Code or such regulations).

(c)       The entries made in the Register and in the accounts therein maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein, absent manifest error; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms. In addition, the Loan Parties, the Administrative Agent, the Lenders and the Issuers shall treat each Person whose name is recorded in the Register as a Lender or as an Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or Issuer shall be available for inspection by the Borrowers, the Administrative Agent, such Lender or such Issuer at any reasonable time and from time to time upon reasonable prior notice.

(d)       Notwithstanding any other provision of this Agreement, in the event that any Lender requests that any Borrower execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Lender by such Borrower hereunder, such Borrower shall promptly execute and deliver a Note or Notes to such Lender evidencing any Revolving Loans and Term Loans of any Tranche, as the case may be, of such Lender, substantially in the forms of Exhibit B-1 and Exhibit B-2, respectively.

(e)       In each case where a Revolving Credit Lender purchases an undivided participation interest in a Swing Loan pursuant to Section 2.3(f), the Swing Loan Lender shall (i) keep a register meeting the requirements of Treas. Reg. Section 5f.103-1(c) of each Revolving Credit Lender’s entitlement to payments of principal and interest with respect to each such Swing Loan and (ii) collect, prior to the time such Revolving Credit Lender receives payment with respect to such Swing Loan, from each such Revolving Credit Lender the appropriate forms, certificates, and statements described in Section 2.17 (and updated as required by such Section 2.17).

Section 2.8	Optional Prepayments

(a)       Revolving Loans. Any Revolving Borrower may prepay, without premium or penalty (subject to Section 2.14(d)), the outstanding principal amount of the Revolving Loans and Swing Loans in whole or in part at any time; provided, however, that if any prepayment of any Eurodollar Rate Loan is made by or on behalf of any Revolving Borrower other than on the last day of an Interest Period for such Loan, such Revolving Borrower shall also pay any amount owing pursuant to Section 2.14(d).

(b)       Term Loans. Arby’s Opco Borrower and Holdco Co-Borrower may, without premium or penalty (subject to Section 2.14(d)), upon at least two Business Days’ prior notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Term Loans of any Tranche, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) if any such prepayment is a prepayment of any Eurodollar Rate Loan made by or on behalf of a Term Borrower other than on the last day of an Interest Period for such Loan, such Term Borrower shall also pay any amounts owing pursuant to Section 2.14(d), (ii) each such prepayment that is a partial prepayment shall be in an aggregate amount that is an integral multiple of $1,000,000 and (iii) any such partial prepayment that is a prepayment of the Term Loans of any Tranche shall be applied pro rata to the remaining installments of the outstanding principal amount of the Term Loans of such Tranche. Upon the giving of such notice of prepayment, the principal amount of the Term Loans specified to be prepaid shall become due and payable on the date specified for such prepayment.

(c)       Borrowers shall have no right to prepay the principal amount of any Revolving Loan or any Term Loan other than as provided in this Section 2.8.

Section 2.9	Mandatory Prepayments

(a)       Within three Business Days after receipt by any Loan Party or any Restricted Subsidiary of any Loan Party of Net Cash Proceeds, the following shall occur:

(i)   to the extent such Net Cash Proceeds arise from an Asset Sale or Property Loss Event, a Borrower (or, at a Borrower’s option, any other Loan Party for the benefit of the Borrowers) shall immediately, subject to Section 2.9(e), prepay the Loans (or provide cash collateral in respect of Letters of Credit) in an amount equal to 100% of such Net Cash Proceeds; provided, however, that no such prepayment caused by the receipt of Net Cash Proceeds arising from an Asset Sale or Property Loss Event shall be required to the extent that the sum of such Net Cash Proceeds and all other Net Cash Proceeds from Asset Sales and Property Loss Events received by Ultimate Parent Co-Borrower or any of its Subsidiaries (x) does not exceed $15,000,000 in the Fiscal Year of Ultimate Parent Co-Borrower in which such Asset Sale occurs and (y) does not exceed $50,000,000 since the Initial Closing Date (it being understood that a prepayment shall only be required to the extent of the greater of (i) the excess over $15,000,000 pursuant to clause (x) above and (ii) the excess over $50,000,000 pursuant to clause (y) above); and

(ii)  to the extent such proceeds arise from a Debt Issuance other than an issuance or incurrence of Permitted Debt, a Borrower (or, at a Borrower’s option, any other Loan Party for the benefit of the Borrowers) shall immediately prepay the Loans in an amount equal to (A) if Ultimate Parent Co-Borrower’s Leverage Ratio as at the end of the last period for which Ultimate Parent Co-Borrower has delivered Financial Statements pursuant to Section 6.1(a) or (b) calculated on a Pro Forma Basis giving effect to such Debt Issuance is 3.25 to 1.0 or greater, 75% of such Net Cash Proceeds or (B) otherwise, 50% of such Net Cash Proceeds.

Any such mandatory prepayment shall be applied in accordance with clause (c) below.

(b)       A Borrower (or, at a Borrower’s option, any other Loan Party for the benefit of the Borrowers) shall prepay the Loans within 135 days after the last day of each Fiscal Year beginning with Fiscal Year 2006, in an amount equal to (i) if Ultimate Parent Co-Borrower’s Leverage Ratio as at the end of such Fiscal Year is 3.5 to 1.0 or greater, 50% of the Excess Cash Flow for such Fiscal Year or (ii) if Ultimate Parent Co-Borrower’s Leverage Ratio as at the end of such Fiscal Year is less than 3.5 to 1.0 and greater than or equal to 3.0 to 1.0, 25% of the Excess Cash Flow for such Fiscal Year. Any such mandatory prepayment shall be applied in accordance with clause (c) below. If Ultimate Parent Co-Borrower’s Leverage Ratio as at the end of such Fiscal Year is less than 3.0 to 1.0, no prepayment shall be required pursuant to this clause (b).

(c)       Subject to the provisions of Section 2.13(g) and clause (e) below, any prepayments required to be applied in accordance with this clause (c) shall be applied as follows: first, to repay the outstanding principal balance of the Term Loans (pro rata among the Tranches of Term Loans) until all Term Loans shall have been paid in full; second, to repay the outstanding principal balance of the Swing Loans until all Swing Loans shall have been paid in full; third, to repay the outstanding principal balance of the Revolving Loans until all Revolving Loans shall have been paid in full; and fourth, to provide cash collateral for any Letter of Credit Obligations in an amount equal to 102% of all Letter of Credit Obligations in the manner set forth in Section 9.3 until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth therein. All prepayments of the Term Loans of any Tranche made pursuant to this clause (c) shall be applied pro rata to prepay the remaining installments of the Term Loans of such Tranche. All repayments of Revolving Loans and Swing Loans required to be made pursuant to this clause (c) because of Asset Sales or Property Loss Events (but not repayments required to be made because of Debt Issuances or Excess Cash Flow) shall result in a permanent reduction of the Revolving Credit Commitments to the extent provided in Section 2.5(b).

(d)       If at any time, the aggregate principal amount of Revolving Credit Outstandings exceeds the aggregate Revolving Credit Commitments at such time, the Revolving Borrowers (or, at the Revolving Borrowers’ option, any other Loan Party) shall forthwith prepay the Swing Loans first and then the Revolving Loans then outstanding in an amount equal to such excess. If any such excess remains after payment in full of the aggregate outstanding Swing Loans and Revolving Loans, the Revolving Borrowers (or, at the Revolving Borrowers’ option, any other Loan Party) shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Section 9.3 in an amount equal to 102% of such excess.

(e)       Notwithstanding the foregoing clauses in this Section 2.9, upon the occurrence of any Asset Sale or Property Loss Event in respect of which a Responsible Officer of any Borrower has delivered a Reinvestment Notice (a “Reinvestment Event”), all of the following shall occur:

(i)   Upon receipt of the Net Cash Proceeds subject to such Reinvestment Notice (as long as no Event of Default shall have occurred and be continuing), Subsidiaries of Ultimate Parent Co-Borrower shall be permitted to make Permitted Reinvestments in an amount not to exceed the amount of such Net Cash Proceeds, as set forth in the Reinvestment Notice for such Net Cash Proceeds, and shall not be required to prepay the Loans as provided in clause (a) above.

(ii)	On each Reinvestment Prepayment Date for such Reinvestment Event:

(A)      the Borrowers shall prepay the Term Loans (pro rata among the Tranches of Term Loans) in an amount equal to the Reinvestment Prepayment Amount applicable to such Reinvestment Prepayment Date; and

(B)      to the extent all Term Loans have been paid in full, (x) the Borrowers shall apply any remaining portion of such Reinvestment Prepayment Amount, first, to repay the outstanding principal balance of the Swing Loans until all Swing Loans shall have been paid in full, second, to repay the outstanding principal balance of the Revolving Loans until all Revolving Loans shall have been paid in full, and third, to provide cash collateral for any Letter of Credit Obligations in an amount equal to 102% of all Letter of Credit Obligations in the manner set forth in Section 9.3 until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth therein, and (y) all repayments of Revolving Loans and Swing Loans required to be made pursuant to clause (x) above shall result in a permanent reduction of the Revolving Credit Commitments to the extent provided in Section 2.5(b).

In addition, the Revolving Borrowers shall make any payment required pursuant to clause (d) above as a result of any such reduction in the Revolving Credit Commitments. All prepayments of the Term Loans of any Tranche made pursuant to this clause (e) shall be applied to the remaining installments thereof in the manner set forth in clause (c) above.

Section 2.10	Interest

(a)       Rate of Interest. All Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows:

(i)   if a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time plus (B) the Applicable Margin; and

(ii)  if a Eurodollar Rate Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Interest Period plus (B) the Applicable Margin in effect from time to time during such Interest Period.

(b)       Interest Payments. (i) Interest accrued on each Base Rate Loan (other than Swing Loans) shall be payable in arrears (A) on the last Business Day of each calendar quarter, commencing on the first such day following the making of such Base Rate Loan, (B) in the case of Base Rate Loans that are Term Loans, upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan, (ii) interest accrued on Swing Loans shall be payable in arrears on the last Business Day of the immediately succeeding calendar quarter, (iii) interest accrued on each Eurodollar Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and, if such Interest Period has a duration of more than three months, on each date during such Interest Period occurring every three months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurodollar Rate Loan and (iv) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time each such Obligation becomes due and payable (whether by acceleration or otherwise).

(c)       Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere herein, effective immediately upon the occurrence of an Event of Default and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and the amount of all other Obligations then due and payable shall bear interest at a rate that is two percent per annum in excess of the rate of interest applicable to such Loans or other Obligations from time to time. Such interest shall be payable on the date that would otherwise be applicable to such interest pursuant to clause (b) above or otherwise on demand.

Section 2.11	Conversion/Continuation Option

(a)       The applicable Borrower may elect (i) at any time on any Business Day to convert Base Rate Loans (other than Swing Loans) or any portion thereof into Eurodollar Rate Loans and (ii) at the end of any applicable Interest Period, to convert Eurodollar Rate Loans or any portion thereof into Base Rate Loans or to continue such Eurodollar Rate Loans or any portion thereof for an additional Interest Period (subject to the limitations in the definition thereof); provided, however, that the aggregate amount of the Eurodollar Rate Loans for each Interest Period must be at least $1,000,000 and an integral multiple of $25,000. Each conversion or continuation shall be allocated among the Loans of each Lender in accordance with such Lender’s Ratable Portion. Each such election shall be in substantially the form of Exhibit F (a “Notice of Conversion or Continuation”) and shall be made by giving the Administrative Agent at least three Business Days’ prior written notice specifying (A) the amount and type of Loan being converted or continued, (B) in the case of a conversion to or a continuation of Eurodollar Rate Loans, the applicable Interest Period and (C) in the case of a conversion, the date of such conversion.

(b)       The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans and no continuation in whole or in part of Eurodollar Rate Loans upon the expiration of any applicable Interest Period shall be permitted at any time at which (i) an Event of Default shall have occurred and be continuing or (ii) the continuation of, or conversion into, a Eurodollar Rate Loan would violate any provision of Section 2.14. If, within the time period required under the terms of this Section 2.11, the Administrative Agent does not receive a Notice of Conversion or Continuation from the applicable Borrower containing a permitted election to continue any Eurodollar Rate Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the applicable Interest Period, such Loans shall be automatically converted to Base Rate Loans. Each Notice of Conversion or Continuation shall be irrevocable.

Section 2.12	Fees

(a)       Unused Commitment Fee. The Revolving Borrowers agree to pay in immediately available Dollars a commitment fee to each Revolving Credit Lender on the actual daily amount by which the Revolving Credit Commitment of such Revolving Credit Lender exceeds such Lender’s Ratable Portion of the sum of (i) the aggregate outstanding principal amount of Revolving Loans and (ii) the outstanding amount of the aggregate Letter of Credit Obligations, from the Initial Closing Date through the Revolving Credit Termination Date at the Applicable Unused Commitment Fee Rate, payable in arrears (A) on the last Business Day of each calendar quarter, commencing on the first such Business Day following the Initial Closing Date, and (B) on the Revolving Credit Termination Date.

(b)       Letter of Credit Fees. The Revolving Borrowers agree to pay the following amounts with respect to Letters of Credit issued by any Issuer:

(i)   to the Administrative Agent for the account of each Issuer of a Letter of Credit, with respect to each Letter of Credit issued by such Issuer, an issuance fee equal to the Fronting Fee Rate on the average daily maximum undrawn face amount of such Letter of Credit, payable in arrears (A) on the last Business Day of each calendar quarter, commencing on the first such Business Day following the issuance of such Letter of Credit, and (B) on the Revolving Credit Termination Date;

(ii)  to the Administrative Agent for the ratable benefit of the Revolving Credit Lenders, with respect to each Letter of Credit, a fee accruing in Dollars at a rate per annum equal to the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans minus the Fronting Fee Rate, on the average daily maximum undrawn face amount of such Letter of Credit, payable in arrears (A) on the last Business Day of each calendar quarter, commencing on the first such Business Day following the issuance of such Letter of Credit, and (B) on the Revolving Credit Termination Date; provided, however, that effective immediately upon the occurrence of an Event of Default and for as long thereafter as such Event of Default shall be continuing, such fee shall be increased by two percent per annum (instead of, and not in addition to, any increase pursuant to Section 2.10(c)) and shall be payable on demand; and

(iii) to the Issuer of any Letter of Credit, with respect to the Issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with such Issuer’s standard schedule for such charges in effect at the time of Issuance, amendment, transfer or drawing, as the case may be.

(c)       Additional Fees. Borrowers have agreed to pay to the Administrative Agent, the Syndication Agents and the Arrangers additional fees, the amount and dates of payment of which are embodied in the Fee Letters.

Section 2.13	Payments and Computations

(a)       Each payment made by or on behalf of a Borrower (including fees and expenses) shall be made in Dollars not later than 1:00 p.m. (New York time) on the day when due to the Administrative Agent at its address referred to in Section 11.8(a) in immediately available funds without setoff or counterclaim. The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in clause (f) or (g) below, as applicable, for the account of their respective Applicable Lending Offices; provided, however, that amounts payable pursuant to Section 2.14(d), Section 2.15, Section 2.16 or Section 2.17 shall be paid only to the affected Lender or Lenders and amounts payable with respect to Swing Loans shall be paid only to the Swing Loan Lender. Payments received by the Administrative Agent after 1:00 p.m. (New York time) shall be deemed to be received on the next Business Day.

(b)       All computations of interest on Base Rate Loans (except where the Base Rate is calculated using clause (b) of the definition thereof) shall be made by the Administrative Agent on the basis of a year of 365 or, as applicable, 366 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. All other computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Administrative Agent of a rate of interest hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)       Each payment by or on behalf of a Borrower of any Loan or Reimbursement Obligation (including interest or fees in respect thereof) and each reimbursement of various costs, expenses or other Obligation shall be made in Dollars.

(d)       Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurodollar Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments of any Revolving Loans or any Tranche of Term Loans shall be applied as follows: first, to repay such Loans outstanding as Base Rate Loans and then, to repay such Loans outstanding as Eurodollar Rate Loans, with those Eurodollar Rate Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods.

(e)       Unless the Administrative Agent shall have received notice from a Borrower to the Lenders prior to the date on which any payment is due hereunder that such Borrower will not make such payment in full (and the Administrative Agent has not received any notice that such payment shall be made in full by another Loan Party on behalf of such Borrower), the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that such Borrower shall not have made (and no Loan Party shall have made on behalf of such Borrower) such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon (at the Federal Funds Rate for the first Business Day and, thereafter, at the rate applicable to Base Rate Loans for the applicable Facility) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

(f)        Except for payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of clause (g) below (or required to be applied in accordance with clause (c) or (e) of Section 2.9), all payments and any other amounts received by the Administrative Agent from or for the benefit of any Borrower shall be applied as follows: first, to pay principal of, and interest on, any portion of the Loans the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrowers (or any Loan Party on behalf of the Borrowers), second, to pay all other Obligations then due and payable; and third, as such Borrower so designates. Payments in respect of Swing Loans received by the Administrative Agent shall be distributed to the Swing Loan Lender; payments in respect of Revolving Loans received by the Administrative Agent shall be distributed to each Revolving Credit Lender in accordance with such Lender’s Ratable Portion of the Revolving Credit Commitments; payments in respect of any Tranche of Term Loans received by the Administrative Agent shall be distributed to each Term Loan Lender in such Tranche in accordance with such Lender’s Ratable Portion of such Tranche; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuers as are entitled thereto and, for such payments allocated to the Lenders, in proportion to their respective Ratable Portions in the Facility with respect to which such payment is made.

(g)       The Borrowers hereby irrevocably waive the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agree that, notwithstanding the provisions of clause (c) or (e) of Section 2.9 and clause (f) above, the Administrative Agent and/or Collateral Agent may, and, upon either (A) the written direction of the Requisite Lenders or (B) the acceleration of the Obligations pursuant to Section 9.2, shall, deliver a blockage notice to each Deposit Account Bank for each Approved Deposit Account and apply all payments in respect of any Obligations and all funds on deposit in any Cash Collateral Account and all other proceeds of Collateral in the order set forth in the Pledge and Security Agreement.

(h)       The Administrative Agent hereby agrees to deliver to each other Agent, promptly upon receipt thereof by the Administrative Agent, all notices and information furnished to the Administrative Agent in connection with any Permitted Acquisition pursuant to the definition of Permitted Acquisition.

Section 2.14	Special Provisions Governing Eurodollar Rate Loans

(a)       Determination of Interest Rate. The Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of Eurodollar Rate. The Administrative Agent’s determination shall be presumed to be correct absent manifest error and shall be binding on the Borrowers.

(b)       Interest Rate Unascertainable, Inadequate or Unfair. In the event that (i) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate then being determined is to be fixed or (ii) the Requisite Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans for such Interest Period, the Administrative Agent shall forthwith so no-

tify a Borrower and the Lenders, whereupon each Eurodollar Rate Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into a Base Rate Loan and the obligations of the Lenders to make Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify a Borrower that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist.

(c)       Illegality. Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the Initial Closing Date shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to a Borrower through the Administrative Agent, (i) the obligation of such Lender to make or to continue Eurodollar Rate Loans and to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, and each such Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurodollar Rate Loans and (ii) if the affected Eurodollar Rate Loans are then outstanding, the applicable Borrowers shall immediately convert each such Loan into a Base Rate Loan. If, at any time after a Lender gives notice under this clause (c), such Lender determines that it may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice of that determination to a Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The Borrowers’ rights to request, and such Lender’s obligation, if any, to make, continue or convert into Eurodollar Rate Loans shall thereupon be restored. Any Lender converting a Eurodollar Rate Loan to a Base Rate Loan pursuant to this Section 2.14(c) shall use its reasonable efforts (consistent with Requirements of Law) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, result in any reimbursed costs to, or otherwise be disadvantageous to, such Lender.

(d)       Breakage Costs. In addition to all amounts required to be paid by or on behalf of any Borrower pursuant to Section 2.10, the Borrowers shall compensate each Lender, upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurodollar Rate Loans to the Borrowers but excluding any loss of the Applicable Margin on the relevant Loans) that such Lender may sustain (i) if for any reason (other than solely by reason of such Lender being a Non-Funding Lender) a proposed Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation given by any Borrower (or in a telephonic request), for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.11, (ii) if for any reason any Eurodollar Rate Loan is prepaid (including mandatorily pursuant to Section 2.9) on a date that is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan on a date that is not the last day of an Interest Period as a result of any of the events indicated in clause (c) above or (iv) as a consequence of any failure by any Borrower to repay Eurodollar Rate Loans on the date specified in any notice delivered pursuant hereto. The Lender making demand for such compensation shall deliver to any applicable Borrower concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to such Lender, absent manifest error. Determination of amounts payable under this Section 2.14(d) in connection with a Eurodollar Rate Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not.

Section 2.15	Capital Adequacy

If at any time any Lender determines that (a) the adoption of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the Initial Closing Date regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation or order or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority (whether or not having the force of law) shall have the effect of reducing the rate of return on such Lender’s (or any corporation controlling such Lender’s) capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to such amounts submitted to a Borrower and the Administrative Agent by such Lender shall be reasonably detailed and shall be conclusive and binding for all purposes absent manifest error; provided, however, that notwithstanding the foregoing, the Borrowers shall not be required to compensate any Lender for any such amount incurred more than 180 days prior to the delivery of such certificate (such period to be extended in the case of a reduction caused by any event described in clause (a), (b) or (c) above and having retroactive effect to include the period of such retroactive effect).

Section 2.16	Increased Costs

If at any time any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order (other than any change by way of imposition or increase of reserve requirements included in determining the Eurodollar Rate) or the compliance by such Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law) (collectively, a “Change of Law”) shall (i) have the effect of increasing the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans or (ii) subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes indemnifiable pursuant to Section 2.17 or the imposition of, or any change in the rate of, any Excluded Tax), then the Co-Borrowers, as applicable, shall from time to time, upon demand by such Lender to any applicable Borrower (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to any applicable Borrower, and the Administrative Agent by such Lender, shall be reasonably detailed and shall be conclusive and binding for all purposes, absent manifest error; provided, however, that notwithstanding the foregoing, the Borrowers shall not be required to compensate any Lender for any increased cost incurred more than 180 days prior to the delivery of such certificate (such period to be extended in the case of increased costs caused by a Change of Law with retroactive effect to include the period of retroactive effect of such Change of Law). Any Lender claiming any additional amounts payable pursuant to this Section 2.16 shall use its reasonable efforts (consistent with Requirements of Law) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, result in any unreimbursed costs to, or otherwise be disadvantageous to, such Lender.

Section 2.17	Taxes

(a)       Except as otherwise provided in this Section 2.17 or as required by applicable Requirements of Law (as determined in the good faith discretion of a Loan Party or the Administrative Agent that is the applicable withholding agent), any and all payments by or on account of any obligation of any Loan Party under each Loan Document shall be made free and clear of and without deduction for any Taxes. If any Indemnified Taxes shall be required by law to be deducted from or in respect of any sum payable under any Loan Document to any Lender, Issuer or Agent, (w) the sum payable by the applicable Loan Party shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) such Lender, Issuer or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (x) a Loan Party or the Administrative Agent that is the applicable withholding agent shall make such deductions, (y) the Loan Party or the Administrative Agent that is the applicable withholding agent shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (z) if the applicable withholding agent is a Loan Party, such Loan Party shall deliver to the Administrative Agent evidence of such payment.

(b)       In addition, each Loan Party agrees to pay any present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made under any Loan Document or from the execution, delivery, enforcement, recording or registration of, or otherwise with respect to, any Loan Document (collectively, “Other Taxes”).

(c)       Each Loan Party shall, jointly and severally, indemnify each Lender, Issuer and Agent for the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.17) payable by such Lender, Issuer or Agent (as the case may be) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender, Issuer or Agent (as the case may be) makes written demand therefor. A certificate as to the amount of such payment or liability delivered to the applicable

Loan Party (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or Issuer, shall be conclusive absent manifest error.

(d)       Within 30 days after the date of any payment of Indemnified Taxes or Other Taxes by any Loan Party, a Borrower shall furnish to the Administrative Agent, at its address referred to in Section 11.8, the original or a certified copy of a receipt evidencing payment thereof.

(e)       Without prejudice to the survival of any other agreement of any Loan Party hereunder or under the Guaranty, the agreements and obligations of the Loan Parties contained in this Section 2.17 shall survive the payment in full of the Obligations.

(f)        (i)   To the extent it is legally able to do so, each Non-U.S. Lender shall (v) on or prior to the Initial Closing Date if such Non-U.S. Lender is a signatory hereto, (w) otherwise, on or prior to the date on which such Non-U.S. Lender becomes a Lender, Issuer or Agent hereunder, (x)  on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to any Borrower and the Administrative Agent, and (z) from time to time if requested by any Borrower or the Administrative Agent, provide the Administrative Agent and any Borrower with two completed originals of the following, as applicable:

(A)      Form W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business) or any successor form;

(B)      Form W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) or any successor form;

(C)      in the case of a Non-U.S. Lender claiming exemption under Section 871(h) or 881(c) of the Code, a Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a non-bank certificate in substantially the form of Exhibit J-1, Exhibit J-2, Exhibit J-3 or Exhibit J- 4, as applicable;

(D)      to the extent a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or participating Lender granting a typical participation), Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, , Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Non-U.S. Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a non-bank tax certificate on behalf of such beneficial owner(s), or

(E)       any other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Lender’s entitlement to such exemption from United States federal withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender under the Loan Documents.

(ii)  To the extent it is legally able to do so, each U.S. Lender shall (v) on or prior to the Initial Closing Date if such U.S. Lender is a signatory hereto, (w) otherwise, on or prior to the date on which such U.S. Lender becomes a Lender, an Issuer or an Agent hereunder, (x) at the request of any Borrower or the Administrative Agent, on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to any Borrower and the Administrative Agent, and (z) from time to time if requested by any Borrower or the Administrative Agent, provide the Administrative Agent and any with two completed originals of Form W-9 (certifying that such U.S. Lender is entitled to an exemption from U.S. backup withholding tax) or any successor form. Solely for purposes of this Section 2.17(f)(ii), a “U.S. Lender” shall not include a Lender, an Issuer or an Agent that may be treated as an exempt recipient based on the indicators described in Treas. Reg. Section 1.6049-4(c)(1)(ii).

(iii) A Lender that is entitled to an exemption from or reduction of a Tax other than U.S. federal withholding tax with respect to payments under this Agreement shall deliver to any Borrower (with a copy to the Administrative Agent), if reasonably requested by any Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that the foregoing requirement shall not apply if the completion and execution of such documentation will subject such Lender to any material unreimbursed cost or otherwise be adverse to such Lender.

(g)       Any Lender claiming any additional amounts payable pursuant to this Section 2.17 shall use its reasonable efforts (consistent with Requirements of Law) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, result in any unreimbursed costs to, or otherwise be disadvantageous to, such Lender.

(h)       If a Lender or Agent determines in its sole discretion that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.17, it shall reimburse the portion of such refund to the applicable Borrower that it determines, in its sole discretion, will leave it in no better or worse after-tax financial position (taking into account all out-of-pocket expenses of such Agent or Lender, as the case may be) than if the tax giving rise to the payment had not been imposed in the first instance; provided that each Borrower, upon the request of such Lender or Agent, agrees to repay the amount paid over to such Borrower (plus penalties, interest and other reasonable charges) to such Lender or Agent in the event such Lender or Agent is required to repay such refund to such taxation authority. This paragraph shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrowers or any other person.

Section 2.18	Substitution of Lenders
(a)       In the event that (i) (A) any Lender makes a claim under Section 2.15 or 2.16, (B) it becomes illegal for any Lender to continue to fund or make any Eurodollar Rate

Loan and such Lender notifies a Borrower pursuant to Section 2.14(c), (C) any Loan Party is required to make any payment pursuant to Section 2.17 that is attributable to a particular Lender that cannot be mitigated pursuant to Section 2.17(g) or (D) any Lender becomes a Non-Funding Lender, (ii) in the case of clause (i)(A) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Lender under this Agreement with respect to its Loans materially exceeds the effective average annual rate of interest payable to the Requisite Lenders under this Agreement and (iii) in the case of clauses (i)(A), (B) and (C) above, Revolving Credit Lenders holding at least 75% of the Revolving Credit Commitments are not subject to such increased costs or illegality, payment or proceedings (any such Lender, an “Affected Lender”), any Borrower may substitute any Lender and, if reasonably acceptable to the Administrative Agent, any other Eligible Assignee (a “Substitute Institution”) for such Affected Lender hereunder, after delivery of a written notice (a “Substitution Notice”) by such Borrower to the Administrative Agent and the Affected Lender within a reasonable time (in any case not to exceed 90 days) following the occurrence of any of the events described in clause (i) above that such Borrower intends to make such substitution; provided, however, that, if more than one Lender claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by such Borrower within 30 days of each other, then such Borrower may substitute all, but not (except to the extent such Borrower has already substituted one of such Affected Lenders before such Borrower’s receipt of the other Affected Lenders’ claim) less than all, Lenders making such claims.

(b)       If the Substitution Notice was properly issued under this Section 2.18, the Affected Lender shall sell, and the Substitute Institution shall purchase, all rights and claims of such Affected Lender under the Loan Documents and the Substitute Institution shall assume, and the Affected Lender shall be relieved of, the Affected Lender’s Revolving Credit Commitments and all other prior unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (other than exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations). Such purchase and sale (and the corresponding assignment of all rights and claims hereunder) shall be recorded in the Register maintained by the Administrative Agent and shall be effective on (and not earlier than) the latest of (i) the receipt by the Affected Lender of its Ratable Portion of the Revolving Credit Outstandings and of each Tranche of Term Loans, together with any other Obligations owing to it, (ii) the receipt by the Administrative Agent of an agreement in form and substance satisfactory to it and Ultimate Parent Co-Borrower whereby the Substitute Institution shall agree to be bound by the terms hereof and (iii) the payment in full to the Affected Lender in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date. Upon the effectiveness of such sale, purchase and assumption, the Substitute Institution shall become a “Lender” hereunder for all purposes of this Agreement having a Commitment in the amount of such Affected Lender’s Commitment assumed by it and such Commitment of the Affected Lender shall be terminated; provided, however, that all indemnities and rights to additional amounts under the Loan Documents shall continue in favor of such Affected Lender.

(c)       Each Lender agrees that, if it becomes an Affected Lender and its rights and claims are assigned hereunder to a Substitute Institution pursuant to this Section 2.18, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such assignment, together with any Note (if such Loans are evidenced by a Note) evidencing the

Loans subject to such Assignment and Assumption; provided, however, that the failure of any Affected Lender to execute an Assignment and Assumption or deliver such Note shall not render such assignment invalid.

Section 2.19	Facilities Increase

(a)       Borrower Request. Each of Arby’s Opco Borrower or any Co-Borrower with respect to the applicable facility may after the Second Closing Date, by delivery of a Facilities Increase Notice to the Administrative Agent elect to request (x) prior to the Revolving Credit Termination Date, one or more increases to the existing Revolving Credit Commitments and/or (y) the establishment of one or more new Term Loan Commitments (each, an “Incremental Term Loan Commitment”), by an amount not in excess of $150,000,000 in the aggregate and not less than $20,000,000 in respect of any one increase request (each such increase, a “Facilities Increase”). Each such Facilities Increase Notice shall specify (i) the date (each, a “Facilities Increase Date”) on which a Borrower proposes that the increased or new Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such Facilities Increase Notice is delivered to the Administrative Agent (or in the case of a Facilities Increase intended to be effective on the Restatement Effective Date, one Business Day after the date on which such Facilities Increase Notice is delivered to the Administrative Agent), and (ii) the identity of each Eligible Assignee to which a Borrower proposes any portion of such increased or new Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the increased or new Commitments may elect or decline, in its sole discretion, to provide such increased or new Commitment; provided further that the Commitment of any Eligible Assignee that is not a Lender prior to the Facilities Increase shall be subject to the consent of the Administrative Agent, which consent shall not be unreasonably withheld.

(b)       Conditions. The increased or new Commitments shall become effective, as of such Facilities Increase Date; provided that:

(i)     each of the conditions set forth in Section 3.2 shall be satisfied;

(ii)    no Default or Event of Default shall have occurred and be continuing or would result from the Borrowings to be made on the Facilities Increase Date;

(iii)    on a Pro Forma Basis after giving pro forma effect to the borrowings to be made on the Facilities Increase Date and the use of proceeds thereof (including any change in Consolidated EBITDA and any increase in Indebtedness resulting from the consummation of any Permitted Acquisition concurrently with such borrowings) as of the date of the most recent Financial Statements delivered pursuant to Section 6.1(a) or (b), Ultimate Parent Co-Borrower shall be in compliance with each of the covenants set forth in Article V;

(iv)   A Revolving Borrower shall make any payments required pursuant to Section 2.14(d) in connection with any adjustment of Revolving Loans pursuant to clause (d) below;

(v)     The applicable Borrowers shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction, and the Administrative Agent shall be reasonably satisfied with the terms and documentation of the Facilities Increase; and

(vi)    there shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders (including any Person becoming a Lender as part of such Facilities Increase on such Facilities Increase Date), as applicable, all reasonable and documented fees and expenses (including reasonable and documented fees and expenses of counsel) due and payable on or before the Facilities Increase Date (including all such fees described in the Fee Letters).

     (c)       Terms of New Loans and Commitments. The terms and provisions of Loans made pursuant to any Facilities Increase shall be as follows:

(i)   the terms and provisions of Loans made pursuant to Incremental Term Loan Commitments (“Incremental Term Loans”) shall be, except as otherwise set forth herein or in the Increase Joinder, identical to the Term Loans (it being understood that Incremental Term Loans may be part of an existing Tranche of Term Loans or may form a new Tranche);

(ii)  the terms and provisions of Revolving Loans made pursuant to such Facilities Increase shall be identical to the Revolving Loans;

(iii) the weighted average life to maturity of all new Incremental Term Loans shall be no shorter than the weighted average life to maturity of the Revolving Loans and the existing Term Loans;

(iv) the maturity date of Incremental Term Loans shall not be earlier than the Final Maturity Date; and

(v)  Incremental Term Loans shall have a scheduled amortization of not more than 1% per annum at all times other than those within one year of the final maturity of such Loans and such amortization shall be on a quarterly basis within each year and in equal amounts among quarters, and with respect to mandatory prepayments and other payment rights shall be treated no more favorably than ratably with existing Term Loans.

The increased or new Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by Arby’s Opco Borrower, Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, the Administrative Agent and each Lender making such increased or new Commitment, in form and substance reasonably satisfactory to each of them. The Increase Joinder shall, without the consent of any other Agents or Lenders or Loan Parties, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.19. In addition, unless otherwise specifically provided herein, all references in the Loan Documents to Revolving Loans or Term Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to any Facilities Increase and Incremental Term Loans, respectively, made pursuant to any Facilities Increase.

(d)       Adjustment of Revolving Loans. To the extent the Commitments being increased on the relevant Facilities Increase Date are Revolving Credit Commitments, then each of the Revolving Credit Lenders having a Revolving Credit Commitment prior to such Facilities Increase Date (the “Pre-Increase Revolving Lenders”) shall assign to any Revolving Credit Lender that is acquiring a new or additional Revolving Credit Commitment on the Facilities Increase Date (the “Post-Increase Revolving Lenders”), and such Post-Increase Revolving Lenders shall purchase from each Pre-Increase Revolving Lender, at the principal amount thereof, such interests and participations in the Revolving Credit Outstandings as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Outstandings will be held by Pre-Increase Revolving Lenders and Post-Increase Revolving Lenders in accordance with their Ratable Portions of the Revolving Credit Commitments after giving effect to such Facilities Increase.

(e)       Making of New Term Loans. On any Facilities Increase Date on which new Commitments for Term Loans are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such new Commitment shall make a Term Loan to Arby’s Opco Borrower or Holdco Co-Borrower, as the case may be, in an amount equal to its new Commitment.

(f)        Equal and Ratable Benefit. The Loans and Commitments established pursuant to this Section 2.19 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranty and security interests created by the Collateral Documents. The Loan Parties, at their own expense, shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any new Tranche of Term Loans or any such new Commitments or the making of Incremental Term Loans.

Section 2.20	Defaulting Lender

If any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, if any Letter of Credit or Swing Loan is at the time outstanding, the Issuer and the Swing Loan Lender, as the case may be, may, by notice to any Borrower and such Defaulting Lender or Potential Defaulting Lender through the Administrative Agent, require the Borrowers, within 5 Business Days’ of such notice from the Administrative Agent, to Cash Collateralize the obligations of the Borrowers to the Issuer and the Swing Loan Lender in respect of such Letter of Credit or Swing Loan in an amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or such Potential Defaulting Lender in respect thereof, or to make other arrangements reasonably satisfactory to the Administrative Agent, and to the Issuer and the Swing Loan Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender.

ARTICLE III

CONDITIONS

Section 3.1	Conditions Precedent to Initial Loans and Letters of Credit

The obligation of each Lender to make the Loans requested to be made by it on the Initial Closing Date and the Second Closing Date and the obligation of each Issuer to Issue Letters of Credit on the Initial Closing Date were subject to the satisfaction or due waiver in accordance with Section 11.1 of the Original Credit Agreement of each of the following conditions precedent:

(a)       Certain Documents. The Administrative Agent shall have received on or prior to the Initial Closing Date each of the following, each dated the Initial Closing Date unless otherwise indicated or agreed to by the Administrative Agent and the Arrangers, in form and substance reasonably satisfactory to each of the Administrative Agent and the Arrangers:

(i)    the Original Credit Agreement, duly executed and delivered by Holdco Co-Borrower, Parent and Arby’s Opco Borrower, and, for the account of each Lender requesting the same, a Note of Arby’s Opco Borrower conforming to the requirements set forth herein;

(ii)   the Original Guaranty, duly executed by each Guarantor that was required to be party thereto on the Initial Closing Date;

(iii)  the Original Pledge and Security Agreement, duly executed by Holdco Co-Borrower, Arby’s Opco Borrower and each Guarantor that was required to be party thereto on the Initial Closing Date, together with each of the following:

(A)      evidence reasonably satisfactory to each of the Administrative Agent and the Arrangers that, upon the filing and recording of instruments delivered on the Initial Closing Date, the Collateral shall be subject to the Requisite Liens (subject to Liens permitted hereunder), including (x) such documents duly executed by each Loan Party as each of the Administrative Agent and the Collateral Agent may reasonably request with respect to the perfection of the Requisite Liens in the Collateral (including financing statements under the UCC, short-form security agreements relating to patents, trademarks and registered copyrights in the United States suitable for filing with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens created by the Pledge and Security Agreement) and (y) copies of UCC search reports as of a recent date listing all effective financing statements and tax and judgment liens that name any Loan Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral except for those that shall be terminated on the Initial Closing Date or are otherwise permitted hereunder;

(B)      all certificates, instruments and other documents (if any) representing all Pledged Stock being pledged pursuant to the Pledge and Security Agreement and stock powers for such certificates, instruments and other documents executed in blank; and

(C)      all instruments representing Pledged Debt Instruments being pledged pursuant to the Pledge and Security Agreement duly endorsed in blank, including, without limitation, intercompany notes from Loan Parties and their Subsidiaries in form and substance reasonably satisfactory to the Administrative Agent and the Arrangers;

(iv)	[RESERVED];

(v)   an opinion of (A) Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Loan Parties, in substantially the form of Exhibit G (which shall cover New York and Delaware law), and (B) counsel to the Loan Parties in Alabama, Florida, Georgia, Indiana, Michigan, Minnesota and Ohio, in each case addressed to the Collateral Agent and the Lenders and addressing such other matters as any Lender through the Administrative Agent or the Arrangers may reasonably request;

(vi)  a copy of each Closing Date Related Document, in each case certified as being complete and correct by a Responsible Officer of Arby’s Opco Borrower;

(vii) a copy of the articles or certificate of incorporation (or equivalent Constituent Document) of each Loan Party, certified as of a recent date by the Secretary of State of the state of organization of such Loan Party, together with certificates of such official attesting to the good standing of each such Loan Party and certificates attesting to the good standing of each such Loan Party in states where it is qualified as a foreign entity;

(viii)  a certificate of the Secretary of each Loan Party certifying (A) the names and true signatures of each officer of such Loan Party that has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (B) the by-laws (or equivalent Constituent Document) of such Loan Party as in effect on the date of such certification, (C) the resolutions of such Loan Party’s Board of Directors approving and authorizing the execution, delivery and performance of the Original Credit Agreement and the other Loan Documents to which it is a party and (D) that there have been no changes in the certificate of incorporation (or equivalent Constituent Document) of such Loan Party from the certificate of incorporation (or equivalent Constituent Document) delivered pursuant to clause (vii) above;

(ix)   a certificate of a Responsible Officer of Holdco Co-Borrower stating that Holdco Co-Borrower and its Subsidiaries, taken as a whole, and Arby’s Opco Borrower and its Subsidiaries, taken as a whole, are Solvent on a Consolidated basis after giving effect to the Transactions, the initial Loans and Letters of Credit, the application of the proceeds thereof in accordance with Section 7.9 and the payment of all estimated legal, accounting and other fees related hereto and thereto;

(x)    a certificate of a Responsible Officer of Arby’s Opco Borrower to the effect that (A) the conditions set forth in Sections 3.2(b) and (c) have been satisfied, (B) no litigation not listed on Schedule 4.7 shall have been commenced against any Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect and (C) certain other conditions reasonably detailed by the Administrative Agent that are otherwise required to be met have been met;

(xi)   evidence satisfactory to each of the Administrative Agent and the Arrangers that the insurance policies required by Section 7.5 and any Collateral Document are in full force and effect, together with, unless otherwise agreed by each of the Administrative Agent and the Arrangers, endorsements naming the Collateral Agent, on behalf of the Secured Parties, as an additional insured, loss payee and/or mortgagee, as appropriate, under all insurance policies to be maintained with respect to the properties of Holdco Co-Borrower, Parent, Arby’s Opco Borrower and each other Loan Party;

(xii)  not later than 2 Business Days before the Initial Closing Date, the Financial Statements listed on Schedule 4.4 to the Original Credit Agreement. Such Financial Statements (A) shall be prepared in accordance with, or reconciled to, GAAP (other than the absence of footnotes to such unaudited financial statements), (B) shall be prepared on a basis materially consistent with the financial statements previously provided to the Lenders and (C) in the case of the unaudited Financial Statements of the Acquired Businesses, such Financial Statements shall have been reviewed by Ernst & Young LLP in accordance with the procedures set forth in Statement on Standards for Accounting and Review Services No. 1;

(xiii)   a pro forma consolidated balance sheet (the “Pro Forma Balance Sheet”) of Arby’s Opco Borrower which combines Arby’s Opco Borrower’s consolidated balance sheet as of April 3, 2005 and the Acquired Businesses’ consolidated balance sheet as of March 6, 2005, after giving effect to the Transactions and all other indebtedness for borrowed money incurred after such dates (collectively, the “Pro Forma Transactions”), together with a certificate of the chief financial officer of Arby’s Opco Borrower to the effect that such pro forma balance sheet was prepared in good faith based upon reasonable assumptions and that such pro forma balance sheet properly reflects in all material respects adjustments (other than any adjustments related to allocating the purchase price of the RTM Acquisitions) to Arby’s Opco Borrower’s historical balance sheet necessary to account for the Pro Forma Transactions, and a certificate of the chief accounting of-

ficer of the Acquired Businesses to the effect that such pro forma balance sheet was prepared in good faith based upon reasonable assumptions and that such pro forma balance sheet properly reflects in all material respects adjustments (other than any adjustments related to allocating the purchase price of the RTM Acquisitions) to the Acquired Businesses’ historical balance sheet necessary to account for the Pro Forma Transactions. The chief financial officer of Arby’s Opco Borrower and the chief accounting officer of the Acquired Businesses shall certify that any adjustments allocating the purchase price of the RTM Acquisitions or related to the allocation thereof were prepared in good faith based upon the best available information as of the Initial Closing Date, it being understood that such adjustments are estimates, are subject to change and could differ materially from the final purchase accounting adjustments determined after an asset appraisal has been obtained. The Lenders shall be reasonably satisfied that such balance sheets are not materially inconsistent with the forecasts previously provided to the Lenders. Arby’s Opco Borrower shall have delivered the Projections, which shall not be materially inconsistent with the projections previously provided to the Arrangers; and

(xiv)           such other certificates, documents, agreements and information respecting any Loan Party as any Lender through the Administrative Agent or the Arrangers may reasonably request.

(b)       Fee and Expenses Paid. There shall have been paid to the Administrative Agent, for the account of the Agents, the Issuers and the Lenders, as applicable, all reasonable and documented fees and expenses (including reasonable and documented fees and expenses of counsel) due and payable on or before the Initial Closing Date (including all such fees described in the Fee Letter in existence on the Initial Closing Date).

(c)	[RESERVED].

(d)       Refinancing. (i) The Securitization Notes shall have been repaid or satisfied and discharged and the Administrative Agent and the Arrangers shall have received evidence thereof satisfactory to them; (ii) with respect to Indebtedness listed on Schedule 3.1(d)(ii), the Administrative Agent and the Arrangers shall have received payoff letters (or evidence of repayment) duly executed and delivered by the appropriate Loan Parties and counterparties confirming that the relevant Indebtedness has been repaid or will be repaid prior to the end of the Refinancing Grace Period; (iii) with respect to Indebtedness listed on Schedule 3.1(d)(iii), the Administrative Agent and the Arrangers shall have received payoff letters (or evidence of repayment) duly executed and delivered by the appropriate Loan Parties and counterparties confirming that the relevant Indebtedness has been repaid or will be repaid on or prior to the Second Closing Date; (iv) all Indebtedness of any Loan Party owed to or held by Sponsor or its Affiliates shall have been repaid or cancelled and the Administrative Agent and the Arrangers shall have received evidence thereof satisfactory to them; and (v)the Administrative Agent and the Arrangers shall have received payoff letters duly executed and delivered by the appropriate Loan Parties and counterparties confirming that all Indebtedness of the Acquired Businesses owed to Orix Financial Services, Inc. and Irwin Franchise Capital Corporation has been repaid or will be repaid prior to the end of the Refinancing Grace Period or shall receive satisfactory evidence that such Indebtedness has been repaid or will be repaid on the Second Closing Date. With respect to any Indebtedness to be repaid pursuant to Section 7.18 prior to the end of the Refinancing Grace Period that pursuant to its terms could not be so repaid unless revocable notice of repayment is given on or prior to the Initial Closing Date, the Administrative Agent shall have received evidence that such notice has been delivered.

(e)       Consummation of Transactions and Closing Date Related Documents. Each of the Administrative Agent and the Arrangers shall be reasonably satisfied (and may, but shall not be obligated to, rely on the receipt of a certificate from any Loan Party or any Affiliate thereof for all or part of such purpose) that (i) the terms and conditions of the RTM Acquisition Agreements shall not have been amended, waived or modified without the approval of each of the Administrative Agent and the Arrangers (other than non-material amendments, waivers and modifications to such terms that do not, in the aggregate, materially adversely affect the interests of the Administrative Agent, the Collateral Agent, the Arrangers, the Lenders and the Issuers), (ii) the RTM Acquisition Agreements and each of the other Closing Date Related Documents shall have been approved by all corporate (or equivalent) action of each Loan Party party thereto and each of the other parties thereto, shall have been executed and delivered by each such party, shall be in full force and effect and there shall not have occurred and be continuing any material breach or default thereunder, (iii) subject only to the funding of the initial Loans hereunder, the RTM Acquisitions shall have been consummated in accordance with the RTM Acquisition Agreements and all applicable Requirements of Law and all representations and warranties of the Loan Parties contained in the RTM Acquisition Agreements and the other Closing Date Related Documents shall be true and correct in all material respects on the Initial Closing Date, (iv) subject only to the funding of the initial Loans hereunder, all conditions precedent to the consummation of the RTM Acquisitions shall have been satisfied or waived with, if such waiver is adverse in any material respect to the Lenders (as reasonably determined by each Arranger), the consent of each Arranger and (v) the Cash Investment shall have been made on terms and conditions reasonably satisfactory to each of the Administrative Agent and the Arrangers.

(f)        Consents, Etc. The Lenders shall be reasonably satisfied that all requisite Governmental Authorities and third parties shall have approved or consented to the Transactions, and there shall be no governmental or judicial action, actual or to Arby’s Opco Borrower’s knowledge threatened, that has or would have, singly or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated hereby.

(g)       Perfection. The Lenders shall have a valid and perfected first priority lien on and security interest in the Closing Date Collateral (subject to Liens permitted under the Loan Documents); all filings, recordations and searches necessary in connection with such liens and security interests shall have been duly made; and all filings and recording fees and taxes shall have been duly paid by the Loan Parties.

(h)       Corporate Structure. The Lenders shall be reasonably satisfied with the capitalization, the terms and conditions of any equity arrangements and the corporate or other organizational structure of Holdco Co-Borrower and its Subsidiaries (after giving effect to the Transactions) and any indemnities, employment and other arrangements entered into in connection with the Transactions.

(i)        USA Patriot Act. The Lenders shall have received, at least five Business Days prior to the Initial Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including without limitation, the Patriot Act) including, without limitation, the information described in Section 11.19.

(j)        Sources and Uses. The sources and uses of the Loans shall be as set forth on Schedule 3.1(j).

Section 3.2	Conditions Precedent to Each Loan and Letter of Credit

The obligation of each Lender on any date (including the Initial Closing Date) to make any Loan and of each Issuer on any date (including the Initial Closing Date) to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

(a)       Request for Borrowing or Issuance of Letter of Credit. With respect to any Loan, the Administrative Agent shall have received a duly executed Notice of Borrowing from Arby’s Opco Borrower or the applicable Co-Borrower, as applicable (or, in the case of Swing Loans, a duly executed Swing Loan Request), and, with respect to any Letter of Credit, the Administrative Agent and the Issuer shall have received a duly executed Letter of Credit Request.

(b)       Representations and Warranties; No Defaults. The following statements shall be true on the date of such Loan or Issuance, both before and after giving effect thereto and, in the case of any Loan, to the application of the proceeds thereof:

(i)   the representations and warranties set forth in Article IV and in the other Loan Documents shall be true and correct in all material respects on and as of such date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; provided that representations and warranties which by their terms are qualified by materiality or by reference to a Material Adverse Effect shall be true and correct in all respects; and

(ii)  no Default or Event of Default shall have occurred and be continuing.

(c)       No Legal Impediments. The making of the Loans or the Issuance of such Letter of Credit on such date does not violate any Requirement of Law (including, without limitation, Regulations T, U and X of the Federal Reserve Board) on the date of or immediately following such Loan or Issuance of such Letter of Credit and is not enjoined, temporarily, preliminarily or permanently.

Each submission by Arby’s Opco Borrower or a Co-Borrower to the Administrative Agent of a Notice of Borrowing or a Swing Loan Request and the acceptance by Arby’s Opco Borrower or a Co-Borrower of the proceeds of each Loan requested therein, and each submission by a Revolving Borrower to an Issuer of a Letter of Credit Request, and the Issuance of each Letter of Credit requested therein, shall be deemed to constitute a representation and warranty by Borrowers and Parent as to the matters specified in clause (b) above on the date of the making of such Loan or the Issuance of such Letter of Credit.

Section 3.3	Determinations of Initial Borrowing Conditions

For purposes of determining compliance with the conditions specified in Section 3.1, each Lender shall be deemed to have consented to, approved, accepted or be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the initial Borrowing, borrowing of Swing Loans or Issuance or deemed Issuance hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing or Swing Loans.

Section 3.4	Conditions to Effectiveness.

The effectiveness of this Agreement is subject to the receipt by the Administrative Agent of (i) an executed counterpart of this Agreement from each Loan Party signatory hereto and the Administrative Agent on behalf of each of the Lenders under the Original Credit Agreement and the other Agents, (ii) evidence reasonably satisfactory to the Administrative Agent that conditions set forth in the Amendment and Restatement Agreement have been satisfied and (iii) evidence reasonably satisfactory to the Administrative Agent that the Required Lenders under the Original Credit Agreement have approved this Agreement.

Section 3.5	Additional Conditions Precedent Relating to Defaulting Lender or Potential Defaulting Lender

In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the Issuer will not be required to issue any Letter of Credit or to amend any outstanding Letter of Credit and the Swing Loan Lender will not be required to make any Swing Loan, unless the Issuer or the Swing Loan Lender, as the case may be, is satisfied that any exposure that would result therefrom is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof satisfactory to the Issuer or Swing Loan Lender.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Agents, the Lenders, the Issuers and the Collateral Agent to enter into this Agreement, each of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent and Arby’s Opco Borrower represents and warrants each of the following to the Agents, the Lenders, the Issuers and the Collateral Agent, on and as of the Initial Closing Date and after giving effect to the Transactions and the making of the Loans and the other financial accommodations on the Initial Closing Date and on and as of each date as required by Section 3.2(b)(i) from the Initial Closing Date until the date immediately prior to the Restatement Effective Date in accordance with the Original Credit Agreement, and on the Restatement Effective Date and thereafter in accordance with this Agreement:

Section 4.1	Corporate Existence; Compliance with Law

(a)       Each of Ultimate Parent Co-Borrower and its Subsidiaries (i) is duly organized, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect, (iii) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, (iv) is in compliance with its Constituent Documents, (v) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not, in the aggregate, have a Material Adverse Effect and (vi) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for Permits, filings and notices the failure of which to obtain, make or give (as applicable) would not, in the aggregate, have a Material Adverse Effect.

(b)       None of Ultimate Parent Co-Borrower or any of its Subsidiaries is in violation in any material respects of any United States Requirements of Law relating to terrorism, sanctions or money laundering (“Anti-Terrorism Laws”), including United States Executive Order No. 13224 on Terrorist Financing (the “Anti-Terrorism Order”) and the Patriot Act.

(c)       None of Ultimate Parent Co-Borrower or any of its Subsidiaries is any of the following:

(i)   a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order;

(ii)  a Person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order;

(iii)  a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Anti-Terrorism Order; or

(iv)  a Person that is named as a “specially designated national and blocked person” in the most current list published by the U.S. Treasury Department Office of Foreign Assets Control.

(d)       None of Ultimate Parent Co-Borrower or any of its Subsidiaries, to its knowledge, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (c) above, (ii) deals in, or otherwise engages in any transactions relating to, any property or interests in property blocked pursuant to the Anti-Terrorism Order or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(e)       No Loan Party or Restricted Subsidiary (other than Scioto Insurance Company) is underwriting any insurance policy.

Section 4.2	Corporate Power; Authorization; Enforceable Obligations

(a)       The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby:

(i)   are within such Loan Party’s corporate, limited liability company, partnership or other powers;

(ii)  have been duly authorized by all necessary action, including the consent of shareholders, partners and members where required;

(iii) do not and will not (A) contravene such Loan Party’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to such Loan Party (including, without limitation, Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to such Loan Party, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Closing Date Related Document or any other material Contractual Obligation of such Loan Party or any of its Subsidiaries, other than Contractual Obligations in respect of Indebtedness listed on Schedule 7.11(a) and Schedule 8.1(b), or (D) result in the creation or imposition of any Lien upon any property of such Loan Party or any of its Subsidiaries, other than those in favor of the Secured Parties pursuant to the Collateral Documents; and

(iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those listed on Schedule 4.2 and that have been or will be, prior to the Restatement Effective Date, obtained or made, copies of which have been or will be delivered to the Administrative Agent, and each of which on the Restatement Effective Date will be in full force and effect and, with respect to the Collateral, filings required to perfect the Liens created by the Collateral Documents.

(b)       This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party party thereto. This Agreement is, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by general principles of equity and applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

Section 4.3	Ownership of Ultimate Parent Co-Borrower; Subsidiaries

(a)       Set forth on Schedule 4.3(a) is a complete and accurate list showing, as of the Restatement Effective Date, Ultimate Parent Co-Borrower and all of its Subsidiaries and, as to each such Person, the jurisdiction of its organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Restatement Effective Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by any Loan Party.

(b)       As of the Restatement Effective Date, no Stock of Ultimate Parent Co-Borrower or any Subsidiary of Ultimate Parent Co-Borrower is subject to any outstanding option, warrant, right of conversion or purchase of any similar right. All of the outstanding capital stock of Holdco Co-Borrower, Parent and Arby’s Opco Borrower has been validly issued, is fully paid and non-assessable (as applicable) and is owned beneficially and of record by Ultimate Parent Co-Borrower, Holdco Co-Borrower and Parent, respectively, free and clear of all Liens other than the Lien in favor of the Secured Parties created by the Pledge and Security Agreement and Customary Permitted Liens. All of the outstanding Stock of each Subsidiary of Ultimate Parent Co-Borrower owned (directly or indirectly) by Ultimate Parent Co-Borrower has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned by Ultimate Parent Co-Borrower or a Subsidiary of Ultimate Parent Co-Borrower, free and clear of all Liens other than the Lien in favor of the Secured Parties created pursuant to the Pledge and Security Agreement and Customary Permitted Liens. Neither Ultimate Parent Co-Borrower nor any of its Subsidiaries is a party to (or, with respect to the Stock of each Subsidiary of Ultimate Parent Co-Borrower, has knowledge of) (i) any agreement restricting the transfer or hypothecation of any Stock of any such Subsidiary, or (ii) any agreement or understanding with respect to the voting, sale or transfer of any shares of Stock of Ultimate Parent Co-Borrower or any such Subsidiary, or any agreement restricting the transfer or hypothecation of any such shares, other than, (I) in the case of clauses (i) and (ii), (A) the Loan Documents, (B) the Sponsor Convertible Notes and (C) with respect to the New Entities and their Subsidiaries, the Senior Notes and contractual obligations in respect of Indebtedness listed on Schedule 4.3(b) and, (II) in the case of clause (ii) only, the RTM Acquisition Agreements. Neither Ultimate Parent Co-Borrower nor any Subsidiary of Ultimate Parent Co-Borrower owns or holds, directly or indirectly, any Stock of any Person other than such Subsidiaries and Investments permitted by Section 8.3.

Section 4.4	Financial Statements

(a)       The Projections have been prepared by Ultimate Parent Co-Borrower in light of the past operations of its business, and reflect projections for the period from and including Fiscal Year 2009 through Fiscal Year 2011 on a quarter by quarter basis through Fiscal Year 2009 and on a year by year basis thereafter. The Projections are based upon estimates and assumptions stated therein, all of which Ultimate Parent Co-Borrower believes to be reasonable and fair on the Restatement Effective Date in light of current conditions and current facts known to Ultimate Parent Co-Borrower and, as of the Restatement Effective Date, reflect Ultimate Parent Co-Borrower’s good faith and reasonable estimates of the future financial performance of Ultimate Parent Co-Borrower and its Subsidiaries and of the other information projected therein for the periods set forth therein. Notwithstanding the foregoing, it is understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Ultimate Parent Co-Borrower and its Subsidiaries and that no assurance can be given that such Projections will be realized.

(b)       The WIH Model reflects, as of the date thereof, on a pro forma basis, the Consolidated financial condition of Ultimate Parent Co-Borrower and its Subsidiaries, and the assumptions expressed therein were reasonable based on the information available to Ultimate Parent Co-Borrower at the time so furnished and on the Restatement Effective Date. The WIH Model shall include management’s good faith estimate for any adjustments from purchase price accounting in connection with the Triarc Acquisition.

Section 4.5	Material Adverse Change

Since January 2, 2005, with respect to Holdco Co-Borrower and its Subsidiaries (other than the Acquired Businesses) and since May 30, 2004, with respect to the Acquired Businesses, there has been no Material Adverse Change, other than the Write-Off, and there have been no events or developments that, in the aggregate, have had a Material Adverse Effect with respect to such entities taken as a whole, other than the Write-Off. Since December 30, 2007, there has been no Material Adverse Change, other than the Write-Off, with respect to Ultimate Parent Co-Borrower and its Subsidiaries and there have been no events or developments that, in the aggregate, have had a Material Adverse Effect with respect to such entities taken as a whole, other than the Write-Off.

Section 4.6	Solvency

(a)       On the Initial Closing Date, both before and after giving effect to (a) the Loans and Letter of Credit Obligations to be made or extended on the Initial Closing Date, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of Arby’s Opco Borrower or Holdco Co-Borrower, as the case may be, (c) the RTM Acquisitions and the consummation of the other Transactions to take place on the Initial Closing Date, (d) the payment and accrual of all transaction costs in connection with the foregoing and (e) all contingent rights of contribution and all intercompany loans, each Loan Party is Solvent.

(b)       After the Initial Closing Date, after giving effect to (a) the Loans and Letter of Credit Obligations to be made or extended on the Initial Closing Date or such other date as

Loans and Letter of Credit Obligations requested hereunder are made or extended, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of Arby’s Opco Borrower or a Co-Borrower, as the case may be, (c) the RTM Acquisitions and the consummation of the other Transactions, (d) the payment and accrual of all transaction costs in connection with the foregoing, (e) all contingent rights of contribution and all intercompany loans, and (f) on and after the Restatement Effective Date, the New Transactions, the Borrowers and the Loan Parties on a Consolidated basis are Solvent.

Section 4.7	Litigation

Except as set forth on Schedule 4.7, there are no pending or, to the knowledge of the Borrowers and Parent, threatened actions, investigations or proceedings affecting Ultimate Parent Co-Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator other than those that, in the aggregate, would not have a Material Adverse Effect. The performance of any action by any Loan Party required or contemplated by any Loan Document or any Closing Date Related Document is not restrained or enjoined (either temporarily, preliminarily or permanently).

Section 4.8	Taxes

(a)       All federal and material state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Loan Party or any Tax Affiliates of any Loan Party have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all Taxes reflected in such Tax Returns and all federal and material state, local and foreign income and franchise and other material Taxes otherwise due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings, but only if adequate reserves therefor have been established on the books of the applicable Loan Party or such Tax Affiliate in accordance with GAAP. Each Loan Party and each of their respective Tax Affiliates have complied in all material respects with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. None of the Loan Parties nor any of their respective Tax Affiliates has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(iii) of the Code or within the meaning of Section 6111(c) or Section 6111(d) of the Code as in effect immediately prior to the enactment of the American Jobs Creation Act of 2004, or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

(b)       Except as set forth on Schedule 4.8(b), none of the Loan Parties nor any of their respective Tax Affiliates has obligation under any tax sharing agreement other than any such agreement permitted under Section 8.9(f).

Section 4.9	Full Disclosure

The written, factual information (other than projections, budgets, other estimates and general market data) concerning any of Ultimate Parent Co-Borrower or its Subsidiaries prepared or furnished by or on behalf of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent or Arby’s Opco Borrower to the Administrative Agent or any Lender in connection with this Agreement or the consummation of the transactions contemplated hereunder and thereunder, including the information contained in the Disclosure Documents, taken as a whole, did not and does not, as of the date furnished (or as of the Restatement Effective Date), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein, taken as a whole, not misleading in light of the circumstances under which such statements were and are made.

Section 4.10	Margin Regulations

No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 4.11	No Burdensome Restrictions; No Defaults

(a)       None of Ultimate Parent Co-Borrower or any of its Subsidiaries (i) is a party to any Contractual Obligation the compliance with one or more of which would have, in the aggregate, a Material Adverse Effect or (ii) is subject to one or more Constituent Document restrictions that would, in the aggregate, have a Material Adverse Effect.

(b)       None of Ultimate Parent Co-Borrower or any of its Subsidiaries is in default under or with respect to any Contractual Obligation owed by it and, to the knowledge of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent and Arby’s Opco Borrower, no other party is in default under or with respect to any Contractual Obligation owed to any Loan Party or to any Subsidiary of any Loan Party, other than, in either case, (i) those defaults that, in the aggregate, would not have a Material Adverse Effect, (ii) during the Refinancing Grace Period only, defaults under Indebtedness listed on Schedule 7.11(a) and (iii) until the Second Closing Date only, defaults under Indebtedness listed on Schedule 8.1(b).

(c)       No Default or Event of Default has occurred and is continuing.

(d)       To the knowledge of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent and Arby’s Opco Borrower, there are no Requirements of Law applicable to any Loan Party or any Subsidiary of any Loan Party the compliance with which by such Loan Party or such Subsidiary, as the case may be, would, in the aggregate, have a Material Adverse Effect.

Section 4.12	Investment Company Act; Public Utility Holding Company Act

None of Ultimate Parent Co-Borrower or any of its Subsidiaries is (a) an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the U.S. Investment Company Act of 1940, as amended, or (b) a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company,” as each such term is defined and used in the U.S. Public Utility Holding Company Act of 1935, as amended.

Section 4.13	Use of Proceeds

The proceeds of the Loans and (in the case of clause (d)) the Letters of Credit are being used by Arby’s Opco Borrower and the Co-Borrowers (and, to the extent distributed to them by Arby’s Opco Borrower or a Co-Borrower, each other Loan Party) solely (a) in the case of Term Loans, to consummate the RTM Refinancing and the ARG Refinancing, (b) in the case of Term Loans, to finance the RTM Acquisitions and for the payment of related transaction costs, fees and expenses, (c) for the payment of transaction costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (d) in the case of Revolving Loans and Letters of Credit, for working capital and general corporate purposes (including to make Permitted Acquisitions) and (e) other than with respect to Loans made on the Initial Closing Date, to maintain as cash on the Consolidated balance sheet of Ultimate Parent Co-Borrower and its Subsidiaries.

Section 4.14	Insurance

All policies of insurance of any kind or nature of Ultimate Parent Co-Borrower or any of its Subsidiaries, including policies of fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as, in the reasonable business judgment of a Responsible Officer of Ultimate Parent Co-Borrower, is sufficient, appropriate and prudent for a business of the size and character of such Person.

Section 4.15	Labor Matters

(a)       There are no strikes, work stoppages, slowdowns or lockouts pending or threatened against or involving Ultimate Parent Co-Borrower or any of its Subsidiaries other than, after the Restatement Effective Date only, those that in the aggregate would not have a Material Adverse Effect.

(b)       There are no (i) unfair labor practices, grievances, complaints or arbitrations pending or, to Ultimate Parent Co-Borrower’s, Holdco Co-Borrower’s, WII Co-Borrower’s, Parent’s and Arby’s Opco Borrower’s knowledge, threatened, against or involving Ultimate Parent Co-Borrower or any of its Subsidiaries or (ii) any arbitrations or grievances threatened involving Ultimate Parent Co-Borrower or any of its Subsidiaries, other than in the case of both clauses (i) and (ii) those that, in the aggregate, would not have a Material Adverse Effect.

(c)       Except as set forth on Schedule 4.15, as of the Restatement Effective Date, there is no collective bargaining agreement covering any employee of Ultimate Parent Co-Borrower or its Subsidiaries.

Section 4.16	ERISA

(a)       Schedule 4.16 separately identifies as of the date hereof all Title IV Plans and all Multiemployer Plans to which Ultimate Parent Co-Borrower or any of its Subsidiaries has any obligation or liability, contingent or otherwise.

(b)       Each employee benefit plan of Ultimate Parent Co-Borrower or any of its Subsidiaries intended to qualify under Section 401 of the Code does so qualify, and any trust created thereunder is exempt from tax under the provisions of Section 501 of the Code, except where such failures, in the aggregate, would not have a Material Adverse Effect.

(c)       Each Title IV Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law except for non-compliances that, in the aggregate, would not have a Material Adverse Effect.

(d)       There has not been, nor is there reasonably expected to occur, any ERISA Event other than those that, in the aggregate, would not have a Material Adverse Effect.

(e)       Except to the extent set forth on Schedule 4.16, none of Ultimate Parent Co-Borrower or any of its Subsidiaries or any ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal as of the date hereof from any Multiemployer Plan.

Section 4.17	Environmental Matters

Except as would not, in the aggregate, result in Ultimate Parent Co-Borrower and its Subsidiaries incurring Environmental Liabilities and Costs after the date hereof that would have a Material Adverse Effect,

(a)       the operations and Real Property of Ultimate Parent Co-Borrower and each of its Subsidiaries have been and are in compliance with all and are not subject to liabilities pursuant to Environmental Laws, including obtaining and complying with all Permits required under Environmental Laws;

(b)       none of Ultimate Parent Co-Borrower or any of its Subsidiaries or any Real Property currently or, to the knowledge of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent and Arby’s Opco Borrower, previously owned, operated or leased by or for Ultimate Parent Co-Borrower or any of its Subsidiaries or any of their respective predecessors in interest is subject to any pending or, to the knowledge of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent and Arby’s Opco Borrower, threatened, claim, order, agreement, notice of violation or notice of potential liability, or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to Environmental Laws;

(c)       there are no underground storage tanks, active or abandoned, or related piping, including, without limitation, petroleum storage tanks or disposal areas, on or under any Real Property currently or formerly owned, leased or operated by Ultimate Parent Co-Borrower or any of its Subsidiaries or any of their respective predecessors in interest;

(d)       no Real Property currently or formerly owned, leased or operated by Ultimate Parent Co-Borrower or any of its Subsidiaries or any of their respective predecessors in interest and no locations to which such entities have arranged for disposal or treatment of any Contaminant are listed or formally proposed for listing on the Natural Priorities List promulgated pursuant to CERCLA, on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or on any similar list promulgated by a Governmental Authority or are the subject of an enforcement action by any Governmental Authority or of other Remedial Action;

(e)       there are no polychlorinated biphenyls (“PCB”), PCB-containing equipment, asbestos, asbestos-containing building materials or urea formaldehyde present at any Real Property owned, leased or operated by Ultimate Parent Co-Borrower or any of its Subsidiaries;

(f)        there are no facts, circumstances or conditions arising out of or relating to the operations or ownership of Ultimate Parent Co-Borrower or its Subsidiaries or any of their respective predecessors in interest or of Real Property owned, operated, leased or used by Ultimate Parent Co-Borrower or any of its Subsidiaries, or otherwise assumed by contract, agreement or operation of law, that could result in Environmental Liabilities and Costs; and

(g)       as of the date hereof, no Environmental Lien has attached to any property of Ultimate Parent Co-Borrower or any of its Subsidiaries and, to the knowledge of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent and Arby’s Opco Borrower, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property.

As of the Initial Closing Date, Holdco Co-Borrower and each of its Subsidiaries have provided the Lenders with copies of all environmental or health or safety audits, studies, assessments, inspections, investigations or other environmental health and safety reports relating to the operations of Holdco Co-Borrower or any of its Subsidiaries or any Real Property of any of them and, in each case, any of their respective predecessors in interest that are in the possession, custody or control of Holdco Co-Borrower or any of its Subsidiaries.

Section 4.18	Intellectual Property

Except as disclosed on Schedule 4.18, (a) Ultimate Parent Co-Borrower and its Subsidiaries own or license or otherwise have the right to use all patents, patent applications, trademarks (and the goodwill appurtenant thereto), trademark applications (and the goodwill appurtenant thereto), service marks, trade names, copyrights, Internet domain names and other intellectual property rights (including all Intellectual Property) that are necessary for the operations of their respective businesses, including all trade names associated with any private label brands of Ultimate Parent Co-Borrower or any of its Subsidiaries and (b) to the Borrowers’ knowledge, neither any Intellectual Property owned by the Ultimate Parent Co-Borrower or any of its Subsidiaries nor any aspect of the operation of their respective businesses infringes upon or conflicts with any rights owned by any other Person in any material respect, and no claim or litigation alleging of the foregoing is pending against Ultimate Parent Co-Borrower or any of its Subsidiaries or, to the knowledge of Ultimate Parent Co-Borrower and its Subsidiaries, is threatened, which in either case is reasonably likely to result in a material liability to any Loan Party.

Section 4.19	Title; Real Property

(a)       Each of Ultimate Parent Co-Borrower and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all Real Property and good title to all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by Ultimate Parent Co-Borrower, and none of such properties and assets is subject to any Lien, except Liens permitted under Section 8.2. Ultimate Parent Co-Borrower and its Subsidiaries have received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents in respect of, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect, Ultimate Parent Co-Borrower’s and its Subsidiaries’ right, title and interest in and to all such property, other than those that the failure to receive or effect, in the aggregate, would not have a Material Adverse Effect.

(b)       Set forth on Schedule 4.19(b) is a complete and accurate list of all Real Property of each Loan Party and its Subsidiaries and showing, as of the Restatement Effective Date, the current street address (including, where applicable, county, state and other relevant jurisdictions), record owner (where Ultimate Parent Co-Borrower or its Subsidiaries own such Real Property) or (where Ultimate Parent Co-Borrower or its Subsidiaries lease such Real Property) lessee thereof.

(c)       All Permits required to have been issued or appropriate to enable all Real Property of Ultimate Parent Co-Borrower or any of its Subsidiaries to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those that, in the aggregate, would not have a Material Adverse Effect.

(d)       Except as set forth on Schedule 4.19(d), none of Ultimate Parent Co-Borrower or any of its Subsidiaries has received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Real Property of Ultimate Parent Co-Borrower or any of its Subsidiaries or any part thereof, except those that, in the aggregate, would not have a Material Adverse Effect.

(e)       Each of the Mortgages is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 4.19(e), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person but subject to the granting clauses section of such Mortgage and Customary Permitted Liens of the type set forth in clauses (a), (b), (d), (e), (f) and (l) of the definition of Customary Permitted Liens.

(f)        As of the Restatement Effective Date, except as set forth on Schedule 4.19(f), no part of any Real Property in which Ultimate Parent Co-Borrower or any of its Subsidiaries possesses an interest (whether a fee interest, leasehold interest or otherwise) is subject to any mortgage or deed of trust or similar agreement affirmatively granted by Ultimate Parent Co-Borrower or any such Subsidiary other than in favor of the Collateral Agent for the benefit of the Secured Parties. As of the Restatement Effective Date, neither Ultimate Parent Co-Borrower nor WII Co-Borrower or any of its Subsidiaries, has engaged in any Sale and Lease-Back Transaction (as defined in the Pledge and Security Agreement) that would reduce or has had the effect of reducing the Indenture Threshold Amount (as defined in the Pledge and Security Agreement).

Section 4.20	Closing Date Related Documents

(a)       As of the Initial Closing Date, the execution, delivery and performance by each Loan Party of the Closing Date Related Documents to which it is a party and the consummation of the transactions contemplated thereby by such Loan Party:

(i)   are within such Loan Party’s respective corporate, limited liability company, partnership or other powers;

(ii)   have been duly authorized by all necessary corporate or other action, including the consent of stockholders where required;

(iii)   do not and will not (A) contravene or violate any Loan Party’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to any Loan Party, (C) conflict with or result in the breach of, constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of any Loan Party or any of its Subsidiaries, except for those that, in the aggregate, would not have a Material Adverse Effect (it being understood that certain Indebtedness of the Acquired Businesses will be repaid on the Second Closing Date) or (D) result in the creation or imposition of any Lien upon any property of any Loan Party or any of its Subsidiaries other than a Lien permitted under Section 8.2; and

(iv)    do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those that (A) will have been obtained at the Initial Closing Date, each of which will be in full force and effect on the Initial Closing Date and none of which will on the Initial Closing Date impose materially adverse conditions upon the exercise of control by (1) Holdco Co-Borrower over Parent, (2) Parent over Arby’s Opco Borrower, (3) Arby’s Opco Borrower over any of its Subsidiaries or (4) WII Co-Borrower over its Subsidiaries and (B) in the aggregate, if not obtained, would not have a Material Adverse Effect.

(b)       Each of the Closing Date Related Documents has been duly executed and delivered by each Loan Party party thereto and on the Initial Closing Date will be the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by general principles of equity and applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

(c)       None of the Closing Date Related Documents has been amended or modified in any respect and no provision therein has been waived, except in each case to the extent permitted by Section 8.12.

(d)       The Secured Obligations constitute “Senior Debt,” “Designated Senior Debt” or any terms of similar application (if applicable) defined in any Subordinated Debt Document in respect of any Permitted Subordinated Debt (if any). No other Indebtedness qualifies as “Designated Senior Debt” pursuant to any Permitted Subordinated Debt.

Section 4.21	Collateral Documents

(a)       Pledge and Security Agreement. The Pledge and Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral and, (i) when financing statements and other filings in appropriate form with respect to the New Entities becoming obligors on the Restatement Effective Date only (and not obligors under the Original Credit Agreement) are filed in the offices specified on Schedule 4.21(a) and (ii) upon the taking of possession or control by the Collateral Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Pledge and Security Agreement), the Liens created by the Pledge and Security Agreement shall, except as provided in Schedule 4.21(a) with respect to New Entities, constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Customary Permitted Liens or other Liens permitted hereunder.

(b)       Copyright Office Filing. When the Pledge and Security Agreement or a short form thereof, in each case with respect to the New Entities becoming obligors on the Restatement Effective Date only and not obligors under the Original Credit Agreement, is filed in the United States Copyright Office and the state offices specified on Schedule 4.21(b), the Liens created by the Pledge and Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Copyrights (each as defined in the Pledge and Security Agreement), in each case subject to no Liens other than Customary Permitted Liens.

(c)       Valid Liens. Each Collateral Document, including without limitation the Mortgages, delivered pursuant to Sections 7.11 and 7.20 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which such possession or control shall be given to the Collateral Agent to the extent required by any Collateral Document), such Collateral Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than Customary Permitted Liens or other Liens permitted hereunder.

Section 4.22	Regulation H

No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

Section 4.23	Original Credit Agreement

As of the Restatement Effective Date, there is no Default under and as defined in the Original Credit Agreement.

ARTICLE V

FINANCIAL COVENANTS

From the Initial Closing Date until the date immediately prior to the Restatement Effective Date in accordance with the Original Credit Agreement, and thereafter in accordance with this Agreement, Ultimate Parent Co-Borrower (or Holdco Co-Borrower prior to the Restatement Effective Date and after the Restatement Effective Date with respect to periods ended on or prior to December, 28, 2008) agrees with the Lenders, the Issuers and the Collateral Agent to each of the following, until all Secured Obligations are paid in full and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 5.1	Maximum Leverage Ratio

Ultimate Parent Co-Borrower agrees with the Administrative Agent and each Revolving Credit Lender, Term Loan Lender, Swing Loan Lender and Issuer that it shall have, on the last day of each Fiscal Quarter set forth below, a Leverage Ratio of not more than the maximum ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter Ending Closest To	Maximum Leverage Ratio
December 28, 2008	4.50 to 1

March 31, 2009	4.50 to 1
June 30, 2009	4.50 to 1
September 30, 2009	4.25 to 1
January 3, 2010	4.25 to 1

Fiscal Quarter Ending Closest To	Maximum Leverage Ratio
March 31, 2010	3.50 to 1
June 30, 2010	3.50 to 1
September 30, 2010	3.25 to 1
January 2, 2011	3.25 to 1

March 31, 2011	3.25 to 1
June 30, 2011	3.25 to 1
September 30, 2011	3.25 to 1
January 1, 2012	3.25 to 1

March 31, 2012	3.25 to 1
June 30, 2012	3.25 to 1

Section 5.2	Maximum Lease Adjusted Leverage Ratio

Ultimate Parent Co-Borrower agrees with the Administrative Agent and each Revolving Credit Lender, Term Loan Lender, Swing Loan Lender and Issuer that it shall have, on the last day of each Fiscal Quarter set forth below, a Lease Adjusted Leverage Ratio of not more than the maximum ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter Ending Closest To	Maximum Lease Adjusted Leverage Ratio
December 28, 2008	5.50 to 1

March 31, 2009	5.50 to 1
June 30, 2009	5.50 to 1
September 30, 2009	5.25 to 1
January 3, 2010	5.25 to 1

March 31, 2010	5.00 to 1
June 30, 2010	5.00 to 1
September 30, 2010	4.75 to 1
January 2, 2011	4.75 to 1

March 31, 2011	4.75 to 1
June 30, 2011	4.75 to 1
September 30, 2011	4.75 to 1
January 1, 2012	4.75 to 1

March 31, 2012	4.75 to 1
June 30, 2012	4.75 to 1

Section 5.3	Minimum Interest Coverage Ratio

Holdco Co-Borrower agrees with the Administrative Agent and each Revolving Credit Lender, Term Loan Lender, Swing Loan Lender and Issuer that for the Fiscal Quarter ended December 28, 2008, it shall have an Interest Coverage Ratio, as determined as of the last day of such Fiscal Quarter, for the four Fiscal Quarters ending on such day, of at least 2.75 to 1; and Ultimate Parent Co-Borrower agrees with the Administrative Agent and each Revolving Credit Lender, Term Loan Lender, Swing Loan Lender and Issuer that for each Fiscal Quarter ended after December 28, 2008, it shall have an Interest Coverage Ratio, as determined as of the last day of each Fiscal Quarter in such period, for the four Fiscal Quarters ending on such day, of at least 3.00 to 1.

Section 5.4	Maximum Capital Expenditures

(a)       Arby’s Opco Borrower shall not make or incur, and shall not permit any of its Subsidiaries to make or incur, Capital Expenditures (other than Capital Expenditures permitted pursuant to Section 5.4(b) of the Original Credit Agreement) during each of the periods set forth below, in the aggregate, in excess of the maximum amount set forth below for such period:

Period	Maximum Capital Expenditures

January 1, 2007 through December 30, 2007	$45,000,000

December 31, 2007 through December 28, 2008	$45,000,000

; provided,however, that to the extent that actual Capital Expenditures for any such period shall be less than the maximum amount set forth above for such period (without giving effect to the carryover permitted by this proviso), the difference between said stated maximum amount and such actual Capital Expenditures shall, in addition, be available for Capital Expenditures in the next succeeding period (but not any subsequent succeeding period).

(b)       Ultimate Parent Co-Borrower shall not make or incur, and shall not permit any of its Subsidiaries to make or incur, Capital Expenditures during each of the periods set forth below, in the aggregate, in excess of the maximum amount set forth below for such period:

Period	Maximum Capital Expenditures

December 29, 2008 through January 3, 2010	$155,000,000

January 4, 2010 through January 2, 2011	$220,000,000

January 3, 2011 through January 1, 2012	$230,000,000

January 2, 2012 trough the Term Loan Maturity Date.	$200,000,000

; provided, however, that to the extent that actual Capital Expenditures for any such period shall be less than the maximum amount set forth above for such period (without giving effect to the carryover permitted by this proviso), up to 50% of the difference between said stated maximum amount and such actual Capital Expenditures shall, in addition, be available for Capital Expenditures in the next succeeding period (but not any subsequent succeeding period); provided, further that, to the extent that actual Capital Expenditures for the period from December 31, 2007 through December 28, 2008 referred to above in Section 5.4(a) shall be less than the maximum amount set forth above in Section 5.4(a) for such period (without giving effect to the proviso set forth in Section 5.4(a)), the difference between said stated maximum amount and such actual Capital Expenditures shall, in addition, be available for Capital Expenditures in the period from December 29, 2008 through January 3, 2010 referred to in this Section 5.4(b).

(c)       Ultimate Parent Co-Borrower, Holdco Co-Borrower and Parent shall not make any Capital Expenditures.

For the avoidance of doubt, with respect to all fiscal periods prior to December 28, 2008 Arby’s Opco Borrower and Holdco Co-Borrower covenant that Article V of the Original Credit Agreement shall have been and shall be complied with as if fully set forth herein.

ARTICLE VI

REPORTING COVENANTS

From the Initial Closing Date until the date immediately prior to the Restatement Effective Date in accordance with the Original Credit Agreement, and on the Restatement Effective Date and thereafter in accordance with this Agreement, each of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent and Arby’s Opco Borrower agrees with the Lenders, the Issuers and the Collateral Agent to each of the following, until all Secured Obligations are paid in full and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 6.1	Financial Statements

A Borrower shall furnish to the Administrative Agent and the Lenders each of the following:

(a)       Quarterly Reports. Within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (or within three Business Days following such earlier date on which Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent or Arby’s Opco Borrower is required to file a Form 10-Q under the Exchange Act), financial information regarding Ultimate Parent Co-Borrower and its Subsidiaries consisting of Consolidated unaudited balance sheets of Ultimate Parent Co-Borrower and its Subsidiaries as of the close of such quarter and the related statements of income and cash flow for such quarter and that portion of the Fiscal Year ending as of the close of such quarter setting forth in comparative form the figures for the corresponding period in the prior year (starting with periods ended in 2010), and previously delivered budgeted amounts, in each case (other than budgeted amounts) certified by a Responsible Officer of Ultimate Parent Co-Borrower as fairly presenting in all material respects the Consolidated financial position of Ultimate Parent Co-Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments). In addition, Ultimate Parent Co-Borrower shall provide a separate schedule displaying a consolidating balance sheet and statements of income and cash flows separating out each Unrestricted Subsidiary (which shall be required only if Ultimate Parent Co-Borrower has, or during such Fiscal Quarter had, any Unrestricted Subsidiaries) certified by a Responsible Officer of Ultimate Parent Co-Borrower as fairly presenting in all material respects the information set forth therein in a manner consistent with Ultimate Parent Co-Borrower’s internal consolidating schedules that support the Consolidated financial statements of Ultimate Parent Co-Borrower referred to above.

(b)       Annual Reports. Within 120 days after the end of each Fiscal Year other than the Fiscal Year ended January 3, 2010 (or within three Business Days following such earlier date on which Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent or Arby’s Opco Borrower is required to file a Form 10-K under the Exchange Act), financial information regarding Ultimate Parent Co-Borrower and its Subsidiaries consisting of Consolidated balance sheets of Ultimate Parent Co-Borrower and its Subsidiaries as of the end of such year and related statements of income and cash flows of Ultimate Parent Co-Borrower and its Subsidiaries for such Fiscal Year, and notes thereto, all prepared in accordance with GAAP and audited, without qualification, by Borrower’s Accountants, together with the report of such accounting firm stating that (i) such Financial Statements fairly present in all material respects the Consolidated financial position of Ultimate Parent Co-Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP applied on a basis consistent with prior years (except for changes with which Borrower’s Accountants shall concur and that shall have been disclosed in the notes to the Financial Statements) and (ii) the examination by Borrower’s Accountants in connection with such Consolidated Financial Statements has been made in accordance with generally accepted auditing standards. In addition, Ultimate Parent Co-Borrower shall provide a separate schedule displaying a consolidating balance sheet and statements of income and cash flows separating out each Unrestricted Subsidiary (if Ultimate Parent Co-Borrower has, or during such Fiscal Year had, any Unrestricted Subsidiaries) certified by a Responsible Officer of Ultimate Parent Co-Borrower as fairly presenting in all material respects the information set forth therein in a manner consistent with Ultimate Parent Co-Borrower’s internal consolidating schedules that support the Consolidated financial statements of Ultimate Parent Co-Borrower referred to above; provided that, as used in this Section 6.1(b), the term “Ultimate Parent Co-Borrower” shall be deemed replaced with the term “Arby’s Opco Borrower” with respect to Fiscal Year ended December 28, 2008 and that with respect to such Fiscal Year Arby’s Opco Borrower shall deliver any consolidating financial statements that would have been required under the Original Credit Agreement.

Within 120 days after the end of the Fiscal Year ended January 3, 2010 (or within three Business Days following such earlier date on which Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent or Arby’s Opco Borrower is required to file a Form 10-K under the Exchange Act), financial information regarding Ultimate Parent Co-Borrower and its Subsidiaries consisting of Consolidated balance sheets of each of Sponsor, Arby’s Opco Borrower and WII Co-Borrower and their respective Subsidiaries as of the end of such year and related statements of income and cash flows of each such consolidated group for such Fiscal Year, and notes thereto, all prepared in accor-

dance with GAAP and audited, without qualification, by Borrower’s Accountants, together with the report of such accounting firm stating that (i) such Financial Statements fairly present in all material respects the Consolidated financial position of each such group as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP applied on a basis consistent with prior years (except for changes with which Borrower’s Accountants shall concur and that shall have been disclosed in the notes to the Financial Statements) and (ii) the examination by Borrower’s Accountants in connection with such Consolidated Financial Statements has been made in accordance with generally accepted auditing standards. In addition, Ultimate Parent Co-Borrower shall provide a separate schedule displaying a consolidating balance sheet and statements of income and cash flows separating out each Unrestricted Subsidiary (if Ultimate Parent Co-Borrower has, or during such Fiscal Year had, any Unrestricted Subsidiaries) certified by a Responsible Officer of Ultimate Parent Co-Borrower as fairly presenting in all material respects the information set forth therein in a manner consistent with Ultimate Parent Co-Borrower’s internal consolidating schedules that support the Consolidated financial statements referred to above. In addition, Ultimate Parent Co-Borrower shall provide a report that starts with the Sponsor’s audited financial statements and then removes assets and liabilities of Sponsor (that are not assets or liabilities of Ultimate Parent Co-Borrower), which report shall be accompanied by an “Agreed Upon Procedures” letter from Borrower’s Accountants and which report shall be certified by the Chief Financial Officer of Ultimate Parent Co-Borrower as true and correct in all material respects.

(c)       Compliance Certificate. Together with each delivery of any Financial Statement pursuant to clause (a) or (b) above, a certificate of a Responsible Officer of Ultimate Parent Co-Borrower substantially in the form of Exhibit K (each, a “Compliance Certificate”) (i)  demonstrating compliance with each of the financial covenants contained in Article V that is tested on a quarterly basis, (ii) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that Ultimate Parent Co-Borrower proposes to take with respect thereto and (iii) with the delivery of Financial Statements pursuant to Section 6.1(b) only, showing in reasonable detail compliance with Section 5.4; provided that, as used in this Section 6.1(c), the term “Ultimate Parent Co-Borrower” shall be replaced with the term “Arby’s Opco Borrower” with respect to the Compliance Certificate delivered relating to Fiscal Year ended December 28, 2008 and that with respect to all Compliance Certificates for Fiscal Quarter reports delivered regarding Fiscal Quarters ended in 2009, Ultimate Parent Co-Borrower shall provide detail reasonably satisfactory to the Administrative Agent regarding relevant 2008 Fiscal Quarters that were previously reported at the Arby’s Opco Borrower level under the Original Credit Agreement.

(d)       Corporate Chart and Other Collateral Updates. Together with each delivery of any Financial Statement pursuant to clause (a) or (b) above, (i) a certificate of a Responsible Officer of Ultimate Parent Co-Borrower certifying that the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (d)) is true, correct, complete and current as of the date of such Financial Statement and (ii) a certificate of a Responsible Officer of Ultimate Parent Co-Borrower in form and substance rea-

sonably satisfactory to the Administrative Agent that all certificates, statements, updates and other documents (including updated schedules) required to be delivered pursuant to the Pledge and Security Agreement by any Loan Party in the preceding Fiscal Quarter have been delivered thereunder (or such delivery requirement was otherwise duly waived or extended). The reporting requirements set forth in this clause (d) are in addition to, and are not intended to and shall not replace or otherwise modify, any obligation of any Loan Party under any Loan Document (including other notice or reporting requirements). Compliance with the reporting obligations in this clause (d) shall only provide notice to the Administrative Agent and shall not, by itself, modify any obligation of any Loan Party under any Loan Document, update any Schedule to this Agreement or any schedule to any other Loan Document or cure, or otherwise modify in any way, any failure to comply with any covenant, or any breach of any representation or warranty, contained in any Loan Document or any other Default or Event of Default.

(e)       Business Plan. Not later than 90 days after the end of each Fiscal Year, and containing substantially the types of financial information contained in the Projections, (i) the annual business plan of Ultimate Parent Co-Borrower and its Subsidiaries and, if different, of Ultimate Parent Co-Borrower and its Restricted Subsidiaries, for the Fiscal Year next succeeding such Fiscal Year and (ii) forecasts prepared by management of Ultimate Parent Co-Borrower for each of the two Fiscal Years next succeeding such Fiscal Year (but in any event not beyond the Fiscal Year in which the Term Loan Maturity Date is scheduled to occur), including, in each instance described in clauses (ii) and (iii) above, (x) a projected year-end Consolidated balance sheet and income statement and statement of cash flows and (y) a statement of all of the material assumptions on which such forecasts are based.

(f)        Intercompany Loan Balances. Together with each delivery of any Financial Statement pursuant to clause (b) above, a summary of the outstanding balance of all intercompany Indebtedness as of the last day of the fiscal month covered by such Financial Statement, certified by a Responsible Officer of Ultimate Parent Co-Borrower.

Section 6.2	Default Notices

As soon as practicable, and in any event within five Business Days after a Responsible Officer of any Loan Party has actual knowledge of the existence of any Default, Event of Default or other event having had a Material Adverse Effect, Ultimate Parent Co-Borrower shall give the Administrative Agent notice specifying the nature of such Default or Event of Default or other event, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.

Section 6.3	Litigation

Promptly after the commencement thereof, Ultimate Parent Co-Borrower shall give the Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator affecting Ultimate Parent Co-Borrower or any of its Subsidiaries that, in the reasonable judgment of Ultimate Par-

ent Co-Borrower, expose Ultimate Parent Co-Borrower or any of its Subsidiaries to liability that would have a Material Adverse Effect.

Section 6.4	Asset Sales

Prior to any Asset Sale whose Net Cash Proceeds are anticipated to exceed $10,000,000, Ultimate Parent Co-Borrower shall send the Administrative Agent a notice (a) describing such Asset Sale or the nature and material terms and conditions of such transaction and (b) stating the estimated Net Cash Proceeds anticipated to be received by any Loan Party.

Section 6.5	Notices Under Closing Date Related Documents

Promptly after the sending or filing thereof, Holdco Co-Borrower, Parent or Arby’s Opco Borrower, as the case may be, shall send the Administrative Agent copies of all material notices or certificates delivered pursuant to, or in connection with, any Closing Date Related Document.

Section 6.6	SEC Filings; Press Releases

Promptly after the sending or filing thereof, Ultimate Parent Co-Borrower shall send the Administrative Agent copies of (a) all reports that any Loan Party sends to its security holders generally, (b) all reports and registration statements that Ultimate Parent Co-Borrower or any Subsidiary of Ultimate Parent Co-Borrower files with the Securities and Exchange Commission or any national or foreign securities exchange or the National Association of Securities Dealers, Inc., (c) subject to confidentiality requirements, all reports that any Loan Party provides to any of its lenders or any holders of its debt securities (other than reports provided solely to Sponsor or Related Persons) and (d) all other written statements concerning material changes or developments in the business of such Loan Party made available by any Loan Party to the public or any other creditor.

Section 6.7	Labor Relations

Promptly after becoming aware of the same, Ultimate Parent Co-Borrower shall give the Administrative Agent written notice of (a) any material labor dispute to which Ultimate Parent Co-Borrower or any of its Subsidiaries is a party, including any strikes, lockouts or other material disputes relating to any of such Person’s plants and other facilities, and (b) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any such Person.

Section 6.8	Insurance

As soon as is practicable and in any event within 90 days after the end of each Fiscal Year, Ultimate Parent Co-Borrower shall furnish the Administrative Agent with (a) a report in form and substance reasonably satisfactory to the Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Ultimate Parent Co-Borrower or any of its Subsidiaries and the duration of such coverage and (b) an insurance broker’s statement that all premiums then due and payable with respect to such coverage have been paid and confirming that, with respect to all such insurance coverage constituting property, gen-

eral liability, excess liability or other similar insurance maintained by any Loan Party, the Collateral Agent, on behalf of the Secured Parties, has been named as an additional insured, loss payee and/or mortgagee, as applicable. For the avoidance of doubt, the foregoing shall not prevent third parties from being named loss payee, additional insured or mortgagee in respect of insurance relating to specific property on which such third party has a Lien that is permitted hereunder.

Section 6.9	ERISA Matters

Ultimate Parent Co-Borrower shall furnish the Administrative Agent (with sufficient copies for each of the Lenders) each of the following:

(a)       promptly and in any event within 30 days after Ultimate Parent Co-Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, written notice describing such event;

(b)       promptly and in any event within 10 days after Ultimate Parent Co-Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a written statement of a Responsible Officer of Ultimate Parent Co-Borrower describing such ERISA Event or waiver request and the action, if any, Ultimate Parent Co-Borrower, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto; and

(c)       simultaneously with the date that Ultimate Parent Co-Borrower, any of its Subsidiaries or any ERISA Affiliate files a notice of intent to terminate any Title IV Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice.

Section 6.10	Environmental Matters

Ultimate Parent Co-Borrower shall provide the Administrative Agent promptly and in any event within 10 days after Ultimate Parent Co-Borrower or any of its Subsidiaries learning of any of the following, written notice of each of the following:

(a)       that any Loan Party or any Subsidiary of any Loan Party is or may be liable to any Person as a result of a Release or threatened Release that could reasonably be expected to subject such Loan Party or such Subsidiary to Environmental Liabilities and Costs that would have a Material Adverse Effect;

(b)       the receipt by any Loan Party or any Subsidiary of any Loan Party of notification that any real or personal property of such Loan Party or such Subsidiary is or is reasonably likely to be subject to any material Environmental Lien;

(c)       the receipt by any Loan Party or any Subsidiary of any Loan Party of any notice of violation of or potential liability under, or knowledge by such Loan Party or such Subsidiary that there exists a condition that could reasonably be expected to result in a violation of or liability under, any Environmental Law, except for violations and liabilities the consequence of which, in the aggregate, would not be reasonably likely to subject the Loan Parties and their Subsidiaries collectively to Environmental Liabilities and Costs that would have a Material Adverse Effect;

(d)       the commencement of any judicial or administrative proceeding or investigation alleging a violation of or liability under any Environmental Law that, in the aggregate, if adversely determined, would have a reasonable likelihood of subjecting the Loan Parties and their Subsidiaries collectively to Environmental Liabilities and Costs that would have a Material Adverse Effect;

(e)       any proposed acquisition of stock, assets or real estate, any proposed leasing of property or any other action by any Loan Party or any of its Subsidiaries the consequences of which, in the aggregate, would have reasonable likelihood of subjecting the Loan Parties and their Subsidiaries collectively to Environmental Liabilities and Costs that would have a Material Adverse Effect;

(f)        any proposed actions by any Loan Party or any of its Subsidiaries or any proposed change in Environmental Laws that, in the aggregate, have a reasonable likelihood of requiring the Loan Parties or their Subsidiaries to obtain additional environmental, health or safety Permits or requiring the Loan Parties to make additional capital improvements to obtain compliance with Environmental Laws or subjecting the Loan Parties and their Subsidiaries to additional Environmental Liabilities and Costs that, in the aggregate, would have a Material Adverse Effect; and

(g)       upon written request by any Lender through the Administrative Agent, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report delivered pursuant to this Agreement.

Section 6.11	Property Loss Event

Promptly after the occurrence thereof (and in any case within 10 Business Days), Ultimate Parent Co-Borrower shall provide notice to the Administrative Agent, in reasonable detail, of any Property Loss Event.

It is understood and agreed that if a Reinvestment Notice has been given in accordance with the terms of this Agreement with respect to a Property Loss Event, or if insurance proceeds are received by the Collateral Agent as a result of loss or damage that does not constitute a Property Loss Event and no Event of Default has occurred and is continuing, the Collateral Agent shall turn over any related Net Cash Proceeds received by it from the applicable insurance policy to the applicable Loan Party for use in the restoration and repair of the applicable property or as otherwise permitted by this Agreement.

Section 6.12	Other Information

Each of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent and Arby’s Opco Borrower shall provide the Administrative Agent or any Lender with such other information respecting the business, properties, condition, financial or otherwise, or operations of Ultimate Parent Co-Borrower or any Subsidiary of Ultimate Parent Co-Borrower as the Administrative Agent or such Lender through the Administrative Agent may from time to time reasonably request.

Section 6.13	New Entities’ Sales and Cash Flow

Simultaneously with the delivery of the financial statements referred to in Section 6.1(b), a detailed itemization of each of the New Entities’ fee owned restaurant sites with respect to which the Collateral Agent has retained a Mortgage required by Section 7.11(f) or 7.20 specifying, for each such property, the address thereof, the Trailing 12-month Sales and the Trailing 12-month Cash Flow.

ARTICLE VII

AFFIRMATIVE COVENANTS

From the Initial Closing Date until the date immediately prior to the Restatement Effective Date in accordance with the Original Credit Agreement, and on the Restatement Effective Date and thereafter in accordance with this Agreement, each of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent and Arby’s Opco Borrower agrees with the Lenders, the Issuers and the Collateral Agent to each of the following, until all Secured Obligations are paid in full and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 7.1	Preservation of Corporate Existence, Etc.

Each of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent and Arby’s Opco Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its legal existence, except as permitted by Section 8.4 and Section 8.7.

Section 7.2	Compliance with Laws, Etc.

Each of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent and Arby’s Opco Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable Requirements of Law, Contractual Obligations and Permits, except where the failure so to comply would not, in the aggregate, have a Material Adverse Effect.

Section 7.3	Conduct of Business

Each of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent and Arby’s Opco Borrower shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course and (ii) use its reasonable efforts, in the ordinary course, to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with Ultimate Parent Co-Borrower or any of its Subsidiaries, except in each case where the failure to comply with the covenants in each of clauses (i) and (ii) above would not, in the aggregate, have a Material Adverse Effect.

Section 7.4	Payment of Taxes, Etc.

Each of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent and Arby’s Opco Borrower shall, and shall cause each of its Subsidiaries to, pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Customary Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings (if any) and the applicable Person shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, and (b) such proceedings (if any) operate to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien.

Section 7.5	Maintenance of Insurance

(a)       Each of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent and Arby’s Opco Borrower shall (i) maintain for itself, and each of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent and Arby’s Opco Borrower shall cause to be maintained for each of its Subsidiaries, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks that is, as determined in the good faith judgment of a Responsible Officer of the Borrowers, sufficient, appropriate and prudent in the conduct of the business of the kind conducted by Ultimate Parent Co-Borrower and its Subsidiaries and, in any event, all insurance required by any Collateral Documents, and (ii) cause all such insurance constituting property, general liability, excess liability or other similar insurance relating to any Loan Party to name the Collateral Agent, on behalf of the Secured Parties, as an additional insured, loss payee and/or mortgagee, as appropriate, and to provide that no cancellation or material change in coverage shall be effective until after 10 days’ written notice thereof to the Collateral Agent.

(b)       If any portion of any Real Property for which a Mortgage has been delivered is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrowers shall, or shall cause the applicable Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

Section 7.6	Access

Each of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent and Arby’s Opco Borrower shall, and shall cause each of its Subsidiaries to, from time to time (but, if no Event of Default shall have occurred and be continuing, not more often than once per Fiscal Year at the Borrowers’ expense) permit the Administrative Agent, or any agents or representatives thereof, within three Business Days after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) to, during the normal business hours of Ultimate Parent Co-Borrower, Holdco Co-Borrower, Parent, Arby’s Opco Borrower or such Subsidiary, as applicable, (a) examine and make copies of and abstracts from the records and books of account of Ultimate Parent Co-Borrower and each Subsidiary of Ultimate Parent Co-Borrower, (b) visit the properties of Ultimate Parent Co-Borrower and each of its Subsidiaries, (c) discuss the affairs, finances and accounts of Ultimate Parent Co-Borrower and each of its Subsidiaries with any of their respective officers or directors, as long as Ultimate Parent Co-Borrower is offered an opportunity to be present during such discussions, and (d) communicate directly with any of its certified public accountants (including Borrower’s Accountants), as long as Ultimate Parent Co-Borrower is offered an opportunity to be present during such discussions and to receive copies of any written communication.

Section 7.7	Keeping of Books

Each of Ultimate Parent Co-Borrower, Holdco Co-Borrower, Parent and Arby’s Opco Borrower shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in which full and correct entries shall be made in a manner consistent with past practice and in all material respects in accordance with GAAP (or in the case of Scioto Insurance Company and Oldemark LLC, in conformity with Vermont’s statutory basis of accounting) of all financial transactions and the assets and business of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent, Arby’s Opco Borrower and each such Subsidiary.

Section 7.8	Maintenance of Properties, Etc.

Each of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent and Arby’s Opco Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve (a) in good working order and condition all of its material properties necessary in the conduct of its business, (b) all rights, permits, licenses, approvals and privileges (including all Permits) used or useful or necessary in the conduct of its business and (c) all registered patents, trademarks, trade names, copyrights and service marks with respect to its business, except where failure to so maintain and preserve the items set forth in clauses (a), (b) and (c) above would not, in the aggregate, have a Material Adverse Effect.

Section 7.9	Application of Proceeds

Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower and Arby’s Opco Borrower (and, to the extent distributed to it by Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower or Arby’s Opco Borrower, each Loan Party) shall use the entire amount of the proceeds of the Loans as provided in Section 4.13.

Section 7.10	Environmental

Each of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent and Arby’s Opco Borrower shall, and shall cause each of its Subsidiaries and each of their respective tenants, subtenants, contractors and agents to, comply in all material respects with Environmental Laws and, without limiting the foregoing, Arby’s Opco Borrower shall, at its sole cost and expense, upon receipt of any notification or otherwise obtaining knowledge of any Release, non-compliance, condition or other event that could result in Ultimate Parent Co-Borrower or any of its Subsidiaries incurring Environmental Liabilities and Costs that, in the aggregate, would have a Material Adverse Effect, (a) conduct, or pay for consultants to conduct, tests or assessments of environmental conditions at such operations or properties, including, without limitation, the investigation and testing of subsurface conditions, (b) take such Remedial Action and undertake such investigation or other action as required by Environmental Laws or as any Governmental Authority requires to address the Release condition or event and otherwise ensure compliance with Environmental Laws and (c) keep the Administrative Agent informed of such actions.

Section 7.11	Additional Collateral and Guaranties

To the extent not delivered to the Administrative Agent on or before the Initial Closing Date (including in respect of after-acquired property and Persons that become Subsidiaries of any Loan Party after the Initial Closing Date, other than Immaterial Subsidiaries and Unrestricted Subsidiaries), each of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent and Arby’s Opco Borrower agrees promptly to do, or to cause each of its Domestic Subsidiaries (other than Immaterial Subsidiaries and Unrestricted Subsidiaries) to do, each of the following:

(a)       deliver to the Administrative Agent and the Collateral Agent such duly executed supplements and amendments to the Guaranty, in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to ensure that each Domestic Subsidiary (other than Unrestricted Subsidiaries and Immaterial Subsidiaries) of each Loan Party guaranties, as primary obligor and not as surety, the full and punctual payment when due of the Secured Obligations or any part thereof; provided, however, that the Excepted Guarantors shall not be required to become party to the Guaranty prior to the earlier of (A) the repayment in full of all Indebtedness of such Loan Party identified on Schedule 7.11(a) that restricts the ability of such Loan Party to become party to the Guaranty and (B) the end of the Refinancing Grace Period;

(b)       deliver to the Administrative Agent and the Collateral Agent such duly executed joinder and amendments to the Pledge and Security Agreement and, if applicable, other Collateral Documents, in each case in form and substance reasonably satisfactory to the Collateral Agent and as the Collateral Agent deems necessary or advisable in order to (i) effectively grant the Requisite Liens on the Stock and Stock Equivalents and other debt Securities owned by any Loan Party, (ii) effectively grant the Requisite Liens on all property interests and other assets (other than Real Property or any interest therein) of any Loan Party or any Subsidiary of any Loan Party and (iii) effectively grant the Requisite Liens on the Stock, Stock Equivalents and other debt Securities owned by, and all property interests and other assets (other than Real Property or any interest therein) of, each Person that becomes party to the Guaranty pursuant to clause (i) or (ii) of the proviso to Section 7.11(a) at the time each such Person becomes party to the Guaranty; provided, however, in no event shall any Loan Party or any of its Subsidiaries, individually or collectively, be required (i) to pledge any Stock of any Foreign Non-Guarantor other than of 65% of the outstanding Voting Stock of any Foreign Non-Guarantor that is a direct Subsidiary of a Loan Party and any Stock of any such entity that is not Voting Stock or (ii) to pledge any Stock of any Immaterial Subsidiary that is a Foreign Subsidiary;

(c)       deliver to the Collateral Agent all certificates, instruments and other documents representing all Pledged Stock, Pledged Debt Instruments and all other Stock, Stock Equivalents and other debt Securities being pledged pursuant to the joinders and amendments executed pursuant to clause (b) above, together with (i) in the case of certificated Pledged Stock and other certificated Stock and Stock Equivalents, undated stock powers endorsed in blank and (ii) in the case of Pledged Debt Instruments and other certificated debt Securities, instruments of transfer endorsed in blank, in each case executed and delivered by a Responsible Officer of such Loan Party or such Subsidiary thereof, as the case may be;

(d)       take such other actions necessary or advisable to ensure the validity or continuing validity of the guaranties required to be given pursuant to clause (a) above or to create, maintain or perfect the security interest required to be granted pursuant to clause (b) above, including the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be reasonably requested by the Administrative Agent or the Collateral Agent; and

(e)       if requested by the Administrative Agent or the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(f)

(i)        Upon receipt of the restaurant site itemization referred to in Section 6.13, the Administrative Agent shall calculate the ratio of (x) the aggregate Trailing 12-month Cash Flow (as specified on such itemization) of the restaurant sites upon which a perfected Lien of first-priority has been granted in favor of the Collateral Agent, for the benefit of the Secured Parties (or will be granted pursuant to Section 7.20), to (y) $200,000,000 (the “Collateral Coverage Ratio”). To the extent that the Collateral Coverage Ratio is less than 18%, the Administrative Agent may, in is sole discretion, request that a New Entity grant a Lien on additional restaurant sites which are fee-owned and operated by a New Entity such that the Collateral Coverage Ratio is restored to 20%. The Administrative Agent and the Ultimate Parent Co-Borrower shall within 30 days mutually agree upon the designation of such additional restaurant sites which are fee-owned and operated by the New Entities and on which a Lien shall be granted. If such an agreement cannot be reached within this period, the Administrative Agent shall, in its sole discretion, designate such additional restaurant sites which are fee-owned and operated by the New Entities (excluding restaurant sites which are put up for sale by the New Entities in good faith). In designating such additional restaurant sites which are fee owned and operated by the New Entities, the Administrative Agent shall use reasonable efforts to minimize the New Entities’ out-of-pocket costs, including (without limitation) mortgage recording taxes and title insurance premiums. Upon any such designation, the applicable New Entities owning such restaurant sites shall promptly, but not later than 90 days (or within such longer period as agreed thereto by the Administrative Agent, in its sole discretion, but in any event no later than within 150 days) thereafter, (i) execute and deliver a first priority Mortgage, in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such Real Properties, (ii) if requested by the Collateral Agent, provide the Secured Parties with (x) title and extended coverage insurance covering such Real Property in an amount at least equal to 110% of the Real Estate Fair Value of such Real Properties (or such other amount as shall be reasonably specified by the Collateral Agent) together with such title endorsements as may be reasonably requested by the Collateral Agent, provided, however, that for any jurisdiction wherein a zoning endorsement is unavailable or the cost of the issuance of the zoning endorsement for such Real Property is calculated as a percentage of the premium for the applicable title insurance policy, in lieu of such zoning endorsement, the applicable New Entity shall deliver a zoning compliance report or a letter from the applicable municipality which demonstrates that the current use of such Real Property is in compliance with applicable zoning requirements and (A) a Survey certified to the Collateral Agent and the Title Insurance Company in a manner satisfactory to them, dated a date reasonably satisfactory to the Collateral Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Collateral Agent and the Title Insurance Company, or (B) in the absence of a Survey, the title and extended coverage insurance shall not contain a general survey exception and shall contain, to the extent available in the particular jurisdiction and applicable to the particular property, a survey endorsement, an access endorsement, a contiguity endorsement and a comprehensive endorsement, and (y) any consents or estoppels reasonably deemed necessary or advisable by the Collateral Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent and (iii) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(ii)       From time to time, each New Entity shall have the right to request a release of the Lien on one or more restaurant sites which are fee-owned and operated by a New Entity to the extent that in exchange a perfected Lien of first priority has been granted to the Collateral Agent, for the benefit of the Secured Parties, in one or more restaurant sites which are fee-owned and operated by a New Entity, reasonably acceptable to the Administrative Agent, so long as (I) the Ultimate Parent Co-Borrower has delivered to the Administrative Agent a certificate signed by a Responsible Officer of Ultimate Parent Co-Borrower certifying that (x) after giving effect to such an exchange, the Collateral Coverage Ratio equals or exceeds 20% and (y) the Trailing 12-month Cash Flow of the restaurant sites upon which a perfected Lien of first-priority has been granted pursuant to this clause (ii) is no less than the Trailing 12-month Cash Flow of the restaurant sites which are being replaced, and (II) the applicable New Entities owning such replacement sites shall have (x) executed and delivered a first priority Mortgage, in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such Real Properties, (y) provided the Secured Parties with (A) title and extended coverage insurance covering such Real Properties in an amount at least equal to 110% of the Real Estate Fair Value of such real properties (or such other amount as shall be reasonably specified by the Collateral Agent) together with such title endorsements as may be reasonably requested by the Collateral Agent, provided, however, that for any jurisdiction wherein a zoning endorsement is unavailable or the cost of the issuance of the zoning endorsement for such Real Property is calculated as a percentage of the premium for the applicable title insurance policy, in lieu of such zoning endorsement, the applicable New Entity shall deliver a zoning compliance report or a letter from the applicable municipality which demonstrates that the current use of such Real Property is in compliance with applicable zoning requirements, as well as (aa) a Survey certified to the Collateral Agent and the Title Insurance Company in a manner satisfactory to them, dated a date reasonably satisfactory to the Collateral Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Collateral Agent and the Title Insurance Company, or (bb) in the absence of a Survey, the title and extended coverage insurance shall not contain a general survey exception and shall contain, to the extent available in the particular jurisdiction and applicable to the particular property, a survey endorsement, an access endorsement, a contiguity endorsement and a comprehensive endorsement, and (B) any consents or estoppels reasonably deemed necessary or advisable by the Collateral Agent in connection with such Mortgages, each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent and (z) delivered to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent. If the conditions listed in the preceding sentence are met, the Administrative Agent shall instruct the Collateral Agent to release the Lien on such fee-owned restaurant sites which are being replaced.

(iii)      If with respect to any Mortgaged Property (i) the applicable New Entity neither delivers a Survey complying with the requirements of Section 7.20(b)(i), nor delivers each of the title endorsements referred to in Section 7.20(b)(ii) with respect to the Collateral Agent’s title insurance policy issued with respect to such Mortgaged Property (such Mortgaged Property being referred to as a “Non-Survey Property”), and (ii) either (x) the Administrative Agent determines or becomes aware that the applicable restaurant building is not located on the land that is covered by the Collateral Agent’s title insurance policy issued with respect to such Non-Survey Property, or (y) (A) a third party makes a title claim with respect to such Non-Survey Property and (B) as a result thereof the applicable New Entity is no longer able to operate the restaurant located on such Non-Survey Property, and (C) the existence and potential adverse affect of such title claim would have been disclosed by a Survey of such Non-Survey Property, then, the Administrative Agent may, in its sole discretion, request that a New Entity grant a Lien on additional restaurant sites which are fee-owned and operated by a New Entity such that (aa) after giving effect thereto (excluding the Trailing 12-month Cash Flow of such Non-Survey Property), the Collateral Coverage Ratio equals or exceeds 20% and (bb) the Trailing 12-month Cash Flow of the restaurant sites upon which a perfected Lien of first-priority has been granted pursuant to this clause (iii) is no less than the Trailing 12-month Cash Flow of the Non-Survey Property. The Administrative Agent and Ultimate Parent Co-Borrower shall within 30 days mutually agree upon the designation of such additional restaurant sites which are fee-owned and operated by a New Entity and on which a Lien shall be granted. If such an agreement cannot be reached within this period, the Administrative Agent shall, in its sole discretion, designate such additional restaurant sites which are fee-owned and operated by a New Entity (excluding restaurant sites which are put up for sale by a New Entity in good faith). In designating such additional restaurant sites which are fee-owned and operated by a New Entity, the Administrative Agent shall use reasonable efforts to minimize the New Entities’ out-of-pocket costs, including (without limitation) mortgage recording taxes and title insurance premiums. Upon any such designation, the applicable New Entities owning such restaurant sites shall promptly, but not later than 90 days (or within such longer period as agreed thereto by the Administrative Agent, in its sole discretion, but in any event no later than within 150 days) thereafter, (i) execute and deliver a first priority Mortgage, in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such Real Properties, (ii) provide the Secured Parties with (x) title and extended coverage insurance covering such Real Properties in an amount at least equal to 110% of the Real Estate Fair Value of such Real Property (or such other amount as shall be reasonably specified by the Collateral Agent) together with such title endorsements as may be reasonably requested by the Collateral Agent, provided, however, that for any jurisdiction wherein a zoning endorsement is unavailable or the cost of the issuance of the zoning endorsement for such Real Property is calculated as a percentage of the premium for the applicable title insurance policy, in lieu of such zoning endorsement, the applicable New Entity shall deliver a zoning compliance report or a letter from the applicable municipality which demonstrates that the current use of such Real Property is in compliance with applicable zoning requirements, as well as (A) a Survey certified to the Collateral Agent and the Title Insurance Company in a manner satisfactory to them, dated a date reasonably satisfactory to the Collateral Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Collateral Agent and the Title Insurance Company, or (B) in the absence of a Survey, the title and extended coverage insurance shall not contain a general survey exception and shall contain, to the extent available in the particular jurisdiction and applicable to the particular property, a survey endorsement, an access endorsement, a contiguity endorsement and a comprehensive endorsement, and (y) any consents or estoppels reasonably deemed necessary or advisable by the Collateral Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent and (iii) deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent. If the conditions listed in this Section are met, the Administrative Agent shall instruct the Collateral Agent to release the Lien on such fee-owned restaurant sites which are being replaced.

(g)       Notwithstanding any other provision set forth in this Section 7.11 or any other provision contained in this Agreement or any other Loan Document, the obligations of WII Co-Borrower and its Domestic Subsidiaries under this Section 7.11 are subject to, and expressly limited by, Section 2.1 and Section 2.2 of the Pledge and Security Agreement and the last paragraph of the granting clauses section of each Mortgage.

Section 7.12	Control Accounts; Approved Deposit Accounts

(a)       Each of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent and Arby’s Opco Borrower shall, and shall cause each of its Domestic Subsidiaries (other than Immaterial Subsidiaries, Unrestricted Subsidiaries and the Limited Entities (as defined in the Pledge and Security Agreement)) to (i) deposit in an Approved Deposit Account all cash it receives, (ii) not establish or maintain any Securities Account or Commodity Account that is not a Control Account and (iii) not establish or maintain any Deposit Account other than with a Deposit Account Bank; provided, however, that each of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent and Arby’s Opco Borrower and each Restricted Subsidiary may (w) deposit cash in and maintain payroll, withholding tax and other fiduciary accounts, in each case that are not Approved Deposit Accounts, (x) deposit cash in and maintain accounts relating to individual quick service restaurant locations that are not Approved Deposit Accounts as long as (i) the aggregate balance in all such accounts does not exceed $25,000,000 at any time and (ii) the balances in such accounts are swept into Approved Deposit Accounts no less frequently than weekly, (y) in the case of Loan Parties that are not New Entities, deposit cash in and maintain the accounts set forth on Schedule 7.15 to the Original Credit Agreement until 60 days after the Initial Closing Date (as the same may be extended (including indefinitely) by the Administrative Agent in its sole discretion) and (z) in the case of New Entities and their Domestic Subsidiaries, deposit cash in and maintain the accounts set forth on Schedule 7.15 until 60 days after the Restatement Effective Date (as the same may be extended (including indefinitely) by the Administrative Agent in its sole discretion). Each of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent and Arby’s Opco Borrower shall, and shall cause each of its Domestic Subsidiaries (other than Immaterial Subsidiaries, Unrestricted Subsidiaries and the Limited Entities (as defined in the Pledge and Security Agreement)), within 60 days after the Restatement Effective Date and continuously thereafter (as the same may be extended (including indefinitely) by the Administrative Agent in its sole discretion) to cause any uncertificated money market funds or securities not held in a Securities Account to be transferred to a Securities Account or to otherwise be subject to a control type agreement reasonably satisfactory to the Collateral Agent.

(b)       The Collateral Agent may establish one or more Cash Collateral Accounts with such depositaries and securities intermediaries as it in its sole discretion shall determine. Without limiting the foregoing, funds on deposit in any Cash Collateral Account may be invested (but the Collateral Agent shall be under no obligation to make any such investment) in Cash Equivalents at the direction of the Collateral Agent and, except during the continuance of an Event of Default, the Collateral Agent agrees with the Borrowers to issue Entitlement Orders for such investments in Cash Equivalents as requested by the Borrowers; provided, however, that the Collateral Agent shall not have any responsibility for, or bear any risk of loss of, any such investment or income thereon. None of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent, Arby’s Opco Borrower, any of their respective Subsidiaries or any other Loan Party or Person claiming on behalf of or through Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent, Arby’s Opco Borrower, any of their respective Subsidiaries or any other Loan Party shall have any right to demand payment of any funds held in any Cash Collateral Account at any time prior to the termination of all outstanding Letters of Credit and the payment in full (as defined in the Pledge and Security Agreement) of all then outstanding and payable monetary Obligations.

Section 7.13	Real Property

(a)       To the extent, in the case of clauses (i), (ii) and (iii), that failure to do so would, individually or in the aggregate, have a Material Adverse Effect, each of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent and Arby’s Opco Borrower shall, and shall cause each of its Restricted Subsidiaries to, (i) comply in all respects with all of their respective obligations under all of their respective material Leases now or hereafter held respectively by them, including the Leases set forth on Schedule 4.19, (ii) not modify, amend, cancel, extend or otherwise change in any adverse manner any term, covenant or condition of any such Lease other than in the ordinary course of business, (iii) not assign or sublet any other Lease and (iv) provide the Administrative Agent with a copy of each notice of default under any material Lease received by Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent, Arby’s Opco Borrower or any of their respective Restricted Subsidiaries promptly after receipt thereof and deliver to the Administrative Agent a copy of each notice of default sent by Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent, Arby’s Opco Borrower or any of their respective Subsidiaries under any Lease simultaneously with its delivery of such notice under such Lease.

(b)       At least 5 Business Days prior to any Loan Party acquiring any material owned Real Property, each of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent and Arby’s Opco Borrower shall, or shall cause the relevant Loan Party to, provide the Administrative Agent written notice thereof.

Section 7.14	Interest Rate Contracts

Holdco Co-Borrower and/or Arby’s Opco Borrower shall, within 120 days after the Initial Closing Date, enter into an Interest Rate Contract or Contracts, on terms reasonably satisfactory to the Arrangers, to provide protection against interest rate fluctuations on the outstanding principal amount of Term Loans for a period of two years with respect to a notional amount of at least 33% of the aggregate outstanding principal amount of Term Loans.

Section 7.15	Post-Closing Deliveries

Each of Holdco Co-Borrower, Parent and Arby’s Opco Borrower shall, and shall cause each of its Subsidiaries to, (a) deliver to the Administrative Agent each item set forth on Schedule 7.15 to the Original Credit Agreement in form and substance reasonably satisfactory to the Administrative Agent and (b) perform each action set forth in Schedule 7.15 to the Original Credit Agreement in a manner reasonably satisfactory to the Administrative Agent, in each case (x) within the periods set forth opposite each such item or action on such Schedule and (y) unless otherwise agreed by the Administrative Agent in respect of any such item or action.

Section 7.16	Further Assurances

Each of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent and Arby’s Opco Borrower shall, and shall cause each of its Subsidiaries to (a) promptly upon the reasonable request of the Administrative Agent, the Collateral Agent or any Lender, at the Borrowers’ expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Collateral Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Collateral Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith, (b) deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Collateral Documents and (c) upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lender may reasonably require.

Notwithstanding any other provision set forth in this Section 7.16 or any other provision contained in this Agreement or any other Loan Document, the obligations of WII Co-Borrower and its Domestic Subsidiaries under this Section 7.16 are subject to, and expressly limited by, Section 2.1 and Section 2.2 of the Pledge and Security Agreement and the last paragraph of the granting clauses section of each Mortgage.

Section 7.17	Maintenance of Ratings

Ultimate Parent Co-Borrower shall ensure, at its own expense, that each of Moody’s and S&P maintains a monitored public rating for the Facilities at all times that such entities are in the business of maintaining monitored public ratings.

Section 7.18	Refinancing

(a)       The Loan Parties shall cause the ARG Refinancing and the RTM Refinancing to be completed no later than the end of the Refinancing Grace Period or otherwise in accordance with the definition thereof.

(b)	[RESERVED].

(c)       Ultimate Parent Co-Borrower shall not allow any Excepted Guarantor to create or cause to suffer any Liens on any of its assets other than (i) Liens existing prior to the Initial Closing Date and listed on Schedule 8.2 to the Original Credit Agreement and (ii) Customary Permitted Liens.

(d)       The Borrowers shall repay the Indebtedness listed on Schedule 8.1(b) to the Original Credit Agreement on or prior to the Second Closing Date.

Section 7.19	Unrestricted Subsidiaries’ Financial Statements

Each Loan Party shall ensure that all financial statements of each Unrestricted Subsidiary distributed to any creditor of an Unrestricted Subsidiary clearly states the separateness of such Unrestricted Subsidiary from the Loan Parties.

Section 7.20	Mortgages

Within 90 days (or within such longer period as agreed thereto by the Administrative Agent, in its sole discretion, but in any event no later than within 150 days) after the Restatement Effective Date, the Administrative Agent shall have received the following documents with respect to the Scheduled Mortgaged Properties:

(a)       The Administrative Agent shall have received a Mortgage with respect to each Scheduled Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

(b)       The Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (c) of this Section 7.20 (the “Title Insurance Company”) shall have received either (i) maps or plats of an as-built survey (each a “Survey”) of the sites of the Scheduled Mortgaged Properties certified to the Collateral Agent and the Title Insurance Company in a manner satisfactory to them, dated a date reasonably satisfactory to the Collateral Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Collateral Agent and the Title Insurance Company, or (ii) in the absence of a Survey for any Scheduled Mortgaged Property, the title insurance policy delivered pursuant to clause (c) of this Section 7.20 shall not contain a general survey exception and shall contain, to the extent available in the particular jurisdiction and applicable to the particular property, a survey endorsement, an access endorsement, a contiguity endorsement, and a comprehensive endorsement; provided, that the Borrowers shall not be in default of this clause (b) of this Section 7.20 by reason of failing to satisfy subclauses (i) or (ii) above in respect of any one or more Scheduled Mortgaged Properties if, in such event, the Borrower complies with the provisions of Section 7.11(f)(iii) with respect to such Scheduled Mortgaged Properties.

(c)       The Collateral Agent shall have received in respect of each Scheduled Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance, in each case covering such Scheduled Mortgaged Property in an amount at least equal to 110% of the Real Estate Fair Value of such Scheduled Mortgaged Property (or such other amount as shall be reasonably specified by the Collateral Agent) and otherwise in form and substance reasonably satisfactory to the Collateral Agent. Each such policy shall include such title endorsements (excluding, with respect to any Scheduled Mortgaged Property, the title endorsements referenced in subclause (ii) of Section 7.20(b) in the event that Section 7.11(f)(iii) is applicable to such Scheduled Mortgaged Property) as may be reasonably requested by the Collateral Agent, provided, however, that (1) for any jurisdiction wherein a zoning endorsement is unavailable or the cost of the issuance of the zoning endorsement for the applicable Scheduled Mortgaged Property is calculated as a percentage of the premium for the applicable title insurance policy, in lieu of such zoning endorsement, the applicable New Entity shall use commercially reasonable efforts to deliver a zoning compliance report or a letter from the applicable municipality which demonstrates that the current use of such Scheduled Mortgaged Property is in compliance with applicable zoning requirements, and (2) in no event shall the New Entity be required to obtain a new Survey in order to procure the issuance of a zoning endorsement. The Administrative Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

(d)       The Administrative Agent shall have received a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Scheduled Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by each relevant Loan Party relating thereto);

(e)       With respect to each Scheduled Mortgaged Property which is located in a “special flood hazard area” (A) a policy of flood insurance that (1) covers any parcel of improved Real Property that is encumbered by any Mortgage (2) is written in an amount not less than the outstanding principal amount of the Indebtedness secured by such Mortgage that is reasonably allocable to such Real Property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the New Entity has received the notice required pursuant to the Flood Insurance Laws.

(f)        The Collateral Agent shall have received legal opinions with respect to each Mortgage, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(g)        The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in Section 7.20(c) and a copy of all other material documents affecting the Scheduled Mortgaged Properties.

ARTICLE VIII

NEGATIVE COVENANTS

From the Initial Closing Date until the date immediately prior to the Restatement Effective Date in accordance with the Original Credit Agreement, and on the Restatement Effective Date and thereafter in accordance with this Agreement, each of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent and Arby’s Opco Borrower agrees with the Lenders, the Issuers and the Administrative Agent to each of the following, until all Secured Obligations are paid in full and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 8.1	Indebtedness

None of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent or Arby’s Opco Borrower shall, nor shall they permit any Restricted Subsidiary to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following:

(a)       the Secured Obligations and Guaranty Obligations in respect thereto (including, without limitation, any Obligations incurred pursuant to Section 2.19);

(b)       (I) Indebtedness existing on the Initial Closing Date and disclosed on (i) Schedule 3.1(d)(iii) to the Original Credit Agreement, (ii) Schedule 7.11(a) to the Original Credit Agreement and (iii) Schedule 8.1(b) to the Original Credit Agreement and (II) Indebtedness of New Entities and their Restricted Subsidiaries existing on the Restatement Effective Date and disclosed on Schedule 8.1(b) to this Agreement and (x) with respect to any Indebtedness listed thereon other than the Senior Notes, any refinancings, refundings, renewals or extensions thereof and (y) with respect to the Senior Notes, any Permitted Refinancings in respect thereof; provided that (x) no Indebtedness shall be permitted to remain outstanding pursuant to clause (ii) above after the end of the Refinancing Grace Period and (y) no Indebtedness shall be permitted to remain outstanding pursuant to clauses (i) and (iii) above after the Second Closing Date;

(c)       Guaranty Obligations incurred by any Loan Party (i) in respect of Indebtedness of a Borrower or any Subsidiary Guarantor that is otherwise permitted by this Section 8.1 (other than clause (a) above and clause (h) below) that is, in the case of Guaranty Obligations in respect of Indebtedness that is subordinated to the Secured Obligations, subordinated to the Secured Obligations to the same extent as such Indebtedness, or (ii) in respect of Indebtedness of any Subsidiary of Arby’s Opco Borrower or WII Co-Borrower that is not a Loan Party, to the extent such Guaranty Obligations, together with all other such Guaranty Obligations and all other Investments permitted thereunder, are permitted as an Investment pursuant to Section 8.3(g)(iii);

(d)       Capital Lease Obligations and purchase money Indebtedness incurred by a Borrower or any Restricted Subsidiary (or previously incurred by a Person acquired by a Borrower or any Restricted Subsidiary (and in such cases the date of the consummation of such acquisition shall be deemed the date of incurrence for purposes of this paragraph)) to finance the acquisition or improvement (together with, in each case, related costs) of fixed assets; provided, however, that at the time such Indebtedness is incurred and after giving effect to such incurrence on a Pro Forma Basis, (i) no Default or Event of Default has occurred and is continuing and (ii) Ultimate Parent Co-Borrower is in compliance with the covenants in Sections 5.1, 5.2, 5.3 and 5.4 as of the last day of the most recent Fiscal Quarter for which Financial Statements have been delivered pursuant to Section 6.1(a) or (b);

(e)       Indebtedness arising from intercompany loans (i) from Ultimate Parent Co-Borrower to WII Co-Borrower, (ii) from a Borrower to any Subsidiary Guarantor, (iii) from any Subsidiary Guarantor to a Borrower or any Subsidiary Guarantor or (iv) from a Borrower or any Subsidiary Guarantor to any Subsidiary of a Borrower that is a Non-Guarantor; provided, however, that, in the case of this clause (iv), the Investment by a Borrower or such Subsidiary Guarantor in such intercompany loan to such Subsidiary is permitted under Section 8.3(g);

(f)        Indebtedness arising under any performance or surety bond entered into in the ordinary course of business;

(g)       Obligations under Interest Rate Contracts mandated by Section 7.14 and other Hedging Contracts permitted under Section 8.16;

(h)       Permitted Parent Notes in an aggregate outstanding principal amount not exceeding $200,000,000 at any time; provided that at the time such Indebtedness is incurred and after giving effect to such incurrence on a Pro Forma Basis (i) no Default or Event of Default has occurred and is continuously and (ii) Ultimate Parent Co-Borrower is in compliance with the covenants in Sections 5.1, 5.2 and 5.3;

(i)        Permitted Subordinated Debt in an aggregate outstanding principal amount that does not exceed $175,000,000 at any time; provided that at the time such Indebtedness is incurred and after giving effect to such incurrence on a Pro Forma Basis (i) no Default or Event of Default has occurred and is continuing and (ii) Ultimate Parent Co-Borrower is in compliance with the covenants in Sections 5.1, 5.2 and 5.3;

(j)        Indebtedness (other than Capital Lease Obligations) of a Restricted Subsidiary assumed by such Subsidiary in connection with any Permitted Acquisition (or, if such Restricted Subsidiary is acquired as part of such Permitted Acquisition, existing prior thereto), together with renewals, extensions, refinancings and refundings thereof, in an aggregate outstanding principal amount outstanding which does not exceed $200,000,000 at any time; provided, however, that such Indebtedness (i) exists at the time of such Permitted Acquisition at least in the amounts assumed in connection therewith and (ii) is not drawn down, created or increased in contemplation of or in connection with such Permitted Acquisition or on or after the consummation thereof; and provided, further, that any renewal, extension, refinancing or refunding thereof is (x) in an aggregate principal amount not greater than the principal amount of, (y) does not mature earlier than, and (z) is on terms taken as a whole not materially less favorable to Parent, Borrowers or any of their respective Subsidiaries obligated thereunder than, the Indebtedness being renewed, extended, refinanced or refunded;

(k)       contingent indemnification obligations of Borrowers and any Restricted Subsidiary to financial institutions, in each case to the extent in the ordinary course of business and on terms and conditions which are within the general parameters customary in the banking industry, entered into to obtain cash management services or deposit account overdraft protection services (in amount similar to those offered for comparable services in the financial industry) or other services in connection with the management or opening of deposit accounts or incurred as a result of endorsement of negotiable instruments for deposit or collection purposes and other customary, contingent loss indemnification obligations of any Borrower and Subsidiaries of Ultimate Parent Co-Borrower incurred in the ordinary course of business;

(l)        contingent liabilities of any Borrower or any Restricted Subsidiaries in respect of any purchase price adjustment, earn-out provision or any non-competition or consulting agreement or deferred compensation agreement, in each case owing to the seller in connection with the RTM Acquisitions, the Triarc Acquisition, or any Permitted Acquisition;

(m)      Indebtedness of any Borrower and any Restricted Subsidiaries that are Non-Guarantors (not owing to any Loan Party or any Subsidiary of any Loan Party) for working capital purposes in an aggregate outstanding principal amount which does not exceed $20,000,000 at any time and Guarantee Obligations of Restricted Subsidiaries that are Non-Guarantors in respect thereof;

(n)       Indebtedness of any Borrower or any Restricted Subsidiary not otherwise permitted under this Section 8.1 having an aggregate outstanding principal amount not exceeding $50,000,000 at any time; and

(o)       Indebtedness owing to the issuer of any insurance policy by the Person purchasing such policy for the benefit of Ultimate Parent Co-Borrower and its Subsidiaries for the purpose of financing the purchase of such policy by Ultimate Parent Co-Borrower or any of its Subsidiaries, in an aggregate outstanding principal amount not to exceed the premiums owed under such policy.

Section 8.2	Liens, Etc.
                                 None of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent or Arby’s Opco Borrower shall, nor shall they permit any Restricted Subsidiary to, create or suffer to exist any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, or (other than as permitted by Section 8.4) assign, or permit any Restricted Subsidiary to assign, any right to receive income, except for the following:

(a)	Liens created pursuant to the Loan Documents;

(b)       (i) (x) Liens existing on the Initial Closing Date and disclosed on Schedule 8.2 to the Original Credit Agreement and (y) with respect to New Entities and their Restricted Subsidiaries, Liens existing on the Restatement Effective Date and disclosed on Schedule 8.2 to this Agreement and (ii) Liens securing Indebtedness permitted pursuant to Section 8.1(b) of the Original Credit Agreement and, during the Refinancing Grace Period only, Schedule 7.11(a) to the Original Credit Agreement;

(c)       Customary Permitted Liens on the assets of Ultimate Parent Co-Borrower or any Restricted Subsidiary;

(d)       purchase money Liens granted by a Borrower or any Restricted Subsidiary (including the interest of a lessor under a Capital Lease and purchase money Liens to which any property is subject at the time, on or after the Initial Closing Date, of such Subsidiary’s acquisition thereof) securing Indebtedness permitted under Section 8.1(d) and limited in each case to the property purchased with the proceeds of such purchase money Indebtedness or subject to such Capital Lease and the proceeds thereof (including insurance proceeds) and the attachments thereto;

(e)       any Lien granted by a Borrower or any Restricted Subsidiary and securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (b)(i) above or this clause (e) without any change in the assets subject to such Lien;

(f)        Liens in favor of lessors, sublessors, lessees or sublessees securing operating leases or, to the extent such transactions create a Lien hereunder, sale and leaseback transactions, to the extent such sale and leaseback transactions are permitted hereunder;

(g)       Liens securing in the aggregate not more than $100,000,000 in aggregate principal amount of outstanding Indebtedness permitted pursuant to Section 8.1(j); provided, however, that (i) such Lien exists at the time of the Permitted Acquisition relating to such Indebtedness and is not created in contemplation of or in connection with such Permitted Acquisition and (ii) such Lien secures solely fixed or capital assets acquired (or fixed or capital assets of Persons acquired) as part of such Permitted Acquisition, and no assets constituting Collateral immediately prior to such Permitted Acquisition are subject to such Lien;

(h)       Liens for the benefit of the seller deemed to attach solely because of the existence of cash deposits and attaching solely to cash deposits made in connection with any letter of intent or acquisition agreement with respect to a Permitted Acquisition;

(i)        Liens on any of the assets of a Restricted Subsidiary that is a Non-Guarantor to secure Indebtedness of such Subsidiary permitted pursuant to Section 8.1(m);

(j)        licenses and sublicenses of Intellectual Property in the ordinary course of business;

(k)       Liens granted by a Borrower or any Restricted Subsidiary not otherwise permitted by the foregoing clauses of this Section 8.2 securing obligations or other liabilities of any Borrower or any Subsidiary Guarantor; provided, however, that the aggregate outstanding amount of all such obligations and liabilities shall not exceed $30,000,000 at any time;

(l)        in the case of Subsidiaries of Ultimate Parent Co-Borrower organized as business trusts, Liens on the assets of such Subsidiary in favor of the trustee of such Subsidiary in order to secure such trustee’s fees and expenses; and

(m)      Liens on an insurance policy of Ultimate Parent Co-Borrower and its Subsidiaries and the identifiable cash proceeds thereof in favor of the issuer of such policy and securing Indebtedness incurred for the purpose of financing such policy and permitted under Section 8.1(o).

Section 8.3	Investments

None of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent or Arby’s Opco Borrower shall, nor shall they permit any Restricted Subsidiary to, make or maintain, directly or indirectly, any Investment except for the following:

(a)       (i) Investments existing on the Initial Closing Date and disclosed on Schedule 8.3 to the Original Credit Agreement and (ii) with respect to the New Entities and their Restricted Subsidiaries, Investments existing on the Restatement Effective Date and disclosed on Schedule 8.3 to this Agreement;

(b)       Investments in cash (including cash held in bank deposit accounts) and Cash Equivalents in the ordinary course of business;

(c)       Investments by a Borrower or any Restricted Subsidiary in payment intangibles, chattel paper (each as defined in the UCC) and accounts, notes receivable, prepaid accounts and similar items in an aggregate principal amount outstanding not to exceed $30,000,000;

(d)       cash deposits permitted pursuant to clause (c) or (f) of the definition of Customary Permitted Liens or pursuant to Section 8.2(h) or (k);

(e)       Investments consisting of Securities of account debtors received by Ultimate Parent Co-Borrower or any Restricted Subsidiary in any bankruptcy, insolvency or reorganization proceedings of such account debtors;

(f)        Investments consisting of mergers, acquisitions, liquidations and dissolutions permitted pursuant to clauses (x) or (y) in the proviso to Section 8.7;

(g)       Investments by (i) Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent, Arby’s Opco Borrower or any Subsidiary Guarantor in Holdco Co-Borrower, Parent, Arby’s Opco Borrower or any Subsidiary Guarantor, (ii) any Subsidiary of Ultimate Parent Co-Borrower that is a Non-Guarantor in any other Subsidiary of Co-Borrower (provided that, if any such Investment is a loan or advance to a Loan Party, such Investment is subordinated in right of payment to the Secured Obligations) or (iii) a Borrower or any Subsidiary Guarantor in any Subsidiary of a Borrower that is a Non-Guarantor; provided, however, that Investments (including any Guaranty Obligations permitted pursuant to Section 8.1(c)(ii) and loans permitted pursuant to Section 8.1(e)(iii)) shall be permitted pursuant to this clause (iii) only to the extent that, after giving effect to such Investment (and any Investment or Asset Sale to be made to any Non-Guarantor on or prior to the date of such Investment), the Non-Guarantor Investment Amount shall not exceed $15,000,000 at any time outstanding;

(h)       loans or advances to employees of Ultimate Parent Co-Borrower or any of its Subsidiaries in the ordinary course of business as presently conducted other than any loans or advances that would be in violation of Section 402 of the Sarbanes-Oxley Act; provided, however, that the aggregate principal amount of all loans and advances permitted pursuant to this clause (h) shall not exceed $2,000,000 at any time outstanding;

(i)        loans and advances to any existing director, officer or employee of Ultimate Parent Co-Borrower or any Restricted Subsidiary (other than any loans or advances that would be in violation of Section 402 of the Sarbanes-Oxley Act) the proceeds of which shall be used for the sole purpose of acquisition by such director, officer or employee of any of the Stock or Stock Equivalents of Ultimate Parent Co-Borrower; provided, however, that the aggregate principal amount of all loans and advances permitted pursuant to this clause (i) shall not exceed $2,500,000 at any time;

(j)          Guaranty Obligations permitted by Section 8.1;

(k)       Investments of a Borrower or any Restricted Subsidiary not otherwise permitted hereby; provided, however, that the aggregate outstanding amount of all such Investments shall not exceed at any time (i) $20,000,000 plus (ii) the Available Amount (it being understood that a Borrower or any Restricted Subsidiary shall determine whether any such Investment is made pursuant to clause (i) or clause (ii) at the time of such Investment);

(l)        Investments in Hedging Contracts otherwise permitted by this Agreement;

(m)      Permitted Acquisitions;

(n)       Investments consisting of cash, securities or other property in deposit or securities accounts created in connection with the satisfaction and discharge of the 2011 Notes; and

(o)       Investments for the purpose of purchasing loan obligations of franchisees of WII Co-Borrower to the extent they are guaranteed by WII Co-Borrower and accounted for as contingent obligations on the balance sheet of WII Co-Borrower in an aggregate amount (valued at cost) not to exceed $15,000,000 at any time outstanding.

Section 8.4	Sale of Assets

None of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent or Arby’s Opco Borrower shall, nor shall they permit any Restricted Subsidiary to, sell, convey, transfer, lease or otherwise dispose of any of their respective assets or any interest therein (including the sale or factoring at maturity or collection of any accounts) to any Person, or permit or suffer any other Person to acquire any interest in any of their respective assets, or, except in the case of Ultimate Parent Co-Borrower, issue or sell any shares of their Stock or any Stock Equivalents (any such disposition being an “Asset Sale”), except for the following:

(a)       the liquidation, sale or disposition of Cash Equivalents or inventory, in each case in the ordinary course of business;

(b)       the sale or disposition of Equipment that has become surplus, worn out, obsolete, is replaced in the ordinary course of business or is no longer used or useful in the business;

(c)       the discount or write-off of accounts receivable overdue by more than 90 days or the sale of any such accounts receivable for the purpose of collection to any collection agency, in each case in the ordinary course of business;

(d)       licenses and sublicenses of Intellectual Property in the ordinary course of business;

(e)       the cancellation of any Indebtedness permitted to be cancelled under Section 8.6(a);

(f)       the issuance of Nominal Shares;

(g)       a true lease or sublease of any property not constituting Indebtedness and not constituting a sale and leaseback transaction;

(h)       (i) any Asset Sale to Arby’s Opco Borrower, WII Co-Borrower, or any Subsidiary Guarantor, (ii) any Asset Sale to any Non-Guarantor to the extent, after giving effect to such Asset Sale (and any other Asset Sale or Investment in Non-Guarantors to be made on or prior to the date of such Asset Sale), the Non-Guarantor Investment Amount does not exceed $15,000,000, (iii) any Asset Sale by any Non-Guarantor to any Non-Guarantor and (iv) any Asset Sale by any Non-Guarantor to any Loan Party (including through a liquidation, disposition or winding up) as long as the consideration given by the Loan Parties to such Non-Guarantor does not exceed the Fair Market Value of the assets transferred to such Loan Parties;

(i)        the liquidation or merger of any Subsidiary of Arby’s Opco Borrower or WII Co-Borrower to the extent such liquidation or merger is permitted pursuant to clause (x) of Section 8.7;

(j)        as long as no Event of Default is continuing or would result therefrom, any Asset Sale for not less than Fair Market Value; provided, however, that with respect to any such Asset Sale pursuant to this clause (j), (i) the assets comprised by all Asset Sales in any Fiscal Year pursuant to this clause (j) shall not, in the aggregate, exceed 20% of the Consolidated Net Tangible Assets of Ultimate Parent Co-Borrower as of the start of such Fiscal Year, (ii) not less than 75% of the aggregate consideration received in respect of such Asset Sale and all other Asset Sales previously consummated in the same Fiscal Year pursuant to this clause (j) shall be cash, and all such cash shall (in the case of previously consummated Asset Sales) have been received or (in the case of the present Asset Sale) be payable upon the consummation of such Asset Sale and (iii) an amount equal to all Net Cash Proceeds of such Asset Sale is applied to the payment of the Obligations as set forth in, and to the extent required by, Section 2.9;

(k)       as long as no Event of Default is continuing or would result therefrom, any Asset Sale the primary purpose of which is to exchange or swap assets and for which 90% or more of the consideration consists of assets other than cash or Cash Equivalents; provided, however, that with respect to any such Asset Sale pursuant to this clause (k), (i) the Fair Market Value of the assets transferred by such Asset Sale and all other Asset Sales in the same Fiscal Year pursuant to this clause (k) shall not, in the aggregate, exceed $15,000,000, (ii) the Fair Market Value of the consideration received shall be not less than the Fair Market Value of the assets sold or transferred, and compliance with the foregoing requirement shall be evidenced by (x) in the case of an Asset Sale or related series of Asset Sales involving aggregate consideration (other than cash and Cash Equivalents) with a Fair Market Value in excess of $1 million, a certification by the chief financial officer of a Borrower and (y) in the case of an Asset Sale or related series of Asset Sales involving aggregate consideration (other than cash and Cash Equivalents) with a Fair Market Value in excess of $5 million, a resolution of the Board of Directors of a Borrower, in each case delivered to the Administrative Agent not less than five Business Days prior to the consummation of such Asset Sale, and (iii) an amount equal to all Net Cash Proceeds of such Asset Sale is applied to the payment of the Obligations as set forth in, and to the extent required by, Section 2.9;

(l)        as long as no Event of Default is continuing or would result therefrom, any other Asset Sale for not less than Fair Market Value; provided that (i) the Fair Market Value of all assets sold, transferred or otherwise disposed of pursuant to this clause (l) shall not, in the aggregate, exceed $20,000,000 and (ii) an amount equal to all Net Cash Proceeds of such Asset Sale is applied to the payment of the Obligations as set forth in, and to the extent required by, Section 2.9;

(m)      Arby’s Opco Borrower, WII Co-Borrower and Restricted Subsidiaries may sell or otherwise transfer equipment in connection with sale and leaseback transactions; provided that the aggregate value of the equipment sold or transferred under this subsection shall not exceed $5,000,000 in any Fiscal Year; and

(n)       sales of loans purchased pursuant to Section 8.3(o).

                                To the extent the Requisite Lenders waive the provisions of this Section 8.4 with respect to the sale of any Collateral, or any Collateral is sold, transferred or otherwise disposed of as permitted by this Section 8.4, such Collateral (unless sold, transferred or otherwise disposed of to Ultimate Parent Co-Borrower or any of its Subsidiaries (other than a Non-Guarantor Subsidiary if sold, transferred or disposed of pursuant to clause (h)(ii) above)) shall be sold, transferred or otherwise disposed of free and clear of the Liens created by the Collateral Documents, and the Agents shall take all actions they deem appropriate in order to effect the foregoing.

Section 8.5	Restricted Payments

None of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent or Arby’s Opco Borrower shall, nor shall they permit any Restricted Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except for the following:

(a)       Restricted Payments by any Borrower or any Restricted Subsidiary to a Loan Party;

(b)        [RESERVED];

 (c)       so long as no Default or Event of Default has occurred and is continuing or would result therefrom, dividends from Ultimate Parent Co-Borrower, Holdco Co-Borrower, Parent, WII Co-Borrower, or Arby’s Opco Borrower, directly or indirectly, to Sponsor in amounts required to make regularly scheduled interest payments immediately due and payable on (x) the Sponsor Convertible Notes or (y) any Sponsor Refinancing Indebtedness; provided that in the case of clause (y) the amount of dividend payable shall be no greater than the amount that would be payable under clause (x);

(d)       dividends and distributions in an amount that when made do not exceed (i) $15,000,000 since the Restatement Effective Date plus (ii) the Available Amount (it being understood that a Borrower shall determine whether any such dividend or distribution is being made pursuant to clause (i) or clause (ii) of this Section 8.5(d) at the time such dividend or distribution is made); and

(e)        payments permitted by Sections 8.9(e)(ii) and (f).

Section 8.6	Prepayment and Cancellation of Indebtedness

(a)       Cancellation. None of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent or Arby’s Opco Borrower shall, nor shall they permit any Restricted Subsidiary to, cancel any Indebtedness owed to any of them except (i) in the ordinary course of business, other than any Indebtedness owed to a Loan Party by a Non-Guarantor, and (ii) intercompany Indebtedness among Loan Parties.

(b)       Prepayment of Indebtedness. None of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent or Arby’s Opco Borrower shall, nor shall they permit any Restricted Subsidiary to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness; provided, however, that each such party may (i) prepay, purchase or otherwise satisfy the Obligations in accordance with the terms of this Agreement, (ii) except as would not be permitted by clause (v), make regularly scheduled or otherwise required repayments or redemptions of Indebtedness, (iii)  prepay any Indebtedness payable to any Loan Party, (iv) except as would not be permitted by clause (v), prepay any Indebtedness secured by a Lien permitted under this Agreement, (v) so long as no Event of Default of the type described in Section 9.1(a), (b) or (f) has occurred and is continuing, take any actions contemplated by the definitions of ARG Refinancing and RTM Refinancing within the periods set forth therein, (vi) refinance, extennd and renew Indebtedness permitted by Section 8.1 , (vii) satisfy and discharge the 2011 Notes in accordance with Section 8.3(n) and the 2011/2014 Indenture and (ix) purchase loan obligations of franchisees of WII Co-Borrower in accordance with Section 8.3(o).

Section 8.7	Restriction on Fundamental Changes; Permitted Acquisitions

None of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent or Arby’s Opco Borrower shall, nor shall they permit any Restricted Subsidiary to, do any of the following:

(a)       except in connection with a Permitted Acquisition or other Investments permitted pursuant to Section 8.3, (i) merge with any Person, (ii) consolidate with any Person, (iii) acquire all or substantially all of the Stock or Stock Equivalents of any Person or (iv) acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person; or

(b)       create any Subsidiary unless, after giving effect to such creation, such Subsidiary is a Wholly-Owned Subsidiary of Arby’s Opco Borrower or a New Entity and the Investment in such Subsidiary is permitted under Section 8.3(g);

provided, however, that:

(x)       (1) any Subsidiary of Ultimate Parent Co-Borrower may be merged, liquidated or dissolved into any Loan Party (other than Ultimate Parent Co-Borrower, Holdco Co-Borrower or Parent) as long as such Loan Party is the surviving corporation and (2) any Non-Guarantor may be merged, liquidated or dissolved into any other Non-Guarantor; and

(y)       any Subsidiary of Arby’s Opco Borrower or a New Entity may be acquired by any Loan Party (other than Ultimate Parent Co-Borrower, Holdco Co-Borrower or Parent) or, if such Subsidiary is a Non-Guarantor, by any Non-Guarantor (in each case, as long as the resulting Asset Sale and Investment are otherwise permitted hereunder).

Section 8.8	Change in Nature of Business

(a)       Ultimate Parent Co-Borrower shall not, and shall not permit any of its Subsidiaries to, make any material change in the nature or conduct of its business as carried on at the Restatement Effective Date, whether in connection with a Permitted Acquisition or otherwise, except for businesses reasonably related, complementary or ancillary to the business as carried on at the Restatement Effective Date (or a reasonable extension or expansion thereof), or otherwise part of the quick service restaurant business.

(b)       Neither Ultimate Parent Co-Borrower, Holdco Co-Borrower nor Parent shall engage in any business or activity other than (i) in the case of Ultimate Parent Co-Borrower, holding the Stock of Holdco Co-Borrower and WII Co-Borrower, (ii) in the case of Holdco Co-Borrower, holding the Stock of Parent, (iii) in the case of Parent, holding the Stock of Arby’s Opco Borrower, (iv) in the case of Ultimate Parent Co-Borrower, making loans to WII Co-Borrower as permitted by this Agreement, (v) in the case of Parent, issuing Permitted Parent Notes and taking action reasonably incidental thereto, (vi) fulfilling its obligations hereunder and under any Loan Document, (vii) making Restricted Payments permitted hereunder, (viii) filing tax reports and paying taxes and other expenses in the ordinary course, (ix) preparing reports to Governmental Authorities and to its shareholders and (x) holding directors, shareholders and members meetings, preparing corporate records and other corporate activities required to maintain its separate corporate structure or to comply with applicable Requirements of Law.

Section 8.9	Transactions with Affiliates

None of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent or Arby’s Opco Borrower shall, nor shall they permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including any Investment, Asset Sale, incurrence of Indebtedness or any transaction in respect thereof, the purchase, sale, transfer, assignment, lease, conveyance or exchange of any property or the rendering of any service) with any of their Affiliates (other than any Loan Party) except for each of the following:

(a)       Restricted Payments otherwise permitted hereunder;

(b)       Investments in loans and advances to officers and directors permitted pursuant to clause (h) or (i) of Section 8.3;

(c)       Indebtedness of Non-Guarantors, Investments in or by Non-Guarantors and Restricted Payments by Non-Guarantors to Loan Parties, in each case as otherwise permitted hereunder;

(d)       (i) so long as no Event of Default has occurred and is continuing or would result therefrom, payment of the Management Fee by Borrowers to Sponsor (or an assignee of Sponsor) and (ii) if an Event of Default has occurred and is continuing, payment by Borrowers to Sponsor to reimburse Sponsor for its documented costs and expenses attributable to Borrowers and their Subsidiaries not to exceed $4,000,000 in any Fiscal Year; provided, in the case of clause (ii), that a Borrower shall deliver to the Administrative Agent a certificate of Responsible Officers of Sponsor and the applicable Borrower setting forth in reasonable detail the amounts of such costs and expenses, together with any further evidence thereof that the Administrative Agent may reasonably request; provided, however, that if a Borrower would have been able to make any payment pursuant to clause (i) of any Management Fee in the absence of any Event of Default, such Borrower shall be permitted to make such payment (net of any payments made pursuant to clause (ii)) as soon as no Event of Default shall be continuing;

(e)       (i) expense reimbursement, indemnities, salaries and other director or employee compensation (including expense reimbursement and indemnities) to officers or directors of Ultimate Parent Co-Borrower or any of its Subsidiaries consistent with prior practice or approved by Ultimate Parent Co-Borrower’s Board of Directors and (ii) expense reimbursement, indemnities, salaries and other director compensation (including expense reimbursement and indemnities) to directors of Sponsor that are not employees of Sponsor or its Subsidiaries consistent with prior practice or approved by Ultimate Parent Co-Borrower’s Board of Directors; provided that in no event shall the aggregate amount of any such expense reimbursement, indemnities, salaries and other director compensation (including expense reimbursement and indemnities) provided in accordance with this clause (ii) exceed $100,000 with respect to any director in any Fiscal Year;

(f)        payments by Ultimate Parent Co-Borrower or its Subsidiaries to the direct or indirect parent of Ultimate Parent Co-Borrower in an amount equal to federal, state or local income or franchise taxes relating to any time period after July 25, 2005 in respect of Holdco Co-Borrower and its Subsidiaries, and relating to any time period from and after (and including) the taxable year that includes September 29, 2008 in respect of WII Co-Borrower and its Subsidiaries (including any interest, penalties or expenses related thereto) attributable to the Ultimate Parent Co-Borrower or its Subsidiaries but not payable directly by the Ultimate Parent Co-Borrower or its Subsidiaries (regardless of whether or not such amounts are payable as taxes by the direct or indirect parent of Ultimate Parent Co-Borrower) either because (a) Ultimate Parent Co-Borrower or its Subsidiaries are members of a consolidated, combined or similar income or franchise tax group of which a direct or indirect parent of Ultimate Parent Co-Borrower is the common parent or (b) Ultimate Parent Co-Borrower is a disregarded entity for applicable income or franchise tax purposes, in an amount not to exceed the taxes that would have been payable by Ultimate Parent Co-Borrower or its Subsidiaries on a stand-alone basis or as a stand-alone group consisting of Ultimate Parent Co-Borrower and/or its Subsidiaries (as the case may be), in each case as determined in Ultimate Parent Co-Borrower’s reasonable discretion; provided that the Ultimate Parent Co-Borrower or its Subsidiaries, at the sole discretion of Ultimate Parent Co-Borrower, may enter into any tax sharing agreement consistent with (and subject to the limitations of) the provisions of this Section 8.9(f) with any Person with which Ultimate Parent Co-Borrower or its Subsidiaries are required or permitted to file a consolidated, combined or similar tax return or with which Ultimate Parent Co-Borrower or its Subsidiaries are part of a consolidated, combined or similar group for income or franchise tax purposes; provided further, that the aggregate amount of any payments made pursuant to this Section 8.9(f) relating to WII Co-Borrower and its Subsidiaries in respect of the taxable year that includes September 29, 2008 shall not exceed $18.5 million;

(g)       payments by Borrowers to Sponsor when due and payable pursuant to, and otherwise in accordance with, the terms of the Products Agreement;

(h)       transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(i)        purchase price adjustment payments pursuant to the RTM Acquisition Agreements as amended, modified or otherwise supplemented in accordance with Section 8.12;

(j)        transactions on terms that are not materially less favorable to Ultimate Parent Co-Borrower, Holdco Co-Borrower, Parent, Arby’s Opco Borrower and/or their respective Subsidiaries (other than Unrestricted Subsidiaries), as the case may be, than those that would have been obtained in a comparable transaction at such time and on an arm’s-length basis from a Person that is not an Affiliate of any Loan Party; provided that (i) in the case of any such transaction or related series of transactions involving aggregate consideration with a Fair Market Value in excess of $5 million, such transaction (or series of transactions) shall have been approved by a majority of the disinterested members of the Board of Directors of Arby’s Opco Borrower (or, if the transacting party is Ultimate Parent Co-Borrower, Holdco Co-Borrower, Parent or WII Co-Borrower, such party), and such approval is evidenced by a resolution of such Board of Directors (a copy of which shall be delivered to the Administrative Agent not less than five Business Days prior to the consummation of any such transaction or transactions) stating that such disinterested members have determined that such transaction (or series of transactions) complies with the foregoing provisions, and (ii) in the case of any such transaction or related series of transactions involving aggregate consideration with a Fair Market Value in excess of $20 million, a Borrower shall have received a favorable opinion as to the financial fairness of such transaction (or series of transactions) from an independent accounting or appraisal firm or investment bank of national reputation, and shall have delivered a copy of such opinion to the Administrative Agent not less than five Business Days prior to the consummation of any such transaction or transactions;

(k)       reimbursement of documented out-of-pocket costs and expenses incurred by Sponsor on behalf of Ultimate Parent Co-Borrower or any of its Subsidiaries in connection with the Transactions (including without limitation the RTM Acquisitions);

(l)	the New Transactions; and
(m)	transactions listed on Schedule 8.9(m).

Section 8.10	Limitations on Restrictions on Subsidiary Distributions; No New Negative Pledge

Except pursuant to the Loan Documents or, in the case of (a) only, any Permitted Subordinated Debt or Permitted Parent Notes (to the extent the terms thereof related thereto are not more restrictive than those of the Loan Documents), none of Ultimate Parent Co-Borrower, Holdco Co-Borrower, Parent nor Arby’s Opco Borrower shall, nor shall they permit any Restricted Subsidiary to, (a) agree to enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Subsidiary to (i) pay dividends or make any other distribution with respect to its Stock or Stock Equivalents, (ii) transfer any of its properties or assets or (iii) make loans or advances to or other Investments in, or pay any Indebtedness owed to, Ultimate Parent Co-Borrower or any Restricted Subsidiary or (b) enter into or suffer to exist or become effective any agreement prohibiting or limiting the ability of Ultimate Parent Co-Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Secured Obligations, including any agreement requiring any other Indebtedness or Contractual Obligation to be equally and ratably secured with the Secured Obligations; provided, however, that the foregoing shall not apply to, (u) with respect to clause (a)(ii) above, the Sponsor Convertible Notes, (v) with respect to New Entities and their Restricted Subsidiaries, restrictions imposed by Indebtedness or law listed on Schedule 8.10, (w) restrictions imposed by Permitted Non-Compliant Debt that existed prior to the Initial Closing Date, (x) customary restrictions contained in any Hedging Contract constituting a Secured Obligation, (y) encumbrances on assets acquired by a Borrower or any Restricted Subsidiaries, as long as such encumbrances are related to the assets so acquired and were not created in connection with or in anticipation of such acquisition and (z) encumbrances contained in any agreement for the sale or other disposition of any Restricted Subsidiary in accordance with the terms herewith that restricts distributions by such Restricted Subsidiary pending such sale or other distribution; and provided, further, that the foregoing clause (a)(ii) shall not apply to (A) restrictions in the Indebtedness secured by a Lien permitted hereunder on any asset on the transfer of such asset, (B) customary provisions entered into in the ordinary course of business restricting assignment (including, in the case of leases, subletting, and, in the case of licenses, sublicensing) of (or granting of Liens on) any Contractual Obligation, (C) customary restrictions entered into in the ordinary course of business in asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements limiting the transfer of the assets subject thereto pending the consummation of the sale provided therein or (D) restrictions on cash or other deposit or net worth requirements imposed by customers or contracts entered into in the ordinary course of business.

Section 8.11	Modification of Constituent Documents

None of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent or Arby’s Opco Borrower shall, nor shall they permit any Restricted Subsidiary to, change its capital structure (including in the terms of its outstanding Stock) or otherwise amend its Constituent Documents, except for changes and amendments that do not materially affect in an adverse manner the interests of the Administrative Agent, the Collateral Agent, the Syndication Agents, the Lenders and the Issuers under the Loan Documents or in the Collateral; provided that the New Transactions shall be permitted.

Section 8.12	Modification of Closing Date Related Documents

None of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent or Arby’s Opco Borrower shall, nor shall they permit any Restricted Subsidiary to, (a) alter, rescind, terminate, amend, supplement, waive or otherwise modify any provision of any Closing Date Related Document, except for modifications that (i) do not affect the rights and privileges of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent, Arby’s Opco Borrower or any Restricted Subsidiary under such Closing Date Related Document in a materially adverse manner and (ii) in any case, do not affect the interests of the Collateral Agent, the Syndication Agents or any Lender, Issuer or other Secured Party under the Loan Documents or in the Collateral in a materially adverse manner, or (b) permit any breach or default to exist under any Closing Date Related Document or take or fail to take any action thereunder, if to do so could reasonably be expected to have a Material Adverse Effect.

Section 8.13	Modification of Subordinated Debt Documents and Management Agreement

(a)       Neither the Co-Borrowers nor Borrower shall, nor shall they permit any Restricted Subsidiary to, change or amend the terms of any Permitted Subordinated Debt (or any Subordinated Debt Document) if the effect of such amendment is to (i) increase the cash pay portion of the interest rate (or decrease the portion thereof that is not required to be paid in cash) on such Permitted Subordinated Debt, (ii) change the dates upon which payments of principal or interest are due on such Permitted Subordinated Debt other than to extend such dates, (iii) change any default or event of default other than to delete or make less restrictive any default provision therein, or change any covenant with respect to such Permitted Subordinated Debt in any manner materially adverse to Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent, Arby’s Opco Borrower, any Restricted Subsidiary or any Agent, Lender, Issuer or other Secured Party, (iv) change the subordination provisions of such Permitted Subordinated Debt, (v) change the redemption or prepayment provisions of such Permitted Subordinated Debt other than to extend the dates therefor or to reduce the premiums payable in connection therewith or (vi) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights to the holder of such Permitted Subordinated Debt in a manner adverse to Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent, Arby’s Opco Borrower, any Restricted Subsidiary or the Administrative Agent, the Collateral Agent, the Syndication Agents or any Lender, Issuer or other Secured Party.

(b)       Each of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent and Arby’s Opco Borrower shall, and shall cause each Restricted Subsidiary to, ensure that the Obligations constitute “Senior Debt” and “Designated Senior Debt” (or terms of similar import) as customarily defined under any Subordinated Debt Document in respect of any Permitted Subordinated Debt and that no other Indebtedness so qualifies under any Subordinated Debt Document.

(c)       None of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent or Arby’s Opco Borrower shall, nor shall they permit any Restricted Subsidiary to, change or amend the terms of the Management Agreement if the effect of such amendment is to change or amend any term in a manner materially adverse to Ultimate Parent Co-Borrower or any Restricted Subsidiary or any Agent, Lender, Issuer or other Secured Party.

(d)       WII Co-Borrower shall not amend any documentation governing the Senior Notes in a manner that decreases the Indenture Threshold Amount (as defined in the Pledge and Security Agreement) without the consent of the Requisite Lenders.

Section 8.14	Accounting Changes; Fiscal Year

None of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent or Arby’s Opco Borrower shall, nor shall they permit any Restricted Subsidiary to, change its (a) accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any Requirement of Law and disclosed to the Lenders and the Administrative Agent or (b) fiscal year; provided that (i) the fiscal year of any of the Acquired Businesses may be changed to conform to that of Borrower and (ii) Ultimate Parent Co-Borrower and all of its Subsidiaries may change their fiscal year to conform to a calendar year.

Section 8.15	Margin Regulations

None of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent or Arby’s Opco Borrower shall, nor shall they permit any of their respective Subsidiaries to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

Section 8.16	No Speculative Transactions

None of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent or Arby’s Opco Borrower shall, nor shall they permit any of their respective Subsidiaries to, engage in any speculative transaction or in any transaction involving Hedging Contracts except as required by Section 7.14 or for the sole purpose of hedging in the normal course of business.

Section 8.17	Compliance with ERISA

None of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent or Arby’s Opco Borrower shall, nor shall they permit any Restricted Subsidiary or any ERISA Affiliate to, cause or permit to occur (a) an event that would reasonably be expected to result in the imposition of a Lien under Section 412 or 430 of the Code or Section 302, 303 or 4068 of ERISA or (b) an ERISA Event that would, in the aggregate, have a Material Adverse Effect.

Section 8.18	Limitation on Issuance of Stock

None of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent or Arby’s Opco Borrower shall, nor shall they permit any of their respective Subsidiaries to:

(a)       with respect to Ultimate Parent Co-Borrower, issue any Disqualified Stock or Stock Equivalent related to Disqualified Stock; and

(b)       with respect to Holdco Co-Borrower, Parent or WII Co-Borrower or any Subsidiary of Parent or WII Co-Borrower, issue any Stock (including by way of sales of treasury stock) or any Stock Equivalent, except (i) for stock splits, stock dividends and additional issuances of Stock which do not decrease the percentage ownership of Parent or WII Co-Borrower, as applicable, or any Subsidiary of Parent or WII Co-Borrower, as applicable, in any class of the Stock of such Subsidiary; (ii) Subsidiaries of Arby’s Opco Borrower formed after the Initial Closing Date in accordance with Section 8.7 may issue Stock to Arby’s Opco Borrower or a Subsidiary of Arby’s Opco Borrower which is to own such Stock; (iii) New Entities and their Subsidiaries may issue Stock to WII Co-Borrower or a Subsidiary of WII Co-Borrower which is to own such Stock; (iv) Arby’s Opco Borrower may issue Stock that is not Disqualified Stock to Parent and Holdco Co-Borrower may issue Stock that is not Disqualified Stock to Ultimate Parent Co-Borrower; and (v) WII Co-Borrower may issue Stock that is not Disqualified Stock to Ultimate Parent Co-Borrower and Parent may issue Stock that is not Disqualified Stock to Holdco Co-Borrower. All Stock issued in accordance with this Section 8.18 shall, to the extent required by Sections 7.11 and 7.16 or the Pledge and Security Agreement, be delivered to the Collateral Agent for pledge pursuant to the Pledge and Security Agreement.

Section 8.19	Maintenance of Corporate Separation

The Loan Parties shall not permit any Unrestricted Subsidiary to (a) fail to satisfy customary corporate formalities, including (i) the holding of regular board of directors’ and shareholders’ meetings, (ii) the maintenance of separate corporate records and (iii) the maintenance of separate bank accounts in its own name; (b) fail to act solely in its own corporate name and through its authorized officers and agents; (c) commingle any of its money or other assets with any money or other assets of any Loan Party; or (d) take any action or conduct its affairs in a manner which is reasonably likely to result in the separate corporate existence of the Loan Parties from the Unrestricted Subsidiaries to be ignored or the assets and liabilities of any Unrestricted Subsidiary being substantively consolidated with those of any Loan Party in any bankruptcy, insolvency proceeding; or permit any Loan Party to make any payment to any creditor of any Unrestricted Subsidiary or provide any direct or indirect guarantee or other credit support for any Indebtedness or other obligations of any Unrestricted Subsidiary.

Section 8.20	Pledge of WNAP Interests; Oldemark Assets

The Loan Parties shall not, and shall not permit any Restricted Subsidiary to, pledge or create any Lien on its Stock of WNAP to any Person, other than to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security and Pledge Agreement. The Loan Parties shall not, and shall not permit any Restricted Subsidiary to, pledge or create any Lien on any asset of or the Stock of Oldemark LLC, other than to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security and Pledge Agreement.

Section 8.21	No Liens in Reliance on Indenture Threshold Amount

The Loan Parties shall not, and shall not permit any Restricted Subsidiary to, grant or create any Lien or enter into any Sale and Lease-Back Transaction (as defined in each Senior Note Indenture) that is permitted by reliance on the Indenture Threshold Amount (as defined in the Pledge and Security Agreement) or that reduces the Indenture Threshold Amount except for Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

Section 8.22	Underwriting of Insurance Policies

The Loan Parties shall not, and shall not permit any of their Subsidiaries to, (i) underwrite new insurance policies or (ii) except as required by law or regulation, amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any insurance policy underwritten by the Loan Parties or any of their Subsidiaries that would extend the expiration date of such insurance policy or increase the amount of coverage thereunder.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1	Events of Default

Each of the following events shall be an “Event of Default”:

(a)       Arby’s Opco Borrower or any Co-Borrower shall fail to pay any principal of any Loan made hereunder or any obligation owing by Arby’s Opco Borrower or any Co-Borrower under Section 2.2(c) (after giving effect to any grace period set forth therein) or any Reimbursement Obligation when the same becomes due and payable; or

(b)       any Loan Party shall fail to pay any interest on any Loan, any fee under any of the Loan Documents or any other Secured Obligation (other than one referred to in clause (a) above) and such non-payment continues for a period of five Business Days after the due date therefor; or

(c)       any representation or warranty made or deemed made by any Loan Party in any Loan Document or by any Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(d)       any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Section 2.20, Article V, Section 6.2, 6.3, 7.1, 7.9 or 7.18 or Article VIII or (ii) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (ii) shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to a Borrower by the Administrative Agent or any Lender; or

(e)       (i) Ultimate Parent Co-Borrower, Holdco Co-Borrower, Parent, Borrower or any of their respective Subsidiaries shall fail to make (after giving effect to any applicable grace period) any payment on any Indebtedness of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent, Arby’s Opco Borrower or any such Subsidiary (other than the Obligations) or any Guaranty Obligation in respect of Indebtedness of any other Person, and, in each case, such failure relates to Indebtedness having a principal amount equal to or exceeding $25,000,000, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided that (x) for the period from the Initial Closing Date to the date that is 60 days after the Initial Closing Date (the “Refinancing Grace Period”), it shall not be an Event of Default if an event of the type described in clause (ii) or (iii) above shall occur with respect to Indebtedness listed on Schedule 7.11(a) and (y) on the Initial Closing Date and the Second Closing Date, it shall not be an Event of Default if an event of the type described in clause (ii) or (iii) above shall occur with respect to Indebtedness listed on Schedule 8.1(b); provided further that any such event (whether occurring before, during or after (in the case of clause (x)) the Refinancing Grace Period or (in the case of clause (y)) the Second Closing Date) shall become an Event of Default after (in the case of clause (x)) the expiration of the Refinancing Grace Period or (in the case of clause (y)) the Second Closing Date unless such Indebtedness has been repaid in full; or

(f)        (i) Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent, Arby’s Opco Borrower or any of their respective Subsidiaries shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent, Arby’s Opco Borrower or any of their respective Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, that in the case of any such proceedings instituted against Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent, Arby’s Opco Borrower or any of their respective Subsidiaries (but not instituted by Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent, Arby’s Opco Borrower or any of their respective Subsidiaries), either such proceedings shall remain undismissed or unstayed for a period of 45 days or more or any action sought in such proceedings shall occur, or (iii) Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent, Arby’s Opco Borrower or any of their respective Subsidiaries shall take any corporate action to authorize any action set forth in clauses (i) and (ii) above; or

(g)       one or more judgments or orders (or other similar process) involving, in the case of money judgments, an aggregate amount exceeding $25,000,000, shall be rendered against one or more of the Loan Parties or any Subsidiary thereof and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)       an ERISA Event shall occur and the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, exceeds $15,000,000in the aggregate; or

(i)        any provision of any Loan Document after delivery thereof shall for any reason (other than through a termination executed by the Collateral Agent or otherwise in accordance with its terms) fail or cease to be valid and binding on, or enforceable against, any Loan Party party thereto, or any Loan Party shall repudiate or deny (A) the validity or enforceability of any Loan Document or (B) any portion of its liability or obligation for the Obligations; or

(j)        any Collateral Document shall for any reason fail or cease to create valid and enforceable Liens on any Collateral purported to be covered thereby or, except as permitted by the Loan Documents, such Liens shall fail or cease to constitute the Requisite Liens subject to Liens permitted hereby, or any Loan Party shall so state in writing and, if such invalidity relates solely to Collateral which has an aggregate value not exceeding $1,000,000 and such invalidity or unenforceability is such as to be amenable to cure without materially adversely affecting the Agents and the other Secured Parties under any Loan Document, such invalidity or unenforceability shall not be cured within 30 days; or

(k)       there shall occur any Change of Control; or

(l)        the failure of Arby’s Opco Borrower to repay or satisfy any Indebtedness within the time periods required by the definitions of ARG Refinancing and RTM Refinancing; or

(m)      any Loan Party that is required to become a Guarantor pursuant to the proviso to Section 7.11(a) shall incur any Indebtedness, or cause or suffer to exist any Liens on its assets (other than Customary Permitted Liens and Liens existing on the date hereof), prior to becoming a Guarantor.

Section 9.2	Remedies

During the continuance of any Event of Default, the Administrative Agent (a) at the request of the Requisite Lenders, shall, by notice to the Borrowers, declare that all or any portion of the Commitments be terminated, whereupon the obligation of each Lender to make any Loan and each Issuer to Issue any Letter of Credit shall immediately terminate and (b) at the request of the Requisite Lenders, shall, by notice to the Borrowers, declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Co-Borrowers, Parent, Subsidiary Guarantors and Arby’s Opco Borrower; provided,however, that upon the occurrence of the Events of Default specified in Section 9.1(f) in respect of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent or Arby’s Opco Borrower, (x) the Commitments of each Lender to make Loans and the commitments of each Lender and Issuer to Issue or participate in Letters of Credit shall each automatically be terminated and (y) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Arby’s Opco Borrower, Parent, Subsidiary Guarantors and the Co-Borrowers. In addition to the remedies set forth above, the Collateral Agent may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law.

Section 9.3	Actions in Respect of Letters of Credit

At any time (a) upon the Revolving Credit Termination Date, (b) after the Revolving Credit Termination Date when the aggregate funds on deposit in Cash Collateral Accounts shall be less than 102% of the Letter of Credit Obligations or (c) as may be required by Section 2.9(c) or (d), Revolving Borrowers shall pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Section 11.8(a), for deposit in a Cash Collateral Account, (x) in the case of clauses (a) and (b) above, the amount required so that, after such payment, the aggregate funds on deposit in the Cash Collateral Accounts equal or exceed 102% of the sum of all outstanding Letter of Credit Obligations and (y) in the case of clause (c) above, the amount required by Section 2.9(c) or (d). The Administrative Agent may, from time to time after funds are deposited in any Cash Collateral Account, apply funds then held in such Cash Collateral Account to the payment of any amounts, in accordance with Section 2.13(g), as shall have become or shall become due and payable by Revolving Borrowers to the Issuers or Lenders in respect of the Letter of Credit Obligations. The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.

Section 9.4	Rescission

If at any time after termination of the Commitments or acceleration of the maturity of the Loans, Arby’s Opco Borrower and/or Co-Borrowers shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.1, then upon the written consent of the Requisite Lenders and written notice to Borrowers, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; provided, however, that such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuers to a decision that may be made at the election of the Requisite Lenders, and such provisions are not intended to benefit Arby’s Opco Borrower or Co-Borrowers and do not give Arby’s Opco Borrower or Co-Borrowers the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

ARTICLE X

THE AGENTS

Section 10.1	Authorization and Action

(a)       Each Lender and each Issuer hereby appoints hereunder (i) Citicorp as the Administrative Agent and the Collateral Agent, (ii) BofA and CS as the Syndication Agents and (iii) Wachovia Bank, N.A. and SunTrust Bank as the Co-Documentation Agents, and each Lender and each Issuer authorizes each such Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to such Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuer hereby authorizes the Collateral Agent to execute and deliver, and to perform its obligations under, any of the Loan Documents to which the Collateral Agent is party, to exercise all rights, powers and remedies that the Collateral Agent may have under such Loan Documents and, in the case of the Collateral Documents, to act as agent under such Collateral Documents for Secured Parties.

(b)       As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), (i) the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders and each Issuer and (ii) the Collateral Agent shall not be required to take any action that (x) the Collateral Agent in good faith believes exposes it to personal liability unless it receives an indemnification satisfactory to it from the Lenders and the Issuers with respect to such action or (y) is contrary to any Loan Document or applicable law. The Collateral Agent agrees to give to each other Agent, each Lender and each Issuer prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.

(c)       In performing their respective functions and duties hereunder and under the other Loan Documents, (i) the Administrative Agent is acting solely on behalf of the Lenders and the Issuers except to the limited extent provided in Section 2.7(b) and (ii) the Collateral Agent is acting solely on behalf of the Secured Parties, and each of their respective duties are entirely administrative in nature. The Collateral Agent does not assume, and shall not be deemed to have assumed, any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuer or holder of any other Secured Obligation. The Collateral Agent may perform any of its duties under any of the Loan Documents by or through its agents or employees.

(d)       Notwithstanding anything else to the contrary in this Agreement, none of the Arrangers, the Syndication Agents or the Documentation Agents shall have any obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document, shall have any rights separate from its rights as a Lender, except for consent rights expressly provided hereunder, or shall incur any liability hereunder or thereunder in such capacity.

Section 10.2	Agents’ Reliance, Etc.

No Agent, no Affiliate of any Agent and none of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting the foregoing, the Agents (a) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 11.2 of the Original Credit Agreement or this Agreement, (b) may rely on the Register to the extent set forth in Section 2.7, (c) may consult with legal counsel (including counsel to Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent, Arby’s Opco Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) make no warranty or representation to any Lender or Issuer and shall not be responsible to any Lender or Issuer for any statements, warranties or representations made by or on behalf of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent, Arby’s Opco Borrower or any of their respective Subsidiaries in or in connection with this Agreement or any other Loan Document, (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of any Loan Party or as to the existence or possible existence of any Default or Event of Default, (f) shall not be responsible to any Lender or Issuer for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto and (g) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

Section 10.3	Posting of Approved Electronic Communications

(a)       Each of the Lenders, the Issuers, the Agents, Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent and Arby’s Opco Borrower agree, and Ultimate Parent Co-Borrower shall cause each Subsidiary Guarantor to agree, that each Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders and Issuers by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)       Although the Approved Electronic Platform and its primary web portal are secured with generally applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Initial Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuers, Ultimate Parent Co-Borrower, Holdco Co-Borrower, Parent, WII Co-Borrower and Arby’s Opco Borrower acknowledges and agrees, and Ultimate Parent Co-Borrower shall cause each Subsidiary Guarantor to acknowledge and agree, that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders, the Issuers, Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent and Arby’s Opco Borrower hereby approves, and Ultimate Parent Co-Borrower shall cause each Subsidiary Guarantor to approve, distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes, and Ultimate Parent Co-Borrower shall cause each Subsidiary Guarantor to understand and assume, the risks of such distribution.

(c)       The Approved Electronic Communications and the Approved Electronic Platform are provided “as is” and “as available”. None of the Agents or any of their respective Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy or completeness of the Approved Electronic Communications and the Approved Electronic Platform and each expressly disclaims liability for errors or omissions in the Approved Electronic Communications and the Approved Electronic Platform. No warranty of any kind, express, implied or statutory (including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects) is made by the Agent Affiliates in connection with the Approved Electronic Communications or the Approved Electronic Platform.

(d)       Each of the Lenders, the Issuers, Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent and Arby’s Opco Borrower agrees, and Ultimate Parent Co-Borrower shall cause each Subsidiary Guarantor to agree, that each Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with such Agent’s generally applicable document retention procedures and policies.

Section 10.4	Each Agent Individually

With respect to its Ratable Portion, each of Citicorp, BofA and CS and each other Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders,” “Revolving Credit Lenders,” “Term Loan Lenders,” “Requisite Lenders” and any similar term shall, unless the context clearly otherwise indicates, include, without limitation, each Agent in its individual capacity as a Lender, a Revolving Credit Lender, Term Loan Lender or as one of the Requisite Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, any Loan Party as if such Agent were not acting as Agent hereunder.

Section 10.5	Lender Credit Decision

Each Lender and each Issuer acknowledges that it shall, independently and without reliance upon any Agent or any other Lender, conduct its own independent investigation of the financial condition and affairs of Arby’s Opco Borrower, Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower and each other Loan Party in connection with the making and continuance of the Loans and with the issuance of the Letters of Credit. Each Lender and each Issuer also acknowledges that it shall, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents.

Section 10.6	Indemnification

Each Lender agrees to indemnify each Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by Arby’s Opco Borrower, Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower or any other Loan Party), from and against such Lender’s aggregate Ratable Portion of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, such Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by such Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s or such Affiliate’s gross negligence, bad faith or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse such Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that such Agent is not reimbursed for such expenses by Arby’s Opco Borrower, Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower or any other Loan Party. For purposes of this Section 10.6, the Loan Documents shall be deemed not to include the Fee Letters.

Section 10.7	Successor Administrative Agent and Collateral Agent

(a)       Each of the Administrative Agent and the Collateral Agent may resign at any time by giving written notice thereof to the Lenders and Borrowers. Upon any such resignation by the Administrative Agent or Collateral Agent, the Requisite Lenders shall have the right to appoint a successor Administrative Agent or Collateral Agent (as the case may be). If no successor Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent (as the case may be), selected from among the Lenders. In either case, such appointment shall be subject to the prior written approval of Borrowers (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent or Collateral Agent by a successor Agent, such successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Agent’s resignation hereunder as Administrative Agent or Collateral Agent, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Administrative Agent or Collateral Agent (as the case may be) under the Loan Documents. After such resignation, the retiring Agent shall continue to have the benefit of this Article X as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent (as the case may be) under this Agreement and the other Loan Documents.

(b)       In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the Swing Loan Lender may, upon prior written notice to the Borrowers and the Administrative Agent, resign as Issuer or Swing Loan Lender, respectively, effective at the close of business New York time on a date specified in such notice (which date may not be less than 15 Business Days after the date of such notice); provided that such resignation by the Issuer will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the Issuer; and provided, further, that such resignation by the Swing Loan Lender will have no effect on its rights in respect of any outstanding Swing Loans or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Swing Loan.

(c)       Anything herein to the contrary notwithstanding, if at any time the Requisite Lenders determine that the Person serving as Administrative Agent or Collateral Agent is (without taking into account any provision in the definition of “Defaulting Lender” or “Potential Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender or a Potential Defaulting Lender, the Requisite Lenders may by notice to the Borrower and such Person remove such Person as Administrative Agent or Collateral Agent and appoint a replacement Administrative Agent or Collateral Agent hereunder. Such removal will, to the fullest extent permitted by applicable law, be effective on the date a replacement Administrative Agent or Collateral Agent is appointed; provided that the Requisite Lenders may delay the effectiveness of the removal of the Collateral Agent in their sole discretion as necessary to continue perfection of Collateral or for any other reason.

Section 10.8	Concerning the Collateral and the Collateral Documents

(a)       Each Lender and each Issuer agrees that any action taken by the Collateral Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Collateral Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders, Issuers and other Secured Parties. Without limiting the generality of the foregoing, (i) the Administrative Agent shall have the sole and exclusive right and authority to act as the disbursing and collecting agent for the Lenders and the Issuers with respect to all payments and collections arising in connection herewith and with the Collateral Documents, (ii) the Collateral Agent shall have the sole authority to (A) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by Ultimate Parent Co-Borrower, Holdco Co-Borrower, Parent, Arby’s Opco Borrower, WII Co-Borrower or any of their respective Subsidiaries, (B) act as collateral agent for the Lenders, the Issuers and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; provided, however, that the Collateral Agent hereby appoints, authorizes and directs each Lender and Issuer to act as collateral sub-agent for the Collateral Agent, the Lenders and the Issuers for purposes of the perfection of all security interests and Liens with respect to the Collateral, including any Deposit Accounts maintained by a Loan Party with, and cash and Cash Equivalents held by, such Lender or such Issuer, (C) manage, supervise and otherwise deal with the Collateral, (D) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents and (E) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Collateral Agent, the Lenders, the Issuers and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(b)       Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Collateral Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1(a)(vi)) to take any action requested by a Borrower having the effect of releasing any Collateral or Guarantee Obligations (and at such Borrower’s request and expense shall take such action) (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in Section 11.1(a)(vi). In connection with any Asset Sale or release of any Collateral pursuant to the terms of any Loan Document, at a Borrower’s request and expense, the Administrative Agent or Collateral Agent, as applicable, shall (without recourse and without any representation or warranty) execute and deliver or cause to be executed and delivered to such Borrower such documents (including UCC-3 termination statements) as such Borrower may reasonably request to evidence or effect such release.

Section 10.9	Collateral Matters Relating to Related Obligations

The benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Secured Obligation arising under any Hedging Contract or Cash Management Obligation or that is otherwise owed to Persons other than the Agents, the Lenders and the Issuers (collectively, “Related Obligations”) solely on the condition and understanding, as among the Collateral Agent and all Secured Parties, that (a) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Collateral Agent shall hold, and have the right and power to act with respect to, the Guaranty and the Collateral on behalf of and as agent for the holders of the Related Obligations, but the Collateral Agent is otherwise acting solely as agent for the Lenders and the Issuers and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations, (b) all matters, acts and omissions relating in any manner to the Guaranty, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any Related Obligation, (c) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by the Collateral Agent and the Requisite Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Commitments and its own interest in the Loans, Letter of Credit Obligations and other Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any other Secured Party or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, (d) no holder of Related Obligations and no other Secured Party (except the Agents, the Lenders and the Issuers, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents and (e) no holder of any Related Obligation shall exercise any right of setoff, banker’s lien or similar right except to the extent provided in Section 11.6 and then only to the extent such right is exercised in compliance with Section 11.7.

Section 10.10	Withholding Tax

To the extent required by any applicable Requirements of Law, the Administrative Agent or Collateral Agent may withhold from any payment to any Lender or Issuer an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that an Agent did not properly withhold tax from amounts paid to or for the account of any Lender or Issuer for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender or Issuer failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective), such Lender or Issuer shall indemnify and hold harmless the Administrative Agent and Collateral Agent (to the extent that such Agents have not already been reimbursed by a Loan Party and without limiting or expanding the obligation of a Loan Party to do so under Section 2.17) for all amounts paid, directly or indirectly, by such Agents as taxes or otherwise, including any interest, additions to tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or Issuer by the Administrative Agent shall be conclusive absent manifest error.

ARTICLE XI

MISCELLANEOUS

Section 11.1	Amendments, Waivers, Etc.

(a)       No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and (x) in the case of any such waiver or consent, signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders), (y) in the case of any amendment necessary to implement the terms of a Facilities Increase in accordance with the terms hereof, signed by Arby’s Opco Borrower, Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower and the Administrative Agent, and (z) in the case of any other amendment, signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and Arby’s Opco Borrower, Ultimate Parent Co-Borrower, Holdco Co-Borrower and WII Co-Borrower, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, in addition to the Requisite Lenders (or the Administrative Agent with the consent thereof), do any of the following:

(i)   increase the Commitment of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);

(ii)   extend the scheduled final maturity of any Loan owing to such Lender, or waive or postpone any scheduled date fixed for the payment or reduction of principal or payment of interest (other than with respect to the increase in such rate of interest triggered by any Default or Event of Default) of any such Loan or any fee owing to such Lender (it being understood that Section 2.9 does not provide for scheduled dates fixed for payment) or for the reduction of such Lender’s Commitment;

(iii)   reduce, or release any Borrower from its respective obligations to repay, the principal amount of any Loan or Reimbursement Obligation owing to such Lender (other than by the payment or prepayment thereof);

(iv)   reduce the rate of interest on any Loan or Reimbursement Obligation outstanding and owing to such Lender or any fee payable hereunder to such Lender;

(v)    change the aggregate Ratable Portions of Lenders required for any or all Lenders to take any action hereunder or change the definition of Requisite Lenders or Ratable Portion, in each case other than as part of a Facilities Increase;

(vi)   (a)   release all or substantially all of the Collateral except as provided in Section 7.11 of the Pledge and Security Agreement or (b) release any Guarantor from its obligations under the Guaranty except in connection with the sale or other disposition of a Subsidiary Guarantor (or all or substantially all of the assets thereof) or the dissolution or liquidation of a Subsidiary Guarantor permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement);

(vii)    amend Section 11.7 hereof or this Section 11.1 (it being understood that a Facilities Increase shall not constitute such an amendment); or

(viii)   increase the maximum duration of any Interest Period or change the currency of any Obligation;

and provided, further, that:

(ix)    (i) any change to the definition of the term “Term Loan Lenders” shall require the consent of the Requisite Term Loan Lenders and (ii) any change to the definition of Requisite Revolving Credit Lenders shall require the consent of the Requisite Revolving Credit Lenders, in each case other than as part of a Facilities Increase;

(x)  (i) any modification of the application of payments to the Term Loans pursuant to Section 2.9 shall require the consent of the Requisite Term Loan Lenders (it being understood that Term Loans pursuant to a Facilities Increase may be included on a pro rata basis), (ii) any modification of the application of payments to the Revolving Loans pursuant to Section 2.9 or the reduction of the Revolving Credit Commitments pursuant to Section 2.5(b) shall require the consent of the Requisite Revolving Credit Lenders (it being understood that a Facilities Increase may be included on a pro rata basis) and (iii) any expressed change or waiver of any condition precedent in Section 3.2 to any Revolving Credit Borrowing shall require the written consent of the Requisite Revolving Credit Lenders;

(xi)   no amendment, waiver or consent shall affect the rights or duties of any Agent or Issuer under this Agreement or the other Loan Documents unless in writing and signed by such Agent or Issuer in addition to the Lenders required above to take such action;

(xii)   no amendment, waiver or consent shall, unless in writing and signed by the Swing Loan Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Swing Loan Lender under this Agreement or the other Loan Documents; and

(xiii)   notwithstanding any of the foregoing, the Administrative Agent may, solely with the consent of Ultimate Parent Co-Borrower, amend, modify or supplement this Agreement to cure any typographical error, defect or inconsistency, as long as such amendment, modification or supplement does not adversely affect the rights of any Lender or any Issuer in any material respect.

(b)       The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Arby’s Opco Borrower or a Co-Borrower in any case shall entitle Arby’s Opco Borrower or such Co-Borrower to any other or further notice or demand in similar or other circumstances.

(c)       If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of any Revolving Credit Lender or Term Loan Lender of any Tranche in addition to the consent of the Requisite Lenders, the consent of the Requisite Lenders is obtained but the consent of such Revolving Credit Lender or Term Loan Lender whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 11.1 being referred to as a “Non-Consenting Lender”), then, as long as the Lender acting as the Administrative Agent is not a Non-Consenting Lender, at Ultimate Parent Co-Borrower’s request, an Eligible Assignee acceptable to the Administrative Agent shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender acting as the Administrative Agent or such Eligible Assignee, all of the Revolving Credit Commitments and Revolving Credit Outstandings of such Non-Consenting Lender if such Non-Consenting Lender is a Revolving Credit Lender and all of the Term Loans of such Non-Consenting Lender of such Tranche if such Non-Consenting Lender is a Term Loan Lender of any Tranche, in each case for an amount equal to the principal balance of all such Revolving Loans or Term Loans, as applicable, held by the Non-Consenting Lender and all accrued and unpaid interest and fees with respect thereto through the date of sale; provided, however, that such purchase and sale shall be recorded in the Register maintained by the Administrative Agent and not be effective until (x) the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance reasonably satisfactory to the Administrative Agent and Ultimate Parent Co-Borrower whereby such Eligible Assignee shall agree to be bound by the terms hereof and (y) such Non-Consenting Lender shall have received payments of all Revolving Loans or Term Loans of any Tranche, as applicable, held by it and all accrued and unpaid interest and fees with respect thereto through the date of the sale. Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Assumption; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.

Section 11.2	Successors and Assigns

(a)       The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of Ultimate Parent Co-Borrower, Holdco Co-Borrower, Parent, WII Co-Borrower, Arby’s Opco Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section 11.2 (or clause (b) of Section 11.2 of the Original Credit Agreement), (ii) by way of participation in accordance with the provisions of clause (d) of this Section 11.2 (or clause (d) of Section 11.2 of the Original Credit Agreement) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section 11.2 (or clause (f) of Section 11.2 of the Original Credit Agreement) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement or the Original Credit Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 11.2 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)	Minimum amounts:

(A)      in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund of a Lender, no minimum amount need be assigned; and

(B)      in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such “Trade Date”) shall be in a multiple of $1,000,000 and shall not be less than (x) $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or (y) $1,000,000, in the case of any assignment in respect of the Term Loan Facility, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the relevant Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that for purposes of the foregoing, simultaneous assignments by a Lender to an Eligible Assignee and one or more Approved Funds thereof shall be deemed a single assignment.

(ii)     Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among the Revolving Credit Facility and the Term Loan Facility, or among separate Tranches of the Term Loan Facility, on a non-pro rata basis.

(iii)    No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section 11.2 (or by paragraph (b)(i)(B) of Section 11.2 of the Original Credit Agreement) and, in addition:

(A)      the consent of the relevant Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Federal Reserve Bank, a Lender, an Affiliate of a Lender or an Approved Fund of a Lender;

(B)      the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) an unfunded Term Loan Commitment or a Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the relevant Facility, an Affiliate of such a Lender or an Approved Fund of such a Lender or (ii) a funded Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund of a Lender; and

(C)      the consent of each Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding) and Swing Loan Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility;

provided that, notwithstanding any other provision of this Section 11.2 (or Section 11.2 of the Original Credit Agreement), the consent of Borrowers shall not be required in any manner with respect to any assignment to an Eligible Assignee if such assignment relates to the Term Loan Facility and is made prior to the Syndication Completion Date.

(iv) The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in a form reasonably satisfactory to the Administrative Agent); provided that no such fee shall be required in respect of assignments (x) made pursuant to Section 2.18 or Section 11.1(c) or (y) by or to CS or its Affiliates; provided that for purposes of the foregoing, simultaneous assignments by a Lender to an Eligible Assignee and one or more Approved Funds thereof shall be deemed a single assignment.

(v)  Notwithstanding any other provision of this Section 11.2 (or Section 11.2 of the Original Credit Agreement), the consent of the Administrative Agent shall not be required in connection with any assignment to Sponsor, Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent, Arby’s Opco Borrower or any of their respective Affiliates or Subsidiaries.

(vi)   No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 2.7(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.14, Section 2.15, Section 2.16, Section 2.17, Section 11.3, Section 11.4 and Section 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 11.2 (or clause (d) or Section 11.2 of the Original Credit Agreement).

(c)       Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Assumption has been completed, (i) accept such Assignment and Assumption, (ii) record or cause to be recorded the information contained therein in the Register and (iii) give prompt notice thereof to Ultimate Parent Co-Borrower. Within 5 Business Days after its receipt of such notice, Arby’s Opco Borrower and/or a Co-Borrower (as applicable), at their own expense, shall, if requested by such assignee, execute and deliver to the Administrative Agent new Notes to such assignee in an amount equal to the Commitments and Loans assumed by it pursuant to such Assignment and Assumption and, if the assigning Lender has surrendered any Note for exchange in connection with the assignment and has retained Commitments or Loans hereunder, new Notes to the assigning Lender in an amount equal to the Commitments and Loans retained by it hereunder. Such new Notes shall be dated the same date as the surrendered Notes and be in substantially the form of Exhibit B-1 or Exhibit B-2, as applicable.

(d)       Any Lender may at any time, without the consent of, or notice to, Ultimate Parent Co-Borrower, Holdco Co-Borrower, Parent, WII Co-Borrower, Arby’s Opco Borrower or the Administrative Agent, sell participations to any Person (other than a Restricted Entity or a natural person or Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent, Arby’s Opco Borrower or any of their respective Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers, the Administrative Agent, the Lenders, each Issuer and the Swing Loan Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. If any Borrower consents to any Participant, such consent shall be definitive evidence that such Participant is not a Restricted Entity. In addition, each Lender selling a participation to one or more Participants under this Section 11.2(d) shall, acting as a non-fiduciary agent of Borrowers, keep a register, specifying each such Participant’s entitlement to payments of principal and interest with respect to such participation (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (iii), (iv), (v) or (viii)(a) of the proviso to Section 11.1(a) that affects such Participant. Subject to paragraph (e) of this Section, Borrowers and Parent agree that each Participant shall be entitled to the benefits of Section 2.14, Section 2.15, Section 2.16 and Section 2.17 (subject to the requirements and limitations of these sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.6 as though it were a Lender, provided that such Participant agrees to be subject to Section 11.7 as though it were a Lender.

(e)       A Participant shall not be entitled to receive any greater payment under Section 2.14, Section 2.15, Section 2.16 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with any Borrower’s prior written consent or the right to a greater payment arises from a change in Requirements of Law after such Participant became a Participant. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless any Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of such Borrower, to comply with clause (f) of such Section as though it were a Lender.

(f)        Any Lender may, without the consent of any Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)       The Administrative Agent shall not have any responsibility for ensuring that an assignee of, or a participant in, a Loan or Commitment is not a Restricted Entity, and shall not have any liability in the event that Loans or Commitments, or a participation therein, are transferred to any Restricted Entity.

Section 11.3	Costs and Expenses

(a)       Arby’s Opco Borrower and Co-Borrowers agree upon demand (but within 10 days after delivery of notice for any such amounts arising after the Initial Closing Date) to pay, or reimburse each Agent for, all of such Agents’ reasonable and documented audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable and documented out-of-pocket costs and expenses of every type and nature (including the reasonable and documented fees, expenses and disbursements of the Administrative Agent’s counsel, Cahill Gordon & Reindel LLP, local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisors, and other consultants and agents) incurred by each such Agent in connection with any of the following: (i) in the case of the Collateral Agent, the Collateral Agent’s audit and investigation of Ultimate Parent Co-Borrower and its Subsidiaries in connection with the preparation, negotiation or execution of any Loan Document or the Collateral Agent’s periodic audits of Ultimate Parent Co-Borrower or any of its Subsidiaries, as the case may be, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any condition set forth in Article III), any Loan Document or any proposal letter or commitment letter issued in connection therewith after the Initial Closing Date, or the making of the Loans hereunder, (iii) the creation, perfection or protection of the Liens under any Loan Document (including any reasonable and documented fees, disbursements and expenses for local counsel in various jurisdictions), (iv) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to each such Agent’s rights and responsibilities hereunder and under the other Loan Documents, (v) the protection, collection or enforcement of any Obligation or the enforcement of any Loan Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Loan Party, any of Ultimate Parent Co-Borrower’s Subsidiaries, the Transactions, the New Transactions, the Closing Date Related Documents, this Agreement or any other Loan Document, (vii) the response to, and preparation for, any subpoena or request for document production with which such Agent is served or deposition or other proceeding in which such Agent is called to testify, in each case, relating in any way to the Obligations, any Loan Party, any of Ultimate Parent Co-Borrower’s Subsidiaries, the Transactions, the New Transactions, the Closing Date Related Documents, this Agreement or any other Loan Document or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation and execution of the same; provided, however, that (x) except in connection with clauses (v) through (vii) above, the Agents may not be reimbursed hereunder for the expenses of more than one outside counsel between them in addition to counsel to the Collateral Agent (to the extent the Administrative Agent and Collateral Agent are different Persons) and, in each case, any reasonably appropriate local and special counsels (but not more than one counsel with respect to any jurisdiction or specialty) and (y) Arby’s Opco Borrower and Co-Borrowers shall not be required to pay for the fees and expenses of any third party consultant, appraiser or auditor advising any Agent without the consent of Ultimate Parent Co-Borrower (which consent shall not be unreasonably withheld).

(b)       Arby’s Opco Borrower and Co-Borrowers further agree to pay or reimburse each of the Agents, Lenders and Issuers upon demand for all reasonable and documented out-of-pocket costs and expenses, including reasonable and documented attorneys’ fees, incurred by each such Agent, Lender or Issuer in connection with any of the following: (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any Loan Party or any of any Co-Borrower’s Subsidiaries and related to or arising out of the transactions contemplated hereby (including the Transactions and the New Transactions) or by any other Loan Document or Closing Date Related Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.

Section 11.4	Indemnities

(a)       Arby’s Opco Borrower and Co-Borrowers agree to indemnify and hold harmless each Agent, each Arranger, each Lender and each Issuer (including each Person obligated on a Hedging Contract the obligations under which are Hedging Contract Obligations if such Person was a Lender or Issuer at the time of it entered into such Hedging Contract) and each of their respective Affiliates, and each of the directors, officers, employees, agents, trustees, representatives, attorneys, consultants and advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III) (each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits (including suits by Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent, Arby’s Opco Borrower or any of their respective Subsidiaries or Affiliates), and reasonable out-of-pocket costs, disbursements and expenses, joint or several, of any kind or nature (including reasonable fees, disbursements and expenses of financial and legal advisors to any such Indemnitee) that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not such investigation, litigation or proceeding is brought by any such Indemnitee or any of its directors, security holders or creditors or any such Indemnitee, director, security holder or creditor is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation, any Letter of Credit, any Disclosure Document, any Closing Date Related Document, the Transactions, the New Transactions or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or Letters of Credit or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that Arby’s Opco Borrower and Co-Borrowers shall not have any liability under this Section 11.4 to an Indemnitee with respect to any Indemnified Matter to the extent such Indemnified Matter has resulted from the gross negligence or willful misconduct of that Indemnitee or its Affiliates, officers, directors, employees, agents or representatives, as determined by a court of competent jurisdiction in a final non-appealable judgment or order; and provided, further, that Arby’s Opco Borrower and Co-Borrowers shall not be required to reimburse any Agent, Lender or Issuer (in each case together with their Affiliates, officers, directors, employees, agents, attorneys and representatives) for the expenses of more than one counsel for each of them (in addition to the expenses of appropriate local and special counsel). Without limiting the foregoing, “Indemnified Matters” includes (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of Ultimate Parent Co-Borrower or any of its Subsidiaries, or any of their respective predecessors in interest, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or, into or emanating from such property or any contiguous real estate, (ii) any costs or liabilities incurred in connection with any Remedial Action associated with the operations or property of Ultimate Parent Co-Borrower or any of its Subsidiaries or any of their respective predecessors in interest, (iii) any costs or liabilities incurred in connection with any Environmental Lien and (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including CERCLA and applicable state property transfer laws, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent (x) incurred following foreclosure by any Agent, any Lender or any Issuer, or any Agent, any Lender or any Issuer having become the successor in interest to Ultimate Parent Co-Borrower or any of its Subsidiaries and (y) attributable to gross negligence or willful misconduct of such Agent, such Lender or such Issuer.

(b)       Arby’s Opco Borrower and the Co-Borrowers shall indemnify each Agent, Lender and Issuer for, and hold each Agent, Lender and Issuer harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Agents, the Lenders and the Issuers for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of their respective Subsidiaries in connection with the transactions contemplated by this Agreement.

(c)       Each of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent and Arby’s Opco Borrower, at the request of any Indemnitee, shall have the obligation to defend, and to cause each of its Subsidiaries to defend, against any investigation, litigation or proceeding or requested Remedial Action, in each case contemplated in clause (a) above, and Ultimate Parent Co-Borrower, Holdco Co-Borrower, Parent, WII Co-Borrower, Arby’s Opco Borrower and each such Subsidiary, in any event, may participate in the defense thereof with legal counsel of Ultimate Parent Co-Borrower’s, Holdco Co-Borrower’s, Parent’s, WII Co-Borrower’s, Arby’s Opco Borrower’s or such Subsidiary’s choice. In the event that such Indemnitee requests Ultimate Parent Co-Borrower, Holdco Co-Borrower, Parent, WII Co-Borrower, Arby’s Opco Borrower or any such Subsidiary to defend against such investigation, litigation or proceeding or requested Remedial Action, Ultimate Parent Co-Borrower, Holdco Co-Borrower, Parent, WII Co-Borrower, Arby’s Opco Borrower or such Subsidiary shall promptly do so and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action shall vitiate or in any way impair Arby’s Opco Borrower’s, Ultimate Parent Co-Borrower’s, Holdco Co-Borrower’s and WII Co-Borrower’s obligations and duties hereunder to indemnify and hold harmless such Indemnitee.

(d)       Each of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent and Arby’s Opco Borrower agrees, and shall cause each of its Subsidiaries to agree, that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 11.4) or any other Loan Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Loan Document.

Section 11.5	Limitation of Liability

(a)       Each of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent and Arby’s Opco Borrower agrees that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Loan Party or any Subsidiary of any Loan Party or any of their respective equityholders or creditors for or in connection with the transactions contemplated hereby (including the Transactions and the New Transactions) or by any other Loan Document or the Closing Date Related Documents, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s (or its Affiliates’, officers’, directors’, employees’, agents’ or representatives’) gross negligence or willful misconduct. In no event, however, shall any party hereto be liable on any theory of liability for any special, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). Each of the parties hereto hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any indirect, special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(b)       IN NO EVENT SHALL ANY AGENT AFFILIATE HAVE ANY LIABILITY TO ANY LOAN PARTY, LENDER, ISSUER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT OR CONTRACT OR OTHERWISE), ARISING OUT OF ANY LOAN PARTY’S OR ANY AGENT AFFILIATE’S TRANSMISSION OF APPROVED ELECTRONIC COMMUNICATIONS THROUGH THE INTERNET OR ANY USE OF THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT SUCH LIABILITY OF ANY AGENT AFFILIATE IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FORM SUCH AGENT AFFILIATE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 11.6	Right of Setoff

Upon the occurrence and during the continuance of any Event of Default each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent or Arby’s Opco Borrower against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured. Each Lender agrees promptly to notify a Borrower after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 11.6 are in addition to the other rights and remedies (including other rights of setoff) that such Lender may have.

Section 11.7	Sharing of Payments, Etc.

(a)       If any Lender (directly or through an Affiliate thereof) obtains any payment (whether voluntary, involuntary or through the exercise of any right of setoff (including pursuant to Section 11.6 or otherwise)) of the Loans owing to it, any interest thereon, fees in respect thereof or amounts due pursuant to Section 11.3 or 11.4 (other than payments pursuant to Section 2.14, 2.15, 2.16 or 2.17) or otherwise receives any Collateral or any “Proceeds” (as defined in the Pledge and Security Agreement) of Collateral (other than payments pursuant to Section 2.14, 2.15, 2.16 or 2.17 (in each case, whether voluntary, involuntary, through the exercise of any right of setoff or otherwise (including pursuant to Section 11.6)) in excess of its Ratable Portion of all payments of such Obligations obtained by all the Lenders, such Lender (a “Purchasing Lender”) shall forthwith purchase from the other Lenders (each, a “Selling Lender”) such participations in their Loans or other Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.

(b)       If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment in relation to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the Purchasing Lender in respect of the total amount so recovered.

(c)       Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent and Arby’s Opco Borrower agree that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 11.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Arby’s Opco Borrower and/or Co-Borrower, as the case may be, in the amount of such participation.

Section 11.8	Notices, Etc.

(a)       Addresses for Notices. All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(i)   if to Ultimate Parent Co-Borrower, Holdco Co-Borrower, Parent, Arby’s Opco Borrower or WII Co-Borrower:

c/o Wendy’s International Holdings, LLC

1155 Perimeter Center West

Suite 1200

Atlanta, GA 30338-5464

Attention: General Counsel and Treasurer

Telecopy no.: (678) 514-4119

E-Mail Address: dan.collins@wendysarbys.com

                              nils.okeson @wendysarbys.com

if to any Lender, at its Domestic Lending Office specified opposite its name on Schedule II to the Original Credit Agreement or on the signature page of any applicable Assignment and Assumption or Increase Joinder (or related document);

(ii)  if to any Issuer, at the address set forth under its name on Schedule II to the Original Credit Agreement or on the signature page of any applicable Assignment and Assumption or Increase Joinder (or related document);

(iii) if to the Swing Loan Lender, at the address set forth under its name on Schedule II to the Original Credit Agreement or on the signature page of any applicable Assignment and Assumption or Increase Joinder (or related document); and

(iv)   if to the Administrative Agent or the Collateral Agent:

CITICORP NORTH AMERICA, INC.

390 Greenwich Street

New York, New York 10013

Attention: Blake Gronich, Global Loan Portfolio Management

Telecopy no.: (212) 723-9402

E-Mail Address: blake.gronich@citi.com

or at such other address as shall be notified in writing (x) in the case of Ultimate Parent Co-Borrower, Holdco Co-Borrower, Parent, Arby’s Opco Borrower, WII Co-Borrower, the Administrative Agent, the Collateral Agent and the Swing Loan Lender, to the other parties and (y) in the case of all other parties, to Borrower and the Administrative Agent.

(b)       Effectiveness of Notices. All notices, demands, requests, consents and other communications described in clause (a) above shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring a user prior access to such Approved Electronic Platform, website or other device, when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a) above; provided, however, that notices and communications to the Administrative Agent and the Collateral Agent pursuant to Article II or Article X shall not be effective until received by the Administrative Agent or the Collateral Agent, as the case may be.

(c)       Use of Electronic Platform. Notwithstanding clauses (a) and (b) above (unless the Administrative Agent or the Collateral Agent, as the case may be, requests that the provisions of clause (a) and (b) above be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent and the Collateral Agent by properly transmitting such Approved Electronic Communications electronically (in a format acceptable to the Administrative Agent or the Collateral Agent, as the case may be) to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent or the Collateral Agent, as the case may be, may notify any Borrower. Nothing in this clause (c) shall prejudice the right of any Agent, Lender or Issuer to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement.

Section 11.9	No Waiver; Remedies

No failure on the part of any Lender, Issuer or any Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.10	Binding Effect

After this Agreement shall become effective it shall be binding upon and inure to the benefit of Ultimate Parent Co-Borrower, Holdco Co-Borrower, Parent, Arby’s Opco Borrower, WII Co-Borrower, each Agent and each Lender and Issuer and, in each case, their respective successors and assigns; provided, however, that none of Ultimate Parent Co-Borrower, Holdco Co-Borrower, Parent, Arby’s Opco Borrower nor WII Co-Borrower shall have the right to assign any of its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 11.11	Governing Law

This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 11.12	Submission to Jurisdiction; Service of Process

(a)       Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York located in the City and County of New York or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent and Arby’s Opco Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b)       Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document in the manner provided for notices (other than telecopier and electronic mail) in Section 11.8. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

(c)       Nothing contained in this Section 11.12 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent, Arby’s Opco Borrower or any other Loan Party in any other jurisdiction.

Section 11.13	Waiver of Jury Trial

EACH OF THE AGENTS, THE LENDERS, THE ISSUERS, ULTIMATE PARENT CO-BORROWER, HOLDCO CO-BORROWER, PARENT, ARBY’S OPCO BORROWER AND WII CO-BORROWER IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

Section 11.14	Marshaling; Payments Set Aside

None of the Agents, Lenders or Issuers shall be under any obligation to marshal any assets in favor of Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent, Arby’s Opco Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that Arby’s Opco Borrower, Ultimate Parent Co-Borrower, Holdco Co-Borrower or WII Co-Borrower makes a payment or payments to any Agent, Lender or Issuer or any such Person receives payment from the proceeds of the Collateral or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.15	Section Titles

The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Section 11.16	Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic mail, or by posting on the Approved Electronic Platform, shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with Ultimate Parent Co-Borrower and the Administrative Agent.

Section 11.17	Entire Agreement

This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern.

Section 11.18	Confidentiality

Each Lender and each Agent agrees to keep information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender’s or such Agent’s, as the case may be, customary practices and agrees that it shall only use such information in connection with the transactions contemplated by this Agreement and not disclose any such information other than (a) to such Lender’s or such Agent’s, or their affiliates’, as the case may be, employees, representatives, agents, managers, administrators, trustees, partners, directors, officers, and advisors that are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and are advised of the confidential nature of such information and agree to be bound by the provisions hereof, (b) to the extent such information presently is or hereafter becomes available to such Lender or such Agent, as the case may be, on a non-confidential basis from a source other than Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower, Parent, Arby’s Opco Borrower or any other Loan Party and such Lender or Agent does not reasonably suspect that such information is disclosed in violation of a confidentiality agreement or is otherwise unauthorized, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors or other regulatory authority purporting to have jurisdiction, as long as, to the extent permitted by Requirements of Law, notice thereof is given to a Borrower by the applicable Lender or Agent prior to (or, in the case of a judicial order, promptly after) such disclosure and, to the extent reasonably practicable, a Borrower is given an opportunity to pursue a protective order (and the Lenders and Agents agree not to object to any such pursuit), (d) to a pledgee under Section 11.2(f) of the Original Credit Agreement or this Agreement or current or good faith prospective assignees and participants, contractual counterparties (or their managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) in any Hedging Contract, or other transaction under which payments are made by reference to any Borrower and its obligations or payments under any Loan Document permitted hereunder and to their respective legal or financial advisors, in each case and to the extent such assignees, pledgees, participants, grantees or counterparties (or their managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) agree to be bound by, and to cause their advisors to comply with, the provisions of this Section 11.18, (e) to any rating agency rating or potentially to rate the Loans, (f) to the CUSIP Service Bureau or any similar organization, (g) to any other party hereto, or (h) in connection with the exercise of any remedies under the Loan Documents or any action or proceeding relating to any Loan Document or enforcement of rights thereunder. Each Lender and Agent shall be responsible for any breach of, or non-compliance with, this Section 11.18 by its employees, officers and directors.

Section 11.19	USA PATRIOT Act Notice

Each Lender that is subject to the Patriot Act and each Agent (for itself and not on behalf of any Lender) hereby notifies Arby’s Opco Borrower, Ultimate Parent Co-Borrower, Holdco Co-Borrower and WII Co-Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Arby’s Opco Borrower, Ultimate Parent Co-Borrower, Holdco Co-Borrower and WII Co-Borrower which information includes the name, address and tax identification number of each of Arby’s Opco Borrower, Ultimate Parent Co-Borrower, Holdco Co-Borrower, WII Co-Borrower and other information regarding Arby’s Opco Borrower, Ultimate Parent Co-Borrower, Holdco Co-Borrower and WII Co-Borrower that will allow such Lender or Agent, as applicable, to identify Arby’s Opco Borrower, Ultimate Parent Co-Borrower, Holdco Co-Borrower and WII Co-Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to each Lender and Agent.

Section 11.20	Joint and Several Liability

The Revolving Borrowers shall be jointly and severally liable for the Obligations with respect to the Revolving Credit Facility. The Term Borrowers shall be jointly and severally liable for the Obligations with respect to the Term Loan Facility; provided, however, that Holdco Co-Borrower shall not be liable pursuant to this Section 11.20 for any liabilities under the Revolving Credit Facility.

Section 11.21	Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ARBY’S RESTAURANT GROUP, INC.,
as Arby’s Opco Borrower
By:	/s/ Daniel T. Collins
Name: Daniel T. Collins
Title: Sr. Vice President & Treasurer

WENDY’S INTERNATIONAL HOLDINGS, LLC,
as Ultimate Parent Co-Borrower
By:	/s/ Daniel T. Collins
Name: Daniel T. Collins
Title: Sr. Vice President & Treasurer

ARBY’S RESTAURANT HOLDINGS, LLC,
as Holdco Co-Borrower
By:	/s/ Daniel T. Collins
Name: Daniel T. Collins
Title: Sr. Vice President & Treasurer

TRIARC RESTAURANT HOLDINGS, LLC,
as Parent
By:	/s/ Daniel T. Collins
Name: Daniel T. Collins
Title: Sr. Vice President & Treasurer

WENDY’S INTERNATIONAL, INC.,
as WII Co-Borrower
By:	/s/ Daniel T. Collins
Name: Daniel T. Collins
Title: Sr. Vice President & Treasurer

CITICORP NORTH AMERICA, INC.,
as Administrative Agent
By:	/s/ David Leland
Name: David Leland
Title: Vice President